Exhibit 2.2

EXECUTION VERSION
____________________________________________________________________________________

CREDIT AGREEMENT
DATED AS OF DECEMBER 15, 2014,
among
ACISION B.V.,
as Parent,
FORTISSIMO HOLDING B.V.,
as Dutch Borrower,
ACISION FINANCE LLC,
as U.S. Borrower,

ELAVON FINANCIAL SERVICES LIMITED,
as Administrative Agent,
U.S. BANK TRUSTEES LIMITED,
as Collateral Agent,
and
The Lenders Party Hereto
____________________________________________________________________________________

JEFFERIES FINANCE LLC
as Sole Lead Arranger and Bookrunner

NEWSTAR FINANCIAL INC.
as Documentation Agent

____________________________________________________________________________________
WHITE & CASE

i

SCHEDULES
1.01A    --    Agreed Security Principles
2.01    --    Commitments and Pro Rata Shares
4.01(a)(ii)    --    Closing Security Documents
4.01(a)(vii)    --    Local and Foreign Counsel Opinions
5.08    --    Material Real Property
5.12    --    Subsidiaries and Other Equity Investments
5.16    --    Intellectual Property Matters
5.20    --    Insurance
6.21    --    Post-Closing Undertakings
7.01    --    Existing Liens
7.02    --    Existing Investments
7.03    --    Existing Indebtedness
7.08    --    Transactions with Affiliates
7.09    --    Burdensome Agreements
10.02    --    Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
A-1    --    Committed Loan Notice
A-2    --    Request for L/C Credit Extension
B    --    Term Note
C    --    Revolving Credit Note
D    --    Compliance Certificate
E    --    Assignment and Assumption
F    --    Guaranty
G    --    Convertible Debt Subordination Agreement
H    --    Junior Intercreditor Deed
I     --    Intercompany Subordination Agreement
J    --    Solvency Certificate
K-1    --    U.S. Tax Compliance Certificate
K-2    --    U.S. Tax Compliance Certificate
K-3    --    U.S. Tax Compliance Certificate
K-4    --    U.S. Tax Compliance Certificate
L    --    Optional Prepayment of Loans

v

This CREDIT AGREEMENT (this “Agreement”) is entered into as of December 15, 2014, among Fortissimo Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands, having its statutory seat in Amsterdam and registered with the Dutch trade register under number 22040924 (the “Dutch Borrower”), Acision Finance LLC, a Delaware limited liability company (the “U.S. Borrower” and, together with the Dutch Borrower, the “Borrowers” and each a “Borrower”), Acision B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands, having its statutory seat in Nieuwegein and registered with the Dutch trade register under number 34266530 (“Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Elavon Financial Services Limited, as Administrative Agent and U.S. Bank Trustees Limited, as Collateral Agent.
PRELIMINARY STATEMENTS
WHEREAS, Parent directly owns all of the issued and outstanding shares of capital stock of the Borrowers.
WHEREAS, to fund, in part, the repayment in full of substantially all of certain outstanding Indebtedness of Parent and its Subsidiaries, including all of the outstanding Indebtedness under the Existing Senior Facilities Agreement, the Borrowers have requested that the Lenders enter into this Agreement to extend credit in the form of Initial Term Loans on the Closing Date, in an aggregate principal amount not in excess $160,000,000.
WHEREAS, the Lenders have indicated their willingness to lend such Initial Term Loans on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
Definitions and Accounting Terms
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Subordinated Shareholder Loans” means unsecured subordinated Indebtedness of Parent; provided that:
(a)    immediately before and immediately after giving Pro Forma Effect to the incurrence of such Indebtedness, no Default shall have occurred and be continuing;
(b)    the terms of such Indebtedness do not provide for any mandatory repayment, mandatory redemption or sinking fund obligations prior to the date that is six months after the Latest Maturity Date in effect at the time of the incurrence or issuance of such Additional Subordinated Shareholder Loans;
(c)    the terms of such Indebtedness do not provide for the cash payment of any interest;
(d)    (i) such Additional Subordinated Shareholder Loans shall be issued subject to the Junior Intercreditor Deed, (ii) each holder of Additional Subordinated Shareholder Loans and each Representative thereof shall have become a party to the Junior Intercreditor Deed as an “Additional Junior Party” and (iii) the Additional Subordinated Shareholder Loan Documentation shall have been designated as “Additional Junior Documents”, in each case, in accordance with the terms of the Junior Intercreditor Deed;

(e)    the other terms of such Additional Subordinated Shareholder Loans shall be substantially similar to the terms of the Initial Subordinated Shareholder Loan Documentation as in effect on the date hereof and, in any event, shall not have any terms that differ from the terms of such Initial Subordinated Shareholder Loan Documentation in a manner adverse to the Lenders in any material respect;
(f)    the holder of any such Additional Subordinated Shareholder Loans shall be a direct or indirect holder of Equity Interests of Parent; and
(g)    Parent shall deliver to the Administrative Agent a certificate dated the date of incurrence of such Additional Subordinated Shareholder Loans signed by a Responsible Officer of Parent (i) certifying that the applicable conditions precedent set forth in subclauses (a) through (f) above are satisfied in respect of such Additional Subordinated Shareholder Loans and (ii) attaching certified copies of all Additional Subordinated Shareholder Loan Documentation in respect of such Additional Subordinated Shareholder Loans.
“Additional Subordinated Shareholder Loan Documentation” means any credit agreement, loan agreement, purchase agreement, indenture or similar document evidencing any Additional Subordinated Shareholder Loans and any documents entered into pursuant thereto.
“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) the Eurocurrency Rate for such Interest Period, multiplied by the Statutory Reserve Rate and (b) 1.00%. The Adjusted Eurocurrency Rate for any Eurocurrency Rate Borrowing that includes the Statutory Reserve Rate as a component of the calculation will be adjusted automatically with respect to all such Eurocurrency Rate Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.
“Administrative Agent” means Elavon Financial Services Limited, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.
“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify Parent and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, for purposes of this Agreement, Jefferies LLC, Jefferies International Ltd. and their respective Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC.
“Agent-Related Persons” means each Agent, together with its Related Parties.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Arranger and the Supplemental Agents (if any).
“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Security Principles” means the Agreed Security Principles set forth on Schedule
1.01A.
“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning specified in Section 10.23.
“Anticipated Cure Deadline” has the meaning specified in Section 8.03(a).
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption (including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act).
“Anti-Money Laundering Laws” means all laws, rules and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries from time to time concerning or relating to money laundering and terrorist financing (including the U.S. Money Laundering Control Act, the PATRIOT Act, the U.K. Proceeds of Crime Act 2001 and the U.K. Money Laundering Regulations).
“Applicable Commitment Fee” means the “Applicable Commitment Fee” as specified in the Revolving Facility Increase Amendment.
“Applicable Discount” has the meaning specified in the definition of “Dutch Auction”.
“Applicable Rate” means (i) with respect to the Initial Term Loans, a percentage per annum equal to (a) 9.75% for Eurocurrency Rate Loans, and (b) 8.75% for Base Rate Loans and (ii) with respect to the Revolving Facility, the “Applicable Rate” as specified in the Revolving Facility Increase Amendment. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09.
“Appropriate Lender” means, at any time, (a) with respect to any Term Facility or Revolving Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan with respect to such Term Facility or a Revolving Credit Loan with respect to such Revolving Facility, respectively, at such time and (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.
“Approved Bank” has the meaning specified in clause (d) of the definition of “Cash Equivalents”.
“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arranger” means Jefferies Finance LLC.
“Assignee Group” means two or more Lenders or Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed or advised by the same investment advisor or manager or by an Affiliate of such investment advisor or manager.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E, or otherwise in form and substance reasonably acceptable to the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS if such lease were accounted for as a capital lease.

“Auction” has the meaning specified in the definition of “Dutch Auction”.
“Auction Amount” has the meaning specified in the definition of “Dutch Auction”.
“Auction Notice” has the meaning specified in the definition of “Dutch Auction”.
“Audited Financial Statements” means, collectively, the audited consolidated balance sheet of Parent and its Subsidiaries for the fiscal years ended December 31, 2011, 2012 and 2013, and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years of Parent and its Subsidiaries, including the notes to the combined financial statements prepared in accordance with IFRS.
“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Available Revolving Credit Commitment” means, in respect of any Revolving Facility, the Lenders’ Revolving Credit Commitment in respect of such Revolving Facility minus the amount of the Lenders’ Revolving Credit Outstandings under such Facility.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate on such day plus 1/2 of 1%, (b) the Prime Lending Rate on such day, (c) the Adjusted Eurocurrency Rate published on such day (or if such day is not a Business Day the next previous Business Day) for an Interest Period of one month plus 1% and (d) 2.00%. Any change in the Base Rate due to a change in the Federal Funds Rate, the Prime Lending Rate or the Adjusted Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Federal Funds Rate, Prime Lending Rate or the Adjusted Eurocurrency Rate, as the case may be.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Borrowers” has the meaning specified in the preamble hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.
“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, London or the jurisdiction where the Administrative Agent’s Office with respect to Loans is located, and (b) if such day relates to any interest rate setting as to a Eurocurrency Rate Loan or Letter of Credit, any fundings, settlements, payments and disbursements in respect of any such Eurocurrency Rate Loan or Letter of Credit or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan or Letter of Credit, any such day described in clause (a) above that is also a London Banking Day.
“Capital Expenditures” means, as of any date for the applicable period then ended, all capital expenditures of the Group on a consolidated basis for such period (whether paid in cash or accrued as liabilities), that are or are required to be included as capital expenditures on the consolidated statement of cash flows of Parent and its Subsidiaries in accordance with IFRS (including acquisitions of IP Rights made in cash during such period to the extent the cost thereof is treated as a capitalized expense in accordance with IFRS).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with IFRS, recorded as capitalized leases; provided that obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under IFRS as existing on the Closing Date that are recharacterized as Capitalized Leases due to a change in IFRS after the Closing Date shall not be treated as Capitalized Leases for any purpose under this Agreement, but instead shall be accounted for as if they were operating leases for all purposes under this Agreement as determined under IFRS as in effect on the Closing Date.
“Capitalized Research and Development Expenses” means, with respect to any Person and its Subsidiaries which is Parent and its Subsidiaries on a consolidated basis, any costs and expenses with respect to research and development that are capitalized.
“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, in respect of L/C Obligations, for the benefit of the Collateral Agent, the applicable L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances, if the Collateral Agent or the applicable L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Collateral Agent and (b) the applicable L/C Issuer (which documents are hereby consented to by the Lenders).
“Cash Collateral” and “Cash Collateralized” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by any member of the Group:
(a)    Euros;
(b)    Dollars or Sterling;
(c)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;
(d)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any domestic or foreign commercial bank that (i) issues (or the parent of which issues) commercial paper rated at least P-2 (or the then equivalent grade) by Moody’s or at least A-2 (or the then equivalent grade) by S&P and (ii) has combined capital and surplus of at least $250,000,000 (or the equivalent in any other currency as of the date of determination in the case of any non-U.S. banks) (any such bank being an “Approved Bank”), in each case with maturities of not more than 360 days from the date of acquisition thereof;
(e)    commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than 270 days from the date of acquisition thereof;
(f)    marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Parent in consultation with the Administrative Agent);
(g)    repurchase agreements entered into by any Person with an Approved Bank for direct obligations issued by or fully guaranteed or insured by the United States government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other

Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;
(h)    Investments, classified in accordance with IFRS as Current Assets of any member of the Group, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000 (or the equivalent in any other currency as of the date of determination in the case of any non-U.S. banks), and the portfolios of which are limited such that at least 95% of such investments are of the character, quality and maturity described in clauses (c) through (g) above;
(i)    investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (c) through (h) above; and
(j)    solely with respect to the Dutch Borrower and any Subsidiary of the Dutch Borrower, (x) such local currencies in those countries in which such Subsidiary transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in clauses (c) through (i) above customarily utilized in countries in which the Dutch Borrower or such Subsidiary operates for short term cash management purposes.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer, cash pooling and other cash management arrangements to any Loan Party.
“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (ii) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (iii) within 30 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Cash Management Agreement; provided that, in the case of preceding clause (ii) or (iii), no such Person shall be considered a Cash Management Bank or a Secured Party until such time as it shall have delivered written notice to the Administrative Agent that such Person has become a Lender or an Agent or an Affiliate of a Lender or an Agent.
“Casualty Event” means any event that gives rise to the receipt by any member of the Group of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means: (a) for any reason whatsoever Parent shall cease to own, directly, 100% of the Equity Interests of each Borrower; (b) at any time prior to a Qualified IPO and for any reason whatsoever, the Permitted Holders shall cease to own, directly or indirectly, beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date) at least 50.1% of the Equity Interests of Parent having the power, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Parent; or (c) at any time after a Qualified IPO and for any reason whatsoever, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date) other than the Permitted Holders shall beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date) own a percentage of the then outstanding Voting Equity Interests of Parent that is more than the greater of (A) 35% of the outstanding Voting Equity Interests of Parent and (B) the percentage of such Voting Equity Interests owned, directly or indirectly, beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date) by the Permitted Holders.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with such Section 4.01, and on which the Initial Term Loans are advanced.
“Closing Security Documents” means each of the documents listed on Schedule 4.01(a)(ii).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means all of the “Collateral”, “Pledged Collateral”, “Pledged Assets”, “Mortgaged Properties” or any similar terms referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of (i) the Collateral Agent for the benefit of the Secured Parties and/or (ii) the Secured Parties in their capacities as such (or any of them) to the extent required by applicable Law.
“Collateral Agent” means U.S. Bank Trustees Limited, in its capacity as collateral agent or security trustee under any of the Loan Documents, or any successor collateral agent or security trustee permitted by the terms hereof.
“Collateral Coverage Requirement” means, at any date of determination, the requirement that the aggregate consolidated gross revenue (excluding intra-group items) attributable to, and gross assets (excluding goodwill and intra-group items) of, the Loan Parties is not less than 85% of the consolidated gross revenue (excluding intra-group items) and Consolidated Total Assets, respectively, of Parent and its Subsidiaries (in each case, provided that, for this purpose, any entity having negative assets shall be treated as having zero assets) for the four consecutive fiscal quarters ending on the last day of the most recently ended period of four consecutive fiscal quarters of Parent ended on or prior to such date of determination in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b), as applicable; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the period of four consecutive fiscal quarters of Parent ended September 30, 2014. It is understood and agreed that, for purposes of determining compliance with Sections 5.18 and 6.12 and the Collateral and Guarantee Requirement, the consolidated gross revenue (excluding intra-group items) attributable to, and gross assets (excluding goodwill and intra-group items) of, each Subsidiary organized in any Excluded Jurisdiction that is a not a Loan Party shall not be included as consolidated gross revenue and Consolidated Total Assets of Parent and its Subsidiaries for purposes of this definition so long as, subject to the Agreed Security Principles, Parent’s indirect equity interest in the holding company in such Excluded Jurisdiction, if directly owned by a Loan Party, is pledged to the Collateral Agent in accordance with Section 6.12 and the Collateral and Guarantee Requirement.

“Collateral and Guarantee Requirement” means, at any time, subject to the Agreed Security Principles, the requirement that:
(a)    the Collateral Agent shall have received each Collateral Document required to be delivered (i) on the Closing Date pursuant to Section 4.01(a)(ii) or (ii) on such other dates as required pursuant to Section 6.12, Section 6.14 or Section 6.21, duly executed by each Loan Party party thereto;
(b)    all Obligations of the Loan Parties shall have been unconditionally guaranteed by the Guarantors;
(c)    the Obligations of each Loan Party shall have been secured by a first-priority security interest (subject to Permitted Liens) in (i) all the Equity Interests in each Loan Party that is directly owned by such Loan Party and (ii) all the Equity Interests in each Subsidiary that is directly owned by such Loan Party;
(d)    except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations of each Loan Party shall have been secured by a valid, enforceable and, to the extent applicable under applicable Law, perfected first-priority security interest over substantially all other assets of the Loan Parties (subject to Permitted Liens); and
(e)    the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Sections 6.12, 6.14 and 6.21 (the “Mortgaged Properties”) duly executed and delivered by the applicable Loan Party, (ii) a title insurance policy (or its equivalent) for such property available in each applicable jurisdiction in form and substance reasonably acceptable to the Collateral Agent (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid first-priority Lien on the property described therein, free of any other Liens except as permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance and in such amounts as the Collateral Agent may reasonably request, (iii) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property located in the United States (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrowers and each Loan Party relating thereto) and, if any improvements on any such Mortgaged Property are located within an area designated a “flood hazard area,” evidence of such flood insurance as may be required under Section 6.07, (iv) as-built surveys in form and substance reasonably acceptable to the Collateral Agent or such existing surveys together with no-change affidavits sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in clause (ii) above, (v) copies of any existing abstracts and appraisals of such Mortgaged Property and (vi) such legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property;
provided, however, that the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.
The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) in its sole discretion.
“Collateral Documents” means, collectively, the mortgages, debentures, charges, collateral assignments, security agreements, pledge agreements, related irrevocable powers of attorney granted in favor of the Collateral Agent or other similar agreements delivered to the Agents and the Lenders pursuant to Section 4.01, 6.12, 6.14 or 6.21 (including, for the avoidance of doubt, any security, pledges, mortgages (including promissory mortgages and related irrevocable powers of attorney granted in favor of the Collateral Agent) and/or assignments, howsoever described, delivered in accordance with applicable local or foreign law), and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of (i) the Collateral Agent for the benefit of the Secured Parties and/or (ii) the Secured Parties in their capacities as such (or any of them) to the extent required by applicable Law.

“Commitment” means a Term Commitment and/or a Revolving Credit Commitment, as the context may require.
“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D or such other form as may be agreed between Parent and the Administrative Agent.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Current Assets” means, with respect to any Person on a consolidated basis, the Current Assets of such Person and its Subsidiaries, which is Parent and its Subsidiaries on a consolidated basis.
“Consolidated Current Liabilities” means, with respect to any Person and its Subsidiaries which is Parent and its Subsidiaries on a consolidated basis, all liabilities in accordance with IFRS that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue, (f) escrow account balances, (g) any L/C Obligations or Revolving Credit Loans and any letter of credit obligations or revolving loans under any other revolving credit facility and (f) the current portion of any other long term liabilities.
“Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to any Person and its Subsidiaries which is Parent and its Subsidiaries on a consolidated basis, the sum of:
(a)    Consolidated Net Income;
plus

(b)    an amount which, in the determination of Consolidated Net Income for such period, has been deducted (and not added back) (or, in the case of amounts pursuant to clauses (vii) and (xi) below, not already included in Consolidated Net Income) for, without duplication,
(i)    total interest expense determined in accordance with IFRS (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, made (less net amounts, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (F) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to the Facilities and with respect to other Indebtedness permitted to be incurred hereunder and (G) any expensing of bridge, commitment and other financing fees, but excluding total interest expense associated with Synthetic Lease Obligations) and, to the extent not reflected in such total interest expense, adding any losses (or deducting any gains) on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),
(ii)    provision for taxes based on income, gross receipts, profits or capital of any member of the Group, including federal, state, local, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including (A) penalties and interest related to such taxes or arising from any tax examinations and (B) in respect of repatriated funds (whether imposed on payor or payee and including any dividend distribution taxes),
(iii)    depreciation and amortization expense and impairment charges (including amortization of intangible assets (including goodwill) and deferred financing fees or costs),
(iv)    unusual or non-recurring charges, expenses or losses (including accruals and payments for amounts payable under executive employment agreements, severance costs, relocation costs, signing, retention and completion bonuses),
(v)    other non-cash charges, expenses or losses (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period, or write-off or write-down of reserves with respect to current assets but including (A) any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization and variances), (B) charges necessary to adjust the defined benefit pension expense to reflect service cost only, (C) non-cash losses on minority interests owned by any member of the Group, (D) the non-cash impact of accounting changes or restatements, (E) non-cash fair value adjustments in Investments, (F) the non-cash portion of “straight line” rent expense and (G) any other non-cash losses and expenses resulting from fair value accounting required by the applicable standard under IFRS and related interpretations) all as determined on a consolidated basis,

(vi)    restructuring charges, accruals or reserves and business optimization expenses, including any restructuring costs and integration costs incurred in connection with Permitted Acquisitions after the Closing Date, project start-up costs, costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing; provided, that the aggregate amount of the add-backs permitted pursuant to this clause (vi) in any four consecutive fiscal quarter period shall not exceed 10% of Consolidated EBITDA (before taking into account any such add-backs) for such period and provided, further that the aggregate amount of the add-backs permitted pursuant to this clause (vi) and clause (vii) below in any four consecutive fiscal quarter period shall not exceed 15% of Consolidated EBITDA (before taking into account any such add-backs) in any such period,
(vii)    the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by Parent in good faith to be realized (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with any Permitted Acquisition or acquisition by the Dutch Borrower or any of its Subsidiaries or any operational change taken or committed to be taken during such period, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of Parent shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(b), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized within the timeframe set forth in clause (y) below and factually supportable and as determined in good faith by Parent and (y) such actions have been taken or are to be taken within 12 months after the consummation of such Permitted Acquisition, acquisition or operational change which is expected to result in such cost savings, operating expense reductions, other operating improvements or synergies, (B) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, and (C) projected amounts (that are not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vii) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, operating improvements and synergies; provided, further that the aggregate amount of the add-backs permitted pursuant to this clause (vii) and clause (vi) above in any four consecutive fiscal quarter period shall not exceed 15% of Consolidated EBITDA (before taking into account any such add-backs) in any such period,
(viii)    non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options and other equity and equity-based interests to employees or other service providers of any member of the Group pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options and other equity and equity-based interests prior to the Closing Date) or the treatment of such options and other equity and equity-based interests under variable plan accounting,

(ix)    Transaction Costs,
(x)    transaction fees and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any Debt Issuance, any Equity Issuance, any Disposition, any Casualty Event, recapitalization or any amendments or waivers of the Loan Documents, in each case, whether or not consummated,
(xi)     proceeds from business interruption insurance (to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related loss was deducted in the determination of Consolidated Net Income),
(xii)     charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with a Permitted Acquisition, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed to a member of the Group in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xii) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period),
(xiii)    Synthetic Lease Obligations, to the extent deducted as an expense in such period,
(xiv)     any losses realized upon a Disposition of property outside of the ordinary course of business,
(xv)     cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back,
(xvi)    net realized losses relating to amounts denominated in foreign currencies resulting from the application of IAS 21 - The Effects of Changes in Foreign Exchange Rates, and
(xviii)    cash expenses relating to earn outs and similar obligations;
minus
(c)    an amount which, in the determination of Consolidated Net Income, has been included for,
(i)    all non-recurring or unusual gains and non-cash income during such period (including income related to any purchase of Loans by Parent or any of its Subsidiaries),
(ii)    other non-cash income or gains, including (A) any non-cash increase in income resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization and variances) and the non-cash portion of “straight line” rent expense, (B) credits necessary to adjust the defined benefit pension income to reflect service cost only,

(C) non-cash gains on minority interests owned by any member of the Group, (D) the non-cash impact of accounting changes or restatements, (E) non-cash fair value adjustments in Investments but excluding (x) accrual of revenue in the ordinary course, (y) any such items in respect of which cash was received in a prior period or will be received in a future period (and, in the case of cash that was received in a prior period, such amounts previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to clause (b) of this definition)) or (z) any such items which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required (and where such accrual or reserve previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to clause (b) of this definition)), (F) non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by Parent or any of its Subsidiaries; and (G) any other non-cash gains and income resulting from fair value accounting required by the applicable standard under IFRS and related interpretations, all as determined on a consolidated basis,
(iii)    any gains realized upon the Disposition of property outside of the ordinary course of business,
(iv)    the amount of cash received in such period in respect of any non-cash income or gain in a prior period (and such non-cash income or gain previously increased Consolidated Net Income in a prior period (and would not have been required to be deducted pursuant to clause (c)(ii) of this definition)), and
(v)    net realized gains relating to amounts denominated in foreign currencies resulting from the application of IAS 21 - The Effects of Changes in Foreign Exchange Rates;
minus
(d) any Capitalized Research and Development Expenses during such period, provided that Consolidated EBITDA for Parent and its Subsidiaries for the fiscal quarters ended December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014 was $19,100,000, $12,400,000, $9,300,000 and $12,800,000, respectively, in each case as may be subject to addbacks and adjustments (without duplication) pursuant to clause (b)(vii) above and Section 1.10 for the applicable four fiscal quarter period of Parent, including any such fiscal quarter relating to actions taken after the Closing Date.
Notwithstanding anything to the contrary and without duplication of any adjustment provided for in paragraphs (a) to (c) above, to the extent that such amounts were included in the determination of Consolidated Net Income, any calculation of Consolidated EBITDA shall exclude for any period, any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts and (iii) other derivative instruments.
“Consolidated Funded Indebtedness” means, without duplication, all Indebtedness of the type described in clauses (a), (b), (e), (f) and (h) (provided that Indebtedness of the type described in clause (h) of the definition thereof shall only be included if it is in respect of Indebtedness described in clause (a), (b), (e) or (f) of the definition thereof) of the definition of “Indebtedness”, of the Group on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with IFRS (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition and

(y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding (i) any Shareholder Debt, (ii) obligations in respect of letters of credit (including Letters of Credit), surety bonds, performance bonds and similar instruments, bankers’ acceptances and bank guaranties, except to the extent of unreimbursed amounts thereunder and (iii) Attributable Indebtedness of the type described in clause (b) of the definition of “Attributable Indebtedness”.
“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to the Group on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items, (ii) any amounts attributable to Investments in any Joint Venture to the extent that such amounts have not been distributed in cash or Cash Equivalents to a member of the Group during such applicable period; (iii)(x) any net unrealized gains and losses resulting from fair value accounting required by the applicable standard under IFRS (including as a result of the mark-to-market of obligations of Swap Contracts and other derivative instruments) and (y) any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of IAS 21 to the extent included in Consolidated Net Income, (iv) the income (or loss) of any member of the Group accrued prior to the date it became a member of the Group or is merged into or consolidated with a member of the Group (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis), (v) net income of any Subsidiary (other than a Loan Party) for any period to the extent that, during such period, there exists any encumbrance or restriction on the ability of such Subsidiary to pay dividends or make any other distributions in cash on the Equity Interests of such Subsidiary held by such Person and its Subsidiaries, except to the extent of cash actually distributed during such period to such Person or to a Subsidiary of such Person that is not itself subject to any such encumbrance or restriction and (vi) the cumulative effect of a change in accounting principles during such period) as determined in accordance with IFRS. There shall be excluded from Consolidated Net Income for any period the accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrowers and/or their respective Subsidiaries), as a result of any acquisition consummated prior to the Closing Date and any Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions) or any Investment permitted under Section 7.02 or the amortization or write-off of any amounts thereof.
“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Group on a consolidated basis, the sum of all scheduled payments of principal made in cash during such period on Consolidated Funded Indebtedness that constitutes Funded Debt (including the implied principal component of payments due on Capitalized Leases during such period to the extent not deducted in the calculation of Consolidated Net Income), less the reduction in such scheduled payments resulting from voluntary prepayments pursuant to Section 2.04(a) or mandatory prepayments required pursuant to Section 2.04(b), in each case as applied pursuant to Section 2.04, as determined in accordance with IFRS; provided that, if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase.
“Consolidated Total Assets” means, the consolidated total gross assets (excluding goodwill) of the Group as set forth on the consolidated balance sheet of Parent as of the most recent period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b); provided further that, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the financial statements of Parent in respect of its fiscal quarter ended September 30, 2014.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, loan agreement, indenture, mortgage, deed of trust, lease, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.
“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity investments in one or more companies.
“Convertible Debt” means all Indebtedness under the Convertible Debt Documentation.
“Convertible Debt Documentation” means the convertible loan agreement dated October 1, 2010 (as amended by an amendment and restatement agreement dated the date hereof) among the holders of Convertible Debt, Parent and the other parties thereto and any documents entered into pursuant thereto.
“Convertible Debt Subordination Agreement” means that certain subordination agreement, dated the date hereof, among Parent, the Administrative Agent, the holders of Convertible Debt, any Representative thereof and the other parties thereto, substantially in the form of Exhibit G.
“Corrective Revolving Credit Extension Amendment” has the meaning specified in Section 2.16(e).
“Corrective Term Loan Extension Amendment” has the meaning specified in Section 2.16(f).
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.
“Cure Amount” has the meaning specified in Section 8.03(a).
“Cure Right” has the meaning specified in Section 8.03(a).
“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with IFRS, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with IFRS, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees, (v) payment for deferred taxes (so long as the items described in clauses (iv) and (v) are non-cash items) and (vi) in the event that a Permitted Receivables Financing is accounted for off balance sheet, (x) gross accounts receivables comprising part of the receivables and other related assets subject to such Permitted Receivables Financing minus (y) collection by such Person against the amounts sold pursuant to preceding clause (x).

“Debt Issuance” means the issuance by any Person of any Indebtedness for borrowed money.
“Debtor Relief Laws” means the U.S. Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, administration, examinership, insolvency, reorganization, or similar debtor relief Laws of Brazil, Ireland, the Netherlands, the United Kingdom, the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declining Lender” has the meaning specified in Section 2.04(c).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Eurocurrency Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurocurrency Rate Loans may not be converted to, or continued as, Eurocurrency Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Parent, any Borrower or the Administrative Agent that it does not intend to comply with its funding obligations (unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied) or has made a public statement to that effect with respect to its funding obligations hereunder or, solely with respect to a Revolving Credit Lender, under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by the Administrative Agent (acting on instructions from the Required Lenders), to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement or (z) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, provided, in any such case, where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (e) solely for the purposes of Section 3.07, any Revolving Credit Lender that does not qualify as a Non-Public Lender.
“Discount Range” has the meaning specified in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, transfer, license, lease, conveyance or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by Parent of any of its Equity Interests to another Person.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of all Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is six months after the Latest Maturity Date of the Term Loan Tranches at the time of issuance of the respective Disqualified Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees or other service providers of any Parent Holding Company, Parent, any Borrower or any of the Subsidiaries, or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Parent, any Borrower or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations or in connection with such employee’s or other service provider’s termination, death or disability.
“Dollar” and “$” mean lawful currency of the United States of America.
“Dutch Auction” means an auction (an “Auction”) conducted by the Dutch Borrower in order to purchase any Term Loans under a Tranche (the “Purchase”) in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Dutch Borrower:
(a)    Notice Procedures. In connection with any Auction, the Dutch Borrower shall provide notification to the Administrative Agent (for distribution to the Appropriate Lenders) of the Term Loans under such Tranche that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $1,000,000 in excess thereof (the “Auction Amount”) and (ii) the discounts to par, which shall be expressed as a range of percentages of the par principal amount of the Term Loans under such Tranche at issue (the “Discount Range”), representing the range of purchase prices that could be paid in the Auction.

(b)    Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction by providing the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable Term Loans such Lender is willing to sell, which must be in increments of $1,000,000 or in an amount equal to such Lender’s entire remaining amount of the applicable Term Loans (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, each Lender wishing to participate in such Auction must execute and deliver, to be held in escrow by the Administrative Agent, an assignment and acceptance agreement in a form reasonably acceptable to the Administrative Agent.
(c)    Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Dutch Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which shall be the lowest Reply Discount for which the Dutch Borrower can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Dutch Borrower to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Dutch Borrower shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. The Dutch Borrower shall purchase the applicable Term Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Dutch Borrower shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to adjustment for rounding as specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.
(d)    Additional Procedures. Once initiated by an Auction Notice, the Dutch Borrower may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. The Purchase shall be consummated pursuant to and in accordance with Section 10.07 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by the Dutch Borrower) reasonably acceptable to the Administrative Agent and the Dutch Borrower; provided that such Purchase shall be required to be consummated within a time period to be specified in the applicable Qualifying Bid.
“Dutch Borrower” has the meaning specified in the preamble hereto.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan and/or Commitments to such Person under Section 10.07(b)(iii)).
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises or licenses promulgated or issued by a Governmental Authority relating to pollution, the protection of the environment, human health (to the extent relating to exposure to Hazardous Materials) or safety, including those related to Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares, equity certificates, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (k) any Foreign Benefit Event.

“Eurocurrency Rate” means, for any Interest Period:
(a)    the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the rate determined by the Administrative Agent to be the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) that appears on the Reuters Screen LIBOR1 Page (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case, the “LIBOR Screen Rate”) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, (or, if such LIBOR Screen Rate is not available for the Interest Period of that Loan, the Eurocurrency Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period) which exceeds the Interest Period of that Loan), determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Dollars for delivery on the first day of such Interest Period, provided that if such rate is below zero, the Eurocurrency Rate will be deemed to be zero; or
(b)    if the rates referenced in the preceding clause (a) are not available, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m. (London time), two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurocurrency Rate Borrowing to be outstanding during such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Dollars for delivery of the first day of such Interest Period. “Reuters Screen LIBOR1 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market); provided that if such rate is below zero, the Eurocurrency Rate will be deemed to be zero.
“Eurocurrency Rate Loan” means a Loan which bears interest at a rate based on the applicable Adjusted Eurocurrency Rate.
“Euros”, “€” and “EUR” mean the single currency of the Participating Member States.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to:
(a)    the sum, without duplication, of (i) Consolidated Net Income of the Group for such Excess Cash Flow Period, plus (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income, plus (iii) the aggregate net amount of non-cash loss on Dispositions by the Group during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, plus (iv) the aggregate amount of any non-cash loss for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments (other than commodity Swap Contracts), to the extent deducted in arriving at such Consolidated Net Income, plus (v) to the extent not otherwise included in determining Consolidated Net Income, the aggregate amount of cash receipts for such period attributable to Swap Contracts or other derivative instruments (other than commodity Swap Contracts), minus

(b)    the sum, without duplication (in each case, for the Group on a consolidated basis), of:
(i)    without duplication of amounts deducted pursuant to clause (xiii) below in prior fiscal years, the amount of Capital Expenditures made in cash during such period, solely to the extent financed with Internally Generated Funds of the Dutch Borrower and its Subsidiaries;
(ii)    Consolidated Scheduled Funded Debt Payments solely to the extent financed with Internally Generated Funds of the Dutch Borrower and its Subsidiaries and not otherwise deducted from Consolidated Net Income;
(iii)    to the extent not deducted in arriving at Consolidated Net Income, Restricted Payments made in cash during such period by Parent to the extent that such Restricted Payments are made under Section 7.06(d)(i), (ii), (iii) or (iv), solely to the extent (A) financed with Internally Generated Funds of the Dutch Borrower and its Subsidiaries and (B) with respect to Restricted Payments made pursuant to Section 7.06(d)(iv), such amount would have been permitted to be deducted pursuant to clause (ix) below if such acquisition were made directly by the Dutch Borrower;
(iv)    the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases of (A) Indebtedness for borrowed money (other than Shareholder Debt) of members of the Group and (B) the principal component of payments in respect of Capitalized Leases of the members of the Group (in each case, excluding the Obligations, the Revolving Credit Commitments and Consolidated Scheduled Funded Debt Payments) made in cash by members of the Group during such period; provided that (A) such prepayments or repurchases are otherwise permitted hereunder, (B) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase, and (C) such prepayments and repurchases shall only be deducted pursuant to this clause (iv) solely to the extent financed with Internally Generated Funds of the Dutch Borrower and its Subsidiaries;
(v)    (A) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by any member of the Group during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness of any member of the Group solely to the extent financed with Internally Generated Funds of the Dutch Borrower and its Subsidiaries and such amount so prepaid, satisfied or discharged is not deducted from Consolidated Net Income for purposes of calculating Excess Cash Flow and (B) to the extent included in determining Consolidated Net Income, the aggregate amount of any non-cash income for such period attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments (other than commodity Swap Contracts);
(vi)    cash payments made by members of the Group during such period (to the extent not deducted in arriving at such Consolidated Net Income) in satisfaction of non-current liabilities (excluding payments of Indebtedness for borrowed money) solely to the extent financed with Internally Generated Funds of the Dutch Borrower and its Subsidiaries;

(vii)    to the extent not deducted in arriving at Consolidated Net Income, fees, expenses and purchase price adjustments paid in cash during such period by members of the Group in connection with, to the extent permitted hereunder, any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated) solely to the extent financed with Internally Generated Funds of the Dutch Borrower and its Subsidiaries;
(viii)    to the extent not deducted in arriving at Consolidated Net Income, the aggregate amount of expenditures actually made in cash by any member of the Group during such period (including expenditures for payment of financing fees) solely to the extent financed with Internally Generated Funds of the Dutch Borrower and its Subsidiaries;
(ix)    to the extent not deducted in arriving at Consolidated Net Income and without duplication of amounts deducted pursuant to clause (xiii) below in prior fiscal years, cash used by any member of the Group during such Excess Cash Flow Period to consummate a Permitted Acquisition as permitted under Section 7.02(i) solely to the extent financed with Internally Generated Funds of the Dutch Borrower and its Subsidiaries;
(x)    the amount of cash expenditures in respect of Swap Contracts during such fiscal year solely to the extent financed with Internally Generated Funds of the Dutch Borrower and its Subsidiaries and such amount of expenditures exceed the amount expensed in determining the Consolidated Net Income for such period;
(xi)    the aggregate principal amount of all mandatory prepayments of the Term Facilities made during such period pursuant to Section 2.04(b)(ii), or reinvestments of Net Cash Proceeds in lieu thereof, to the extent that the applicable Net Cash Proceeds resulted in an increase of Consolidated Net Income (and are not in excess of such increase) for such period;
(xii)    the aggregate net amount of any non-cash gains and credits during such period to the extent included in arriving at Consolidated Net Income;
(xiii)    without duplication of amounts deducted from Excess Cash Flow in other periods, the aggregate consideration required to be paid in cash by Parent or any of its Subsidiaries pursuant to binding contracts (“Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made in cash during the period of four consecutive fiscal quarters of Parent following the end of such period; provided that to the extent the aggregate amount of cash from Internally Generated Funds actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; and
(xiv)    $5,000,000; minus

(c)    any increase in Net Working Capital during such Excess Cash Flow Period (measured as the excess, if any, of Net Working Capital at the end of such Excess Cash Flow Period minus Net Working Capital at the beginning of such Excess Cash Flow Period) or increases in long term accounts receivable and decreases in the long-term portion of deferred revenue for such period (other than any such increases or decreases, as applicable, arising from acquisitions or Dispositions of property by the Borrowers or any of the Subsidiaries completed during such period), except as a result of the reclassification of items from short term to long term or vice versa; plus
(d)    any decrease in Net Working Capital during such Excess Cash Flow Period (measured as the excess, if any, of Net Working Capital at the beginning of such Excess Cash Flow Period minus Net Working Capital at the end of such Excess Cash Flow Period) or decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue for such period (other than any such decreases or increases, as applicable, arising from acquisitions or Dispositions of property by the Borrowers or any of the Subsidiaries completed during such period), except as a result of the reclassification of items from short term to long term or vice versa.
“Excess Cash Flow Period” means any fiscal year of Parent, commencing with the fiscal year ending on December 31, 2015.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Rate” means and refers to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars that appears on the Reuters World Currency Page for such currency on the date of determination (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), expressed as the number of units of such other currency per one Dollar.
“Excluded Hedging/Cash Management Obligations” means (i) the aggregate amount of Obligations under all Secured Hedging Agreements in excess of $5,000,000 and (ii) the aggregate amount of Obligations under all Secured Cash Management Agreements in excess of $1,000,000.
“Excluded Jurisdictions” means China, India, Indonesia, Pakistan, Thailand, United Arab Emirates and Venezuela.
“Excluded Subsidiary” means any Subsidiary that is (a) not wholly owned directly by Parent or one or more of its wholly owned Subsidiaries, (b) an Immaterial Subsidiary, (c) a Subsidiary of the Dutch Borrower organized in an Excluded Jurisdiction, (d) established or created pursuant to Section 7.02(s) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (e) a Subsidiary of the Dutch Borrower that is prohibited by applicable Law from guaranteeing the Facilities, in each case so long as the Administrative Agent shall have received a certification from a Responsible Officer of Parent as to the existence of such prohibition, (f) any Permitted Receivables Financing Subsidiary, (g) not-for-profit subsidiaries, and (h) any other Subsidiary with respect to which Parent and the Administrative Agent reasonably agree in writing should be an “Excluded Subsidiary” pursuant to the Agreed Security Principles; provided that if a Subsidiary executes the Guaranty as a “Subsidiary Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Guaranty as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof).

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes or would become effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes or would become effective with respect to such Swap Obligation, in each case after giving effect to any applicable “keepwell” provision in the applicable Guarantee. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than any Lender becoming a party hereto pursuant to a request by any Loan Party under Section 3.07), any U.S. federal withholding Taxes imposed pursuant to a Law in effect on the date on which such Lender becomes a party hereto or changes its lending office, except in each case to the extent that, pursuant to Section 3.01, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(h) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order” has the meaning specified in Section 6.20(a).
“Existing Credit Agreement Refinancing” means the payment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Senior Facilities Agreement, the termination of commitments thereunder and the discharge and release of all Guarantees and Liens existing in connection therewith.
“Existing Senior Facilities Agreement” means the facilities agreement dated February 20, 2007 (as amended and restated on August 19, 2011 and as otherwise amended or modified from time to time) between Acision B.V. as borrower, Anglo Irish Bank Corporation Limited as arranger, agent, security trustee, issuing bank and original lender and the other parties thereto.
“Extended Revolving Credit Commitment” has the meaning specified in Section 2.16(a)(ii).
“Extended Revolving Credit Loans” has the meaning specified in Section 2.16(a)(ii).
“Extended Term Loans” has the meaning specified in Section 2.16(a)(iii).
“Extending Term Lender” has the meaning specified in Section 2.16(a)(iii).

“Extension” has the meaning specified in Section 2.16(a).
“Extension Offer” has the meaning specified in Section 2.16(a).
“Extra-Jurisdictional Casualty Event” has the meaning specified in Section 2.04(b)(ix).
“Extra-Jurisdictional Disposition” has the meaning specified in Section 2.04(b)(ix).
“Facility” means the Term Facilities, the Revolving Facilities or the Letter of Credit Sublimit, as the context may require.
“Failed Auction” has the meaning specified in the definition of “Dutch Auction”.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Regulations or official administrative interpretations thereof, or any treaty, law, regulation or other official guidance enacted by any other jurisdiction relating to an intergovernmental agreement between the United States and such other jurisdiction, which facilitates the implementation of Sections 1471 through 1474 of the Code, and any agreements entered into pursuant to Section 1471(b)(1) of the Code or an intergovernmental agreement relating to FATCA.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for  purposes of this Agreement.
“Fee Letter” means (i) the confidential Engagement Letter, dated October 1, 2014, between Parent and the Arranger and (ii) the confidential Agency Fee Letter, dated December 15, 2014, between Parent, Elavon Financial Services Limited and U.S. Bank Trustees Limited.
“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to (i) the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan or (ii) the insolvency of any such Foreign Plan, (d) the incurrence of any liability by Parent or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by Parent or any of its Subsidiaries, or the imposition on Parent or any of its Subsidiaries of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.
“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program that, under the applicable Law of any jurisdiction other than the United States, is required to be funded through a trust or other funding vehicle (other than a trust or funding vehicle maintained exclusively by a Governmental Authority) by Parent or any of its Subsidiaries primarily for the benefit of employees employed and residing outside the United States.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender under any Revolving Facility, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations under such Revolving Facility (other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Non-Defaulting Lenders under such Revolving Facility or Cash Collateralized in accordance with the terms hereof).
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” of any Person means Indebtedness for borrowed money of such Person that (x) by its terms matures more than one year after the date of its creation or (y) matures within one year from any date of determination but (in the case of this clause (y)) is renewable or extendable, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including Indebtedness in respect of the Loans.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 10.07(g).
“Group” means Parent and its Subsidiaries.
“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Parent, each Borrower (except in respect of its respective primary obligations), and subject to the Agreed Security Principles, each Subsidiary of Parent that is a Material Subsidiary (other than any Excluded Subsidiary), and each other Subsidiary of Parent that shall execute and deliver a guaranty or guaranty supplement from time to time pursuant to Section 6.12, 6.14 or 6.21 (in the case of any non-wholly-owned Subsidiary, with the consent of the Administrative Agent, such consent not to be unreasonably withheld; provided that the Administrative Agent may condition its consent by limiting the purposes for which such non-wholly-owned Subsidiary shall constitute a Loan Party and Subsidiary Guarantor (if applicable) for purposes of Section 7 and related definitions used therein).
“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12, 6.14 or 6.21.
“Hazardous Materials” means petroleum or petroleum distillates, asbestos or asbestos containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes regulated as hazardous or toxic under any Environmental Law.
“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (ii) within 30 days after the time it enters into a Swap Contract, becomes a Lender or an Agent or an Affiliate of a Lender or an Agent, or (iii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date or within 30 days after the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Swap Contract, in each case, in its capacity as a party to such Swap Contract; provided that, in the case of preceding clause (ii) or (iii), no such Person shall be considered a Hedge Bank or a Secured Party until such time as it shall have delivered written notice to the Administrative Agent that such Person has become a Lender or an Agent or an Affiliate of a Lender or an Agent.
“Honor Date” has the meaning specified in Section 2.03(c)(i).
“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time; provided, however, that if Parent notifies the Administrative Agent that Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
“Immaterial Subsidiary” means any Subsidiary of the Dutch Borrower that (a) as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) or (b), does not have (i) gross assets (excluding goodwill and intra-group items) in excess of 5.0% of Consolidated Total Assets of the Group or (ii) gross revenues (after eliminating intercompany obligations) for the period of four consecutive fiscal quarters ending on such date in excess of 5.0% of the consolidated gross revenue of the Group for such period; provided that, for the purposes of Article VIII, Immaterial Subsidiaries shall not comprise in the aggregate more than 5.0% of Consolidated Total Assets of the Group or more than 5.0% of the consolidated gross revenues of the Group, in each case as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) or (b), (b) is not a Loan Party and (c) is not a direct or indirect holder of Equity Interests in any Loan Party. For the purposes this definition, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the financial statements of Parent in respect of its fiscal quarter ended September 30, 2014.
“Increase Effective Date” has the meaning specified in Section 2.13(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with IFRS:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of (i) all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business, (y) any earn out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS and (z) expenses accrued in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness;
(g)    all obligations of such Person in respect of Disqualified Equity Interests; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, (i) unless such Indebtedness is expressly made non-recourse to such Person or (ii) except to the extent such Person’s liability for such Indebtedness is otherwise limited in recourse or amount, but only up to the amount of the value of the assets to which recourse is limited or the amount of such limit. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.
“Indemnified Taxes” means (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, in each case other than Excluded Taxes and (b) to the extent not otherwise described in (a), all Other Taxes.
“Indemnitees” has the meaning specified in Section 10.05.
“Information” has the meaning specified in Section 10.08.
“Initial Subordinated Shareholder Loan” means all Indebtedness under the Initial Subordinated Shareholder Loan Documentation.
“Initial Subordinated Shareholder Loan Documentation” means the junior loan agreement dated October 1, 2010 (as amended by an amendment and restatement agreement dated the date hereof) between the lenders party thereto from time to time and Parent and any documents entered into in connection therewith.
“Initial Term Borrowings” means a borrowing consisting of simultaneous Initial Term Loans having the same Interest Period made by each of the Term Lenders with an Initial Term Commitment pursuant to Section 2.01(a) on the Closing Date.
“Initial Term Commitments” means, as to each Term Lender, its obligation to make Initial Term Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Initial Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement including as such amount may be reduced from time to time pursuant to Section 2.05 or reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to an Assignment and Assumption. The initial aggregate amount of the Initial Term Commitments is $160,000,000.
“Initial Term Loans” has the meaning specified in Section 2.01(a).
“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the date hereof, among Parent, the Borrowers, their respective Subsidiaries party thereto and the Collateral Agent, substantially in the form of Exhibit I.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (commencing with the last Business Day of March 2015).

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, three or six months (or, prior to completion of the primary syndication of the Term Loans, one week) thereafter, or to the extent consented to by all Appropriate Lenders, twelve months thereafter (or such shorter interest period as may be agreed to by all Appropriate Lenders), as selected by the Borrowers in a Committed Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the scheduled Maturity Date of the Facility under which such Loan was made.
“Internally Generated Funds” means, with respect to any Person, funds of such Person and its Subsidiaries not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests of such Person, (y) proceeds of the incurrence of Indebtedness by such Person or (z) proceeds of Dispositions outside the ordinary course of business, proceeds of Casualty Events or other proceeds from events or circumstances not included in Consolidated Net Income.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but, giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment).
“IP Rights” has the meaning specified in Section 5.16.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and any Borrower (or any applicable Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Venture” means (a) any Person that is not a Subsidiary of Parent that would constitute an “equity method investee” of Parent or any of the Subsidiaries and (b) any Person other than a Subsidiary of Parent (i) in which Parent or any of its Subsidiaries holds or acquires a beneficial ownership interest (by way of ownership of Equity Interests or other evidence of ownership) in excess of 10% of the Equity Interests of such Person and (ii) which is engaged in a business permitted by Section 7.07.
“Judgment Currency” has the meaning specified in Section 10.23.
“Junior Intercreditor Deed” means that certain Intercreditor Deed, dated as of the date hereof, among Parent, the Borrowers, the other Loan Parties, the Administrative Agent, the Collateral Agent, the holders of Subordinated Shareholder Loans and Representatives thereof and the other parties thereto, substantially in the form of Exhibit H.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan Tranche or Revolving Facility at such time under this Agreement (including the latest maturity date or expiration date of any Extended Revolving Credit Commitment or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time).
“Laws” means, collectively, all applicable international, foreign, federal, provincial, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrowers on the date required under Section 2.03(c)(i) or refinanced as a Revolving Credit Borrowing.
“L/C Commitment” means, in the case of any L/C Issuer under a Revolving Facility, the amount agreed to be the “L/C Commitment” for such L/C Issuer under such Revolving Facility in an agreement between such L/C Issuer and Parent pursuant to Section 2.03(m) or 10.07(j), as applicable, or as otherwise agreed in writing between such L/C Issuer and Parent from time to time and notified to the Administrative Agent.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Issuer” means as the context may require, (a) any Revolving Credit Lender that agrees to issue Letters of Credit pursuant hereto as an “L/C Issuer” as specified in the Revolving Facility Increase Amendment, (b) any Revolving Credit Lender that becomes an L/C Issuer in accordance with Section 2.03(m) or 10.07(j), in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; and/or (c) collectively, all of the foregoing. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such L/C Issuer (and such Affiliate shall be deemed to be an “L/C Issuer” for all purposes of the Loan Documents). In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes each L/C Issuer.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Parent and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. As used herein, the term “Letter of Credit” also means a bank guarantee or similar instrument customarily issued in the bank markets of the United Kingdom and the European Union.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer, together with a request for L/C Credit Extension substantially in the form of Exhibit A-2 hereto.
“Letter of Credit Expiration Date” means, subject to Section 2.03(a)(i)(C), the day that is five Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Facility.
“Letter of Credit Sublimit” has the meaning given to “Letter of Credit Sublimit” as specified in the Revolving Facility Increase Amendment. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.
“LIBOR Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance having the effect of security, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Acquisition” means any Permitted Acquisition after the Closing Date by the Dutch Borrower or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Limited Condition Acquisition Proviso” has the meaning specified in Section 1.10.
“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan or a Revolving Credit Loan.
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) each Letter of Credit Application, (vi) the Junior Intercreditor Deed, (vii) the Convertible Debt Subordination Agreement, (viii) any other intercreditor or subordination agreement required to be entered into pursuant to the terms of this Agreement, (ix) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, (x) the Intercompany Subordination Agreement, (xi) except for the purposes of Section 10.01, each Fee Letter and (xii) any other document designated as a Loan Document by the Administrative Agent and Parent.

“Loan Parties” means, collectively, each Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.
“Majority Lenders” of any Tranche, means those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.
“Material Adverse Effect” means (a) a material adverse effect on the business, assets, property, liabilities (actual or contingent), financial condition or results of operations of the Group, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents or (c) a material adverse effect on the rights and remedies of the Agents or the Lenders under the Loan Documents.
“Material Real Property” means any fee-owned real property that is owned by any Loan Party and that has a fair market value in excess of $500,000 (at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by Parent in good faith); provided, however, that one or more properties owned by a Loan Party and located adjacent to, contiguous with, or in close proximity to, another property and comprising one property with a common street address, may, in the discretion of the Administrative Agent (acting on instructions from the Required Lenders), be deemed to be one property for the purposes of this definition.
“Material Subsidiary” means, at any time, any Subsidiary that is not an Immaterial Subsidiary at such time.
“Maturity Date” means: (a) with respect to the Revolving Facility, the earlier of (i) the “Maturity Date” as specified in the Revolving Facility Increase Amendment and (ii) the date of termination in whole of the Revolving Credit Commitments in respect of the Revolving Facility pursuant to Section 2.05(a) or 8.02; and (b) with respect to the Initial Term Loans, the earliest of (i) December 15, 2018 (the “Original Term Maturity Date”), (ii) the date of termination in whole of the Initial Term Commitments pursuant to Section 2.05(a) prior to any Initial Term Borrowing and (iii) the date that the Initial Term Loans are declared due and payable pursuant to Section 8.02; provided that the reference to Maturity Date with respect to (x) Term Loans and Revolving Credit Commitments that are the subject of a loan modification offer pursuant to Section 10.01, (y) Term Loans under a New Term Facility that are incurred pursuant to Section 2.13 and (z) Extended Term Loans and Extended Revolving Credit Commitments, shall, in each case, be the final maturity date as specified in the loan modification documentation, incremental documentation or Extension Offer, as applicable thereto.
“Maximum Rate” has the meaning specified in Section 10.10.
“Minimum Extension Condition” has the meaning specified in Section 2.16(b).
“MNPI” has the meaning specified in Section 6.02.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, mortgages, deeds of trust, deeds of mortgage, deeds to secure debt or trust deeds, as applicable, made by the applicable Loan Party in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in respect of Material Real Property, together with each other mortgage or other comparable instrument in form and substance reasonably acceptable to the Collateral Agent.
“Mortgage Policy” has the meaning specified in clause (e) of the definition of “Collateral and Guarantee Requirement”.
“Mortgaged Properties” has the meaning specified in clause (e) of the definition of “Collateral and Guarantee Requirement”.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions.
“Net Cash Proceeds” means:
(a)    with respect to the Disposition of any asset by any member of the Group (other than any Disposition of any Permitted Receivables Financing Assets by any member of the Group to a Permitted Receivables Financing Subsidiary in connection with a Permitted Receivables Financing) or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of any member of the Group and including any proceeds received as a result of unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and, if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking junior to the Lien securing the Obligations), (B) the out-of-pocket expenses incurred by any member of the Group in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) income taxes reasonably estimated to be payable in connection with such Disposition or Casualty Event (or any tax distribution permitted hereunder (other than to a member of the Group) that any member of the Group may be required to make as a result of such Disposition or Casualty Event) and any repatriation costs associated with receipt by the applicable taxpayer of such proceeds, (D) any costs associated with unwinding any related Swap Contract in connection with such transaction, (E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with IFRS and (y) any liabilities associated with such property and retained by any member of the Group after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and (F) any customer deposits required to be returned as a result of such Disposition, and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by any member of the Group in any such Disposition, (ii) if any income taxes estimated to be payable as described in clause (C) are not required to be paid and (iii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within two years after such Disposition or Casualty Event, the amount of such reserve;

(b)    with respect to the issuance of any Equity Interest by any Parent Holding Company, Parent, a Borrower or any other Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts, premiums, commissions, other out-of-pocket expenses and other customary expenses and fees related thereto, incurred by such Parent Holding Company, Parent, such Borrower or such Subsidiary in connection with such issuance and any costs associated with unwinding any related Swap Contract in connection therewith;
(c)    with respect to the incurrence or issuance of any Indebtedness by any member of the Group, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, taxes reasonably estimated to be payable and other out-of-pocket expenses and other customary expenses, incurred by such member of the Group in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith; and
(d)    with respect to the Disposition of any Permitted Receivables Financing Assets by Parent or any of its Subsidiaries to a Permitted Receivables Financing Subsidiary, the excess, if any, of (x) the cash and Cash Equivalents that at any time exceed (when taken together with all amounts that at such time have been received by a Permitted Receivables Financing Subsidiary pursuant to Section 7.02(t) and not repaid) $2,000,000 received in connection with (i) any sale of Permitted Receivables Financing Assets by Parent or any of its Subsidiaries, (ii) the repayment to Parent or any of its Subsidiaries of any loan solely to finance the purchase from Parent or any of its Subsidiaries of Permitted Receivables Financing Assets and (iii) any return of capital invested by Parent or any of its Subsidiaries in a Permitted Receivables Financing Subsidiary for such Permitted Receivables Financing over (y) customary upfront fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such Permitted Receivables Financing and not already deducted from the amounts received pursuant to clause (x) above.
“Net Working Capital” means, with respect to the Group on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.
“New Loan Commitments” has the meaning specified in Section 2.13(a)(II).
“New Term Commitment” has the meaning specified in Section 2.13(a)(I)(ii).
“New Term Facility” has the meaning specified in Section 2.13(a)(I)(ii).
“New Term Loan” has the meaning specified in Section 2.13(a)(I)(ii).
“Non-Consenting Lender” has the meaning specified in Section 3.07(c).
“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.
“Non-Public Lender” means:

(a)until interpretation of “public” as referred to in the CRR by the relevant authority/ies, an entity that provides repayable funds to the Dutch Borrower for a minimum initial amount of EUR 100,000 (or its equivalent in another currency) or an entity otherwise qualifying as not forming part of the public; and
(b)following the publication of an interpretation of “public” as referred to in the CRR by the relevant authority/ies, an entity that provides such amount of repayable funds to the Dutch Borrower or fulfills such criterion as a result of which such entity shall qualify as not forming part of the public.
“Non-Renewal Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Not Otherwise Applied” means, with reference to any proceeds of any transaction or event, that such amount (a) was not required to prepay Loans pursuant to Section 2.04(b) and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction (including any application thereof as a Cure Right pursuant to Section 8.03).
“Note” means a Term Note or a Revolving Credit Note, as the context may require.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding; provided that (a) so long as no Event of Default exists, obligations of any Loan Party under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents and Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (x) the obligation to pay principal, premium, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (y) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation or articles of association and the bylaws or articles of association (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Term Maturity Date” has the meaning specified in the definition of “Maturity Date”.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, excise, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).
“Outstanding Amount” means: (a) with respect to the Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Term Loans and Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) occurring on such date; and (b) with respect to any L/C Obligations with respect to any Revolving Facility on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension with respect to such Revolving Facility occurring on such date and any other changes in the aggregate amount of the L/C Obligations with respect to such Revolving Facility as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing under such Revolving Facility) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Parallel Debt” means any amount which a Loan Party owes to the Collateral Agent under Section 10.24.
“Parent” has the meaning specified in the preamble hereto.
“Parent Holding Company” means any direct or indirect parent entity of Parent which does not hold Equity Interests in any other Person (except for any other Parent Holding Company or Parent).
“Participant” has the meaning specified in Section 10.07(d).
“Participant Register” has the meaning specified in Section 10.07(k).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with EMU Legislation.
“PATRIOT Act” has the meaning specified in Section 10.22.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).
“Permitted Acquisition Provisions” has the meaning specified in Section 2.13(d).
“Permitted Holders” means the collective reference to the Sponsor.
“Permitted Liens” has the meaning specified in Section 7.01.
“Permitted Receivables Financing” means any Receivables Financing of a Permitted Receivables Financing Subsidiary that meets all of the following conditions: (a) such Permitted Receivables Financing (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to Parent and its Subsidiaries (other than any Permitted Receivables Financing Subsidiary), on the one hand, and the Permitted Receivables Financing Subsidiary, on the other, (b) all sales and/or contributions of Permitted Receivables Financing Assets to the Permitted Receivables Financing Subsidiary shall be made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms for similar transactions and may include Standard Securitization Undertakings; provided that a Responsible Officer of Parent shall have provided a certificate to such effect to the Administrative Agent at least five Business Days prior to the incurrence of such Permitted Receivables Financing, together with a reasonably detailed description of the material terms and conditions of such Permitted Receivables Financing or drafts of the documentation relating thereto, stating that Parent has determined in good faith that such terms and conditions satisfy the requirements set forth in the foregoing clauses (a), (b) and (c), which certificate shall be conclusive evidence that such terms and conditions satisfy such requirements unless the Administrative Agent provides notice to Parent of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects).
“Permitted Receivables Financing Assets” means the accounts receivable subject to a Permitted Receivables Financing, and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivables, and the proceeds thereof.
“Permitted Receivables Financing Fees” means reasonable and customary distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Permitted Receivables Financing Subsidiary in connection with, any Permitted Receivables Financing.
“Permitted Receivables Financing Subsidiary” means a wholly owned Subsidiary of the Dutch Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Dutch Borrower or any of its Subsidiaries make an Investment and to which the Dutch Borrower or any of its respective Subsidiaries transfer Permitted Receivables Financing Assets) that engages in no activities other than in connection with the financing of Permitted Receivables Financing Assets of the Dutch Borrower and its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of Parent (as provided below) as a Permitted Receivables Financing Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Parent, any Borrower or any of the other Subsidiaries, other than another Permitted Receivables Financing Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Parent, any Borrower or any of the Subsidiaries, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Parent, any Borrower or any of the Subsidiaries, other than another Permitted Receivables Financing Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Parent, nor any Borrowers nor any of the Subsidiaries, other than another Permitted Receivables Financing Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Parent, such Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Parent and (c) to which none of Parent, nor any Borrower nor any of the Subsidiaries, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of Parent shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of Parent giving effect to such designation and a certificate executed by a Responsible Officer of Parent certifying that such designation complied with the foregoing conditions.
“Permitted Refinancing” means, with respect to any Indebtedness, any modification, refinancing, refunding, renewal, replacement, exchange or extension (in whole or in part) of such Indebtedness; provided that:
(a)    the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and premium thereon plus other amounts paid, and fees and expenses incurred (including original issue discount and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder;
(b)    other than with respect to Section 7.03(v), such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended;
(c)    if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended;
(d)    if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended (i) is unsecured, such modification, refinancing, refunding, renewal, replacement, exchange or extension is unsecured and (ii) is secured such modification, refinancing, refunding, renewal, replacement, exchange or extension shall be secured only by the collateral securing such refinanced Indebtedness;
(e)    such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is or would have been permitted to be the obligor or guarantor on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; and
(g)    at the time thereof, no Event of Default shall have occurred and be continuing.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.
“Platform” has the meaning specified in Section 6.02.
“Preferred” as applied to the Equity Interests of any Person, means any Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to the Equity Interests of any other class of such Person.
“Prepayment Amount” has the meaning specified in Section 2.04(c).
“Prepayment Date” has the meaning specified in Section 2.04(c).
“Prime Lending Rate” means, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Lending Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Prime Lending Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.
“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction shall be (i) excluded (in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary or any division, product line or facility used for operations of Parent or any of its Subsidiaries) and (ii) included (in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person), (b) any retirement of Indebtedness and (c) if and to the extent applicable hereunder, any incurrence or assumption of Indebtedness by any member of the Group (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that (A) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of Parent and (B) any such calculation shall be subject to the applicable limitations set forth in the definition of “Consolidated EBITDA”; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the financial statements of Parent in respect of its fiscal quarter ended September 30, 2014.
“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities or any Tranche or all the Tranches (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.15), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities or Tranche or Tranches (and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, the outstanding principal amount of Term Loans under such Tranche, of such Lender, at such time) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities or Tranche or Tranches at such time (and, in the case of any Term Loan Tranche and without duplication, the outstanding principal amount of

Term Loans under such Tranche, at such time); provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.
“Public Lender” has the meaning specified in Section 6.02.
“Purchase” has the meaning specified in the definition of “Dutch Auction”.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a cross-guaranty pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified IPO” means the issuance by Parent or any Parent Holding Company that directly or indirectly owns 100% of the Equity Interests of Parent of a portion of its common Equity Interests in a primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such Equity Interests are listed on a nationally recognized stock exchange in the U.S. or in or on any other internationally recognized exchange or market in any jurisdiction or country.
“Qualified Preferred Equity” means any Preferred Equity Interests of Parent so long as the terms of any such Preferred Equity Interests (and the terms of any Equity Interests into which such Preferred Equity Interests is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the date occurring six months after the Latest Maturity Date at the time of issue of such Preferred Equity Interests (except (A) provisions requiring payment solely in the form of Parent’s common equity or Qualified Preferred Equity and (B) with respect to Preferred Equity Interests issued to employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations), (ii) do not require the cash payment of dividends or distributions and (iii) unless otherwise agreed by the Administrative Agent, do not contain any covenants (other than periodic reporting requirements); and provided that any such Preferred Equity Interests that is issued by way of a debt instrument must be expressly subordinated to all the senior debt, including pursuant to the Obligations, on terms reasonably satisfactory to the Administrative Agent.
“Qualifying Bids” has the meaning specified in the definition of “Dutch Auction”.
“Receivables Financing” means any transaction or series of transactions that may be entered into by the Dutch Borrower or any of its Subsidiaries pursuant to which the Dutch Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by the Dutch Borrower or any such Subsidiary) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of the Dutch Borrower or any of its Subsidiaries sold in connection with a Permitted Receivables Financing.

“Recipient” means the Administrative Agent, the Collateral Agent, the Arranger, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, as applicable.
“Register” has the meaning specified in Section 10.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, managers, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.
“Relevant Transaction” has the meaning specified in Section 2.04(b)(ii).
“Replaceable Lender” has the meaning specified in Section 3.07(a).
“Reply Amount” has the meaning specified in the definition of “Dutch Auction”.
“Reply Discount” has the meaning specified in the definition of “Dutch Auction”.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Representative” means, with respect to any series of Indebtedness permitted under Section 7.03, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, assumed, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Repricing Event” means (i) any prepayment or repayment of the Initial Term Loans, in whole or in part, with the proceeds of, or conversion of any portion of the Initial Term Loans into, any new or replacement tranche of term loans bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans) less than the “effective yield” applicable to such portion of the Initial Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) but excluding any new or replacement loans incurred in connection with a Change of Control, Qualified IPO or a Transformative Acquisition and (ii) any amendment to the Facility with respect to the Initial Term Loans which reduces the “effective yield” applicable to the Initial Term Loans (and any assignment pursuant to the provisions of Section 3.07 in connection therewith), in the case of each of preceding clauses (i) and (ii), solely to the extent the primary purpose of such replacement or amendment, as reasonably determined by the Borrower in good faith, is to reduce the “effective yield” on the Initial Term Loans.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the amount of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Responsible Officer” means the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the board of directors/managers of Parent or any Borrower), or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof) and (ii) any prepayment, redemption, purchase, defeasance or satisfaction of, or any other payment (including interest payments) in respect of, any Shareholder Debt.
“Return Bid” has the meaning specified in the definition of “Dutch Auction”.
“Reuters Screen LIBOR1 Page” has the meaning specified in the definition of “Eurocurrency Rate”.
“Revolving Credit Borrowing” means a borrowing of any Tranche of the Revolving Facility consisting of simultaneous Revolving Credit Loans of the same Type and currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, (a) its obligation to make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b) and (b) its obligation to purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Credit Commitments shall include all Revolving Credit Commitment Increases and Extended Revolving Credit Commitments. The aggregate Revolving Credit Commitment of all Revolving Credit Lenders on the Closing Date shall be $0.
“Revolving Credit Commitment Increase” has the meaning specified in Section 2.13(a)(II).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments (without giving effect to any Extended Revolving Credit Commitments) and the extensions of credit thereunder.
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time (and after the termination of all Revolving Credit Commitments, any Lender that holds any Outstanding Amount in respect of Revolving Credit Loans and/or L/C Obligations.
“Revolving Credit Loan” has the meaning specified in Section 2.01(b); provided that at any time that any Specified Refinancing Revolving Credit Commitments or Extended Revolving Credit Commitments have been made available or that any Revolving Credit Commitment Increase has been effected, the loans outstanding in respect thereof shall be Revolving Credit Loans.
“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C, evidencing the aggregate indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.
“Revolving Credit Outstandings” means, with respect to any Revolving Credit Lender, such Revolving Credit Lender’s Outstanding Amount of Revolving Credit Loans and/or its share of L/C Obligations.
“Revolving Facilities” means (a) the Revolving Credit Facility and (b) the aggregate principal amount of the Revolving Credit Lenders’ Extended Revolving Credit Commitments in respect of any Extension, in each case, including the extensions of credit made thereunder.
“Revolving Facility Increase Amendment” means the amendment to this Agreement pursuant to Section 2.13 giving effect to the Revolving Credit Commitment Increase on the Revolving Facility Increase Date.
“Revolving Facility Increase Date” means the Increase Effective Date of the Revolving Credit Commitment Increase pursuant to Section 2.13.
“Revolving Facility Incremental Amount” has the meaning specified in Section 2.13(a)(II).
“S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.
“Sale Leasebacks” means any sale leaseback transaction with respect to all or any portion of any real property owned by a member of the Group that is permitted pursuant to Section 7.05(q).
“Sanctions Authority” means OFAC, the U.S. State Department, the Bureau of Industry and Security of the U.S. Department of Commerce, any other agency of the U.S. government, the United Nations, Her Majesty’s Treasury of the United Kingdom, the European Union or any member state thereof and any other similar applicable authority in any jurisdiction in which a Loan Party is organized.
“Sanctioned Country” means, at any time, a country or territory that is subject to a general export, import, financial or investment embargo under any Sanctions/Export Control Laws and Regulations, which countries as of the date of this Agreement, include Cuba, Iran, Sudan, North Korea and Syria.
“Sanctioned Person” means, at any time, (a) any Person listed in any sanctions-related list of designated Persons maintained by any Sanctions Authority, (b) any Person operating, organized under the laws of, or resident in, a Sanctioned Country, (c) any Person controlled by any such Person in preceding clause (a) or (b); or (d) otherwise a Person with whom a U.S. Person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business, or other activities.

“Sanctions/Export Control Laws and Regulations” means any economic sanctions laws, regulations, embargoes, or restrictive measures or requirements imposed by, or based upon the obligations or authorities set forth in, the PATRIOT Act, or any of the foreign assets control regulations or any other law or executive order administered, enacted or enforced by any Sanctions Authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank that is designated by Parent in writing to the Administrative Agent as a “Secured Cash Management Agreement” as of the Closing Date or, if later, as of the time of entering into such Cash Management Agreement (or, if later in either case, within the 30 day period referred to in clause (ii) or (iii) of the definition of “Cash Management Bank”, or such later date as agreed by the Parent, the applicable Cash Management Bank and the Administrative Agent).
“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between Parent and any Hedge Bank that is designated by Parent in writing to the Administrative Agent as a “Secured Hedge Agreement” as of the Closing Date or, if later, as of the time of entering into such Swap Contract (or, if later in either case, within the 30 day period referred to in clause (ii) or (iii) of the definition of “Hedge Bank”, or such later date as agreed by the Parent, the applicable Hedge Bank and the Administrative Agent); provided that for the purposes of the Loan Documents in no circumstances shall any Excluded Swap Obligations constitute Obligations with respect to any Secured Hedge Agreement.
“Secured Obligations” means the collective Obligations of the Loan Parties now or hereafter existing under the Loan Documents, any Secured Cash Management Agreement or any Secured Hedge Agreement (as such Loan Documents, Secured Cash Management Agreements and/or Secured Hedge Agreements may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks to the extent they are party to one or more Secured Hedge Agreements, the Cash Management Banks to the extent they are party to one or more Secured Cash Management Agreements, any Supplemental Agent and each co-agent or subagent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Article IX.
“Securities Act” means the Securities Act of 1933, as amended.
“Shareholder Debt” means the Convertible Debt and the Subordinated Shareholder Loans.
“Shareholder Debt Documentation” means the Convertible Debt Documentation and the Subordinated Shareholder Loan Documentation.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of debts and other liabilities, subordinated, contingent or otherwise, of such Person, (b) the present fair saleable value of the assets of such Person is greater than the total amount that will be required to pay the liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amounts that would reasonably be expected to become an actual or matured liability or, if a different methodology is prescribed by applicable Laws, as prescribed by such Laws.
“SPC” has the meaning specified in Section 10.07(g).
“Specified Representations” means the representations and warranties made solely by the Borrowers and Parent in (x) Section 5.17 (solely with respect to the Group on a consolidated basis but with references to the Closing Date deemed to be the date such representation is made) and (y) Sections 5.01(a) and (b)(ii), 5.02(a), 5.04, 5.13, 5.18, 5.19 and 5.22, in each case, after giving effect to the relevant transaction.
“Specified Transaction” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) in an aggregate amount exceeding $10,000,000 or Investment that results in a Person becoming a Subsidiary, any Permitted Acquisition or any Disposition that results in a Subsidiary ceasing to be a Subsidiary of Parent, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of Parent or any of its Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrowers or any of their Subsidiaries or implementation of any initiative not in the ordinary course of business.
“Sponsor” means AI Media Holding (Acision) Limited, Atlantic Bridge Limited Partnership and IIU Nominees Limited and their respective Control Investment Affiliates (excluding, for purposes of the definitions of Change of Control and Permitted Holders, any operating portfolio companies of the foregoing).
“Standard Securitization Undertakings” means reasonable and customary representations, warranties, covenants and indemnities made or provided by the Dutch Borrower or any Subsidiary of the Dutch Borrower in connection with a Permitted Receivables Financing.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling”, “Pounds Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subordinated Shareholder Loan Documentation” means (i) any Initial Subordinated Shareholder Loan Documentation and (ii) any Additional Subordinated Shareholder Loan Documentation.
“Subordinated Shareholder Loans” means all Initial Subordinated Shareholder Loans and Additional Subordinated Shareholder Loans.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors, managers or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (b) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes, or (c) in relation to a Person incorporated (or established) under Dutch law, a “dochtermaatschappij” within the meaning of Section 2:24a of the Dutch Civil Code (regardless whether the shares or voting rights on the shares in such company are held directly or indirectly through another “dochtermaatschappij”). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent.
“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Dutch Borrower that are Guarantors.
“Supplemental Agent” has the meaning specified in Section 9.14(a).
“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Swap.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.
“Tax Group” has the meaning specified in Section 7.06(d)(ii).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a borrowing of the same Type of Term Loan of a single Tranche from all the Lenders having Term Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurocurrency Rate Loans, the same Interest Period.
“Term Commitment” means, as to each Term Lender, (i) the Initial Term Commitments, (ii) a Term Commitment Increase or (iii) a New Term Commitment. The amount of each Lender’s Initial Term Commitment is as set forth in the definition thereof and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, or in the amendment or agreement relating to the respective Term Commitment Increase or New Term Commitment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.
“Term Commitment Increase” has the meaning specified in Section 2.13(a)(ii).
“Term Facility” means a facility in respect of any Term Loan Tranche, as the context requires.
“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans and/or Term Commitments at such time.
“Term Loan” means an advance made by any Term Lender under any Term Facility.
“Term Loan Incremental Amount” has the meaning specified in Section 2.13(a)(I).
“Term Loan Tranche” means the respective facility and commitments utilized in making Term Loans hereunder, including (i) as of the Closing Date, the Initial Term Loans and (ii) additional Term Loan Tranches that may be added after the Closing Date, i.e., New Term Loans, Extended Term Loans and New Term Commitments.
“Term Note” means a promissory note of the Borrowers payable to the order of any Term Lender or its registered assigns, in substantially the form of Exhibit B, evidencing the indebtedness of the Borrowers to such Term Lender resulting from the Term Loans under the same Term Loan Tranche made or held by such Term Lender.
“Title Company” means a nationally recognized title insurance company as shall be retained by the Borrowers and reasonably acceptable to the Collateral Agent.
“Total Leverage Ratio” means, on any date of determination, with respect to the Group on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness of the Group on such date to (b) Consolidated EBITDA of the Group for the four fiscal quarter period most recently then ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable; provided that, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the financial statements of Parent for the four fiscal quarter period ended September 30, 2014.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.
“Tranche” means any Term Loan Tranche or any Revolving Facility.
“Transaction” means, collectively (a) the Borrowers obtaining the Facilities and the initial borrowings of Loans on the Closing Date, (b) the Existing Credit Agreement Refinancing, and (c) the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”), and “Transactions” shall have a corresponding meaning.
“Transaction Costs” has the meaning given to such term in the definition of “Transaction”.
“Transformative Acquisition” means any acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person that is either (a) not permitted by the terms of any of the Loan Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide Parent and its Subsidiaries with adequate flexibility under the Loan Document for the continuation and/or expansion of their combined operations following such consummation, as determined by Parent acting in good faith.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to any Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.11(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by a Borrower or made available to the Administrative Agent by any such Lender and (b) with respect to any L/C Issuer, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans or L/C Advances to reimburse such L/C Issuer pursuant to Section 2.03(c).
“Unfunded Pension Liability” means the excess of the present value of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of such Plan’s assets, determined in accordance with assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“U.S. Bankruptcy Code” means Title 11 of the Bankruptcy Code of the United States or any successor thereof (as amended).
“U.S. Borrower” has the meaning specified in the preamble hereto.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(h)(ii).
“Voting Equity Interests” means, with respect to any Person, the outstanding Equity Interests of a Person having the power, directly or indirectly, to designate the board of directors (or equivalent governing body) of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
Section 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(c)References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (i) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (ii) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.
(d)The term “including” is by way of example and not limitation.
(e)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(g)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
(h)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
Section 1.03    Accounting Terms.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with IFRS, as in effect from time to time.
(b)If at any time any change in IFRS or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either Parent or the Required Lenders shall so request, the Administrative Agent and Parent shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in IFRS or the application thereof (subject to the approval of the Required Lenders and Parent, in each case, not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with IFRS or the application thereof prior to such change therein and (B) Parent shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in IFRS or the application thereof or (ii) subject to the rights of the Required Lenders set forth in this Section 1.03(b), Parent may elect to fix IFRS (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.
(c)Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.
Section 1.04    Rounding. Any financial ratios required to be maintained by Parent, or satisfied in order for a specific action to be permitted, under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments or documents shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to London time.

Section 1.07    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.11 or as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.08    Currency Equivalents Generally.

(a)Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in clause (b) of this Section 1.08) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the applicable Exchange Rate; provided that if any basket amount expressed in Dollars is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.
(b)For purposes of determining the Total Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (A) testing the financial covenant under Section 7.10, at the Exchange Rate in respect thereof as of the last day of the fiscal quarter for which such measurement is being made, and (B) calculating the Total Leverage Ratio (other than for the purposes of determining compliance with Section 7.10), at the Exchange Rate as of the date of calculation, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with IFRS, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Section 1.09    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time after giving effect to any expiration periods applicable thereto; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.10    Pro Forma Calculations. Notwithstanding anything to the contrary herein, the Total Leverage Ratio shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that, notwithstanding the foregoing, when calculating the Total Leverage Ratio for purposes of (i) determining the applicable percentage of Excess Cash Flow for purposes of Section 2.04(b) and (ii) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the financial covenant set forth in Section 7.10, any Specified Transaction and any related adjustment contemplated in the definition of “Pro Forma Basis” (and corresponding provisions of the definition of “Consolidated EBITDA”) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect. Notwithstanding the foregoing, for the purposes of Sections 2.13 (other than in connection with an Revolving Credit Commitment Increase) and 7.02(i), with respect to any Limited Condition Acquisition only, at Parent’s option (which election shall be made in writing by Parent on or prior to the date the definitive acquisition agreement is entered into with respect to such Limited Condition Acquisition), the Total Leverage Ratio shall be determined, and any default or event of default blocker shall be tested, as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into and calculated as if such Limited Condition Acquisition and other pro forma events in connection therewith were consummated on such date, provided that (i) other than as specifically provided below in this Section 1.10 the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of, or attributable to, the target company or assets associated with any such Limited Condition Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred, (ii) the determination of the Total Leverage Ratio under this Agreement on or following the date of the definitive acquisition agreement and prior to the earlier of the date on which such acquisition is consummated or the definitive agreement for such acquisition is terminated, shall be calculated on a pro forma basis assuming such acquisition and other pro forma events in connection therewith (including any incurrence of Indebtedness) have been consummated unless, for purposes not related to such Limited Condition Acquisition, such calculation would result in a lower Total Leverage Ratio, and (iii) after the signing date but before the closing date for a Limited Condition Acquisition, the determination of ratios and baskets for purposes not related to such Limited Condition Acquisition shall be made as if the closing date had occurred on the same date as the signing date until such earlier time on which the applicable Limited Condition Acquisition is consummated, terminated or abandoned , other than to the extent such treatment would result in an increase to availability under any basket or reduction in any ratio (the proviso of this sentence shall be referred to as the “Limited Condition Acquisition Proviso”). With respect to any provision of this

Agreement (other than the provisions of Section 6.02(a) or Section 7.10) that requires compliance or Pro Forma Compliance with the financial covenant set forth in Section 7.10 prior to the end of the first full fiscal quarter after the Closing Date, such compliance or Pro Forma Compliance shall be with the financial covenant set forth in Section 7.10 at the end of the first full fiscal quarter after the Closing Date.

Section 1.11    Calculation of Baskets
. For the avoidance of doubt, if Parent has made an election to utilize the Limited Condition Acquisition Proviso and any of the ratios or baskets for which compliance was determined or tested as such date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of Parent or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will be deemed to not have been exceeded as a result of such fluctuations.
Section 1.12    No Personal Liability
. Where any person gives a certificate (or other document), makes any statement or makes a representation in each case on behalf of any of the parties to the Loan Documents pursuant to any provision thereof and such certificate, document, statement or representation proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, document, statement or undertaking being incorrect (save in the case of fraud, gross negligence or wilful misconduct, in which case any liability of such individual shall be determined in accordance with applicable law).
Section 1.13    Dutch Terms
. In this Agreement, where it relates to a Person incorporated (or established) under Dutch law, or any Collateral Document governed by Dutch law, a reference to:
(a)a necessary action to authorize where applicable, includes without limitation:
(i)any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and
(ii)obtaining an unconditional positive advice (advies) from the competent works council(s) if a positive advice is required pursuant to the Dutch Works Councils Act (Wet op de ondernemingsraden);
(b)gross negligence means grove schuld;
(c)negligence means schuld;
(d)a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);
(e)wilful misconduct means opzet;
(f)a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);
(g)a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;
(h)any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);
(i)an administrative receiver or receiver includes a curator;
(j)an administrator includes a bewindvoerder;
(k)an attachment includes a beslag; and
(l)a merger includes a juridische fusie.

Section 1.14    Reasonableness of the Administrative Agent. Where the Administrative Agent is referred to in this Agreement as acting “reasonably” or in a “reasonable” manner or as coming to an opinion or determination that is “reasonable” (or any similar or analogous wording is used), unless it is not required to do so, this shall mean that the Administrative Agent, shall, where it has in fact sought such instructions, be acting or coming to an opinion or determination on the instructions of the Required Lenders acting reasonably and that the Administrative Agent shall be under no obligation to determine the reasonableness of such instructions from the Required Lenders or whether in giving such instructions the Required Lenders are acting in a reasonable manner.

Section 1.15    Merger and Consolidation. Any entity into which the Administrative Agent may be merged or converted or with which the Agent may be consolidated, or which results from any merger, conversion or consolidation to which the Administrative Agent shall be a party, or any succeeding entity, including Affiliates of the Administrative Agent, to which the Administrative Agent shall sell or otherwise transfer:

(a)    all or substantially all of its assets; or
(b)     all or substantially all of its corporate trust business;
shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws become the successor Administrative Agent under this Agreement without the execution or filing of any paper or any further act or formality on the part of the parties to this Agreement and after the said effective date all references in this Agreement to the Administrative Agent shall be deemed to be references to such successor entity.

Article II

The Commitments and Credit Extensions

Section 2.01    The Loans.

(a)The Initial Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender with an Initial Term Commitment severally agrees to make a single loan denominated in Dollars to the Borrowers (the “Initial Term Loans”) on the Closing Date in an amount not to exceed such Term Lender’s Initial Term Commitment. The Initial Term Borrowing shall consist of Initial Term Loans made simultaneously by the Term Lenders in accordance with their respective Initial Term Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
(b)The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time on and after the Revolving Facility Increase Date, on any Business Day until and excluding the Business Day preceding the Maturity Date for the applicable Revolving Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment in respect of the applicable Revolving Facility; provided, however, that after giving effect to any Revolving Credit Borrowing under the applicable Revolving Facility, (i) the aggregate amount of the Total Revolving Credit Outstandings under such Revolving Facility shall not exceed the Revolving Credit Commitments in respect of such Facility and (ii) the aggregate amount of the Outstanding Amount of the Revolving Credit Loans under such Revolving Facility of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations under such Revolving Facility, shall not exceed such Lender’s Revolving Credit Commitment in respect of such Revolving Facility. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.04, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
(c)After the Closing Date, subject to and upon the terms and conditions set forth herein, each Lender with a Term Commitment (other than an Initial Term Commitment) with respect to any Tranche of Term Loans (other than Initial Term Loans) severally agrees to make a Term Loan denominated in Dollars under such Tranche to the Borrowers in an amount not to exceed such Term Lender’s Term Commitment under such Tranche on the date of incurrence thereof, which Term Loans under such Tranche shall be incurred pursuant to a single drawing on the date set forth for such incurrence. Such Term Loans may be Base Rate Loans or Eurocurrency Rate Loans as further provided herein. Once repaid, such Term Loans incurred hereunder may not be reborrowed.
(d)Each Lender may, at its option, make any Loan available to the Borrowers by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(e)Notwithstanding anything to the contrary contained herein, any Revolving Credit Lender that does not qualify as a Non-Public Lender shall not fund, or be required to fund, Revolving Credit Loans.
Section 2.02     Borrowings, Conversions and Continuations of Loans.

(a)Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon irrevocable notice by the Borrowers to the Administrative Agent. Each such notice must be in writing and must be received by the Administrative Agent not later than 12:00 p.m. (London time) (i) three Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Eurocurrency Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each notice by the Borrowers pursuant to this Section 2.02(a) shall be delivered to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of each Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of not $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(d), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrowers are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of a Tranche of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which an existing Tranche of Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the account of the applicable Borrower to be credited with the proceeds of such Borrowing. If, with respect to any Eurocurrency Rate Loans, the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Tranche of Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans), it will be deemed to have specified an Interest Period of one month.

(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Tranche of Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation of Eurocurrency Rate Loan is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans, as described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. (London time) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date the Committed Loan Notice with respect to Revolving Credit Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrowers as provided above.

(c)Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrowers pay the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or if directed to do so by the Required Lenders, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans.

(d)The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans of the same Type, there shall not be more than ten Interest Periods in effect (or such greater number of Interest Periods as may be acceptable to the Administrative Agent in its sole discretion).

(f)The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no

Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03    Letters of Credit.

(a)The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrowers or any of their Subsidiaries (provided that the Borrowers hereby irrevocably agree to reimburse the applicable L/C Issuer for amounts drawn on any Letters of Credit issued for the account of any Subsidiary of a Borrower on a joint and several basis with such Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b); and (2) to honor drafts under the Letters of Credit issued by such L/C Issuer and (B) the Revolving Credit Lenders under any Revolving Facility severally agree to participate in Letters of Credit issued for the account of any Borrower or any Subsidiary; provided that no L/C Issuer shall issue any Letter of Credit if, as of the date of such issuance (and after giving effect thereto) (w) with respect to any Revolving Facility, the sum of the Total Revolving Credit Outstandings under such Revolving Facility would exceed the Revolving Credit Commitments in respect of such Revolving Facility, (x) with respect to any Revolving Facility, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender under such Revolving Facility, plus the amount of such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations under such Revolving Facility would exceed such Lender’s Revolving Credit Commitment under such Revolving Facility, or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(i)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;
(B)subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal, unless the Required Revolving Lenders and the L/C Issuer, in their sole discretion, have approved such expiry date;
(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (i) all the Revolving Credit Lenders and the L/C Issuer have approved such expiry date and/or (ii) the L/C Issuer has approved such expiry date and such requested Letter of Credit has been Cash Collateralized by the applicant requesting such Letter of Credit in accordance with Section 2.14 at least five Business Days prior to the Letter of Credit Expiration Date;
(D)the issuance of such Letter of Credit would violate one or more generally applicable policies of such L/C Issuer in place at the time of such request;
(E)such Letter of Credit is in an initial stated amount of less than $500,000 or such lesser amount as is acceptable to the applicable L/C Issuer in its sole discretion;
(F)immediately after giving effect to such issuance, the aggregate stated amount available to be drawn under all outstanding Letters of Credit issued by such L/C Issuer under such Revolving Facility would exceed such L/C Issuer’s L/C Commitment under such Revolving Facility; or

(G)any Revolving Credit Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements reasonably satisfactory to it and the Borrowers to eliminate the L/C Issuer’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including, first by reallocation of the Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations pursuant to Section 2.15(a)(iv) and thereafter by the delivery of Cash Collateral in accordance with Section 2.14 with the Borrowers or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to a Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure.
(ii)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iii)Each L/C Issuer shall act on behalf of the Revolving Credit Lenders under the applicable Revolving Facility with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.
(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable L/C Issuer (it being understood that such draft language for each such Letter of Credit must be in English or, if agreed to in the sole discretion of the applicable L/C Issuer, accompanied by an English translation certified by the Borrowers to be a true and correct English translation), appropriately completed and signed by a Responsible Officer of the Borrowers. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 p.m. (London time) at least three Business Days (or, in either case, such shorter period as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day not later than 30 days prior to the Maturity Date of the Revolving Facility, unless the Administrative Agent and the L/C Issuer otherwise agree); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the Person for whose account the requested Letter of Credit is to be issued (which must be a member of the Group); and (H) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment and (4) such other matters as the applicable L/C Issuer may reasonably request.
(ii)Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of a Borrower or any Subsidiary (as designated in the Letter of Credit Application) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit under any Revolving Facility, each Revolving Credit Lender under such Revolving

Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer an unfunded risk participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of such Revolving Facility multiplied by the amount of such Letter of Credit.

(iii)If the Borrowers so request in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrowers shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Credit Lenders under the applicable Revolving Facility shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(i) or otherwise) or (B) it has received notice on or before the day that is five Business Days before the Non-Renewal Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also (A) deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and (B) notify each Revolving Credit Lender of such issuance or amendment and the amount of such Revolving Credit Lender’s Pro Rata Share therein.
(c)Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrowers and the Administrative Agent thereof. Each L/C Issuer shall notify the Borrowers on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), and the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (and in the same currency in which such drawing was made) no later than on the next succeeding Business Day (and any reimbursement made on such next Business Day shall be taken into account in computing interest and fees in respect of any such Letter of Credit) after the Borrowers have received notice of such payment with interest on the amount so paid or disbursed by such L/C Issuer, to the extent not reimbursed prior to 2:00 p.m. (London time) on the respective Honor Date, from and including the date paid or disbursed to but excluding the date such L/C Issuer was reimbursed by the Borrowers therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Rate as in effect from time to time for Revolving Credit Loans that are maintained as Base Rate Loans. If the Borrowers fail to so reimburse such L/C Issuer on such next Business Day, the Administrative Agent shall promptly notify each Revolving Credit Lender of the applicable Revolving Facility of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans under the applicable Revolving Facility and to be disbursed on such date in an amount equal to the Unreimbursed Amount. Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Revolving Credit Lender under the applicable Revolving Facility (including each Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 2:00 p.m. (London time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan in the form of a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans for Letters of Credit because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Revolving Credit Loans. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each Revolving Credit Lender under the applicable Revolving Facility funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Notwithstanding the foregoing, if the Borrowers Cash Collateralize Letters of Credit as required pursuant to Section 2.03(a)(i)(C) with respect to any Letter of Credit that matures after the Letter of Credit Expiration Date, then on the Letter of Credit Expiration Date, the Revolving Credit Lenders shall have no further obligations to make Revolving Credit Loans or L/C Advances or reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)Repayment of Participations. (i) If, at any time after an L/C Issuer under any Revolving Facility has made a payment under any Letter of Credit issued by it and has received from any Revolving Credit Lender under such Revolving Facility such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender under the applicable Revolving Facility shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or the applicable Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, administrator, administrative receiver, judicial manager, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of a Borrower or any other account party in respect of such Letter of Credit; or

(vi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers.
The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the instructions of the Borrowers or other irregularity, the Borrowers will promptly notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)Role of L/C Issuer. Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as they may have against the beneficiary or transferee at Law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by the Borrowers which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such L/C Issuer’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a Letter of Credit fee which shall accrue for each Letter of Credit of each Revolving Facility in an amount equal to the Applicable Rate as in effect from time to time for Eurocurrency Rate Loans with respect to the applicable Revolving Facility multiplied by the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) (or as otherwise agreed by the Borrowers and the Revolving Credit Lenders under such applicable Revolving Facility in the Revolving Facility Increase Amendment); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders under the applicable Revolving Facility in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each March, June, September and December, in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h)Fronting Fee and Documentary and Processing Charges Payable to an L/C Issuer. The Borrowers shall pay directly to the applicable L/C Issuer for its own account a fronting fee at a rate specified in the Revolving Facility Increase Amendment (or as otherwise agreed between the Borrowers and such L/C Issuer) computed on the maximum daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the maximum daily amount available to be drawn under any Letter of Credit (including for purposes of Section 2.03(g)), the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Each payment of fees required above under this clause (h) on any Letters of Credit shall be made in Dollars. In addition, the Borrowers shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, administration, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are non-refundable.

(i)Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)Reporting. To the extent that any Letters of Credit are issued by an L/C Issuer other than the Administrative Agent, each such L/C Issuer shall furnish to the Administrative Agent a report detailing the daily L/C Obligations outstanding under all Letters of Credit issued by it under any Revolving Facility, such report to be in a form and at reporting intervals as shall be agreed between the Administrative Agent and such L/C Issuer; provided that in no event shall such reports be furnished at intervals greater than 31 days.

(k)Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any Revolving Facility of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to this Section 2.03) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Revolving Facilities (x) up to an aggregate amount not to exceed the aggregate principal amount of the Available Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (y) so long as immediately after giving effect to such reallocation, the aggregate stated amount available to be drawn under all outstanding Letters of Credit issued by such L/C Issuer under a Revolving Facility would not exceed such L/C Issuer’s L/C Commitment under such Revolving Facility. To the extent any Letters of Credit are not able to be reallocated pursuant to clause (x) of the immediately preceding sentence and there are outstanding Revolving Credit Loans under the non-terminating Revolving Facilities, the Borrowers agree to repay all such Revolving Credit Loans (or such lesser amount as is necessary to reallocate all Letters of Credit pursuant to this clause (i)) or (ii) to the extent not reallocated pursuant to immediately preceding clause (i) or clause (y) of the second preceding sentence, the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.14 but only up to the amount of such Letter of Credit not so reallocated. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such Maturity Date.

(l)Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrowers when a Letter of Credit is issued, (i) either (A) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) or (B) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce, at the election of the applicable L/C Issuer, shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(m)Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among Parent, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders under the applicable Facility of any such additional L/C Issuer under such Facility.

Section 2.04    Prepayments.

(a)Optional. (i) The Borrowers may, upon notice substantially in the form of Exhibit L to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty except as set forth in Section 2.04(a)(iii); provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (London time) (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one Business Day prior to any date of prepayment of Base Rate Loans (or, in each case, such shorter period as the Administrative Agent shall agree in its sole discretion); (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of the amount of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the class of Loans to be prepaid includes both Base Rate Loans and Eurocurrency Rate Loans, absent direction by the Borrowers, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount payable by the Borrowers in respect of such prepayment pursuant to Section 3.05). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). If such notice is given by the Borrowers, subject to clause (ii) below, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.04(a)(iii) and Section 3.05. Each prepayment of outstanding Term Loan Tranches pursuant to this Section 2.04(a) shall be applied to each Term Loan Tranche on a pro rata basis (or, if agreed to in writing by the Majority Lenders of a Term Loan Tranche, in a manner that provides for more favorable prepayment treatment of other Term Loan Tranches, so long as each other such Term Loan Tranche receives its Pro Rata Share of any amount to be applied more favorably). All voluntary prepayments of a Term Loan Tranche in accordance with this Section 2.04(a) shall be applied (A) (to the extent applicable) to the scheduled installments with respect to such Term Loan Tranche in direct order of maturity of the remaining scheduled installments for the 24 months following the relevant prepayment event and thereafter shall be applied ratably to any remaining scheduled installments with respect to such Term Loan Tranche (including any payment due on maturity of such Term Loan Tranche), or (B) if there are no scheduled installments with respect to such Term Loan Tranche, to reduce the final bullet amount due on maturity of such Term Loan Tranche; and each such prepayment shall be paid to the Appropriate Lenders on a pro rata basis, except as set forth above.

(ii)Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.04(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrowers (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii)In the event of (A) a voluntary prepayment of any Initial Term Loans, (B) a mandatory repayment of any Initial Term Loans pursuant to Section 2.04(b)(iii) or (C) any amendment effected in connection with a Repricing Event with respect to the Initial Term Loans, in each case, on or prior to the first anniversary of the Closing Date, the Borrowers shall pay to the Administrative Agent, for the ratable account of the applicable Term Lenders, a prepayment premium in an amount equal to (x) with respect to clauses (A) and (B) above, 1.00% of the principal amount of the Initial Term Loans prepaid or repaid and (y) with respect to clause (C) above, 1.00% of the principal amount of the affected Initial Term Loans held by the Term Lenders consenting to such amendment.

(b)Mandatory. (i) Within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrowers shall make a mandatory prepayment in accordance with the requirements of Section 2.04(b)(vii) in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for the fiscal year covered by such financial statements commencing with the fiscal year ending on December 31, 2015, minus (B) the aggregate amount of voluntary principal prepayments of the Loans (except prepayments of Revolving Credit Loans under any Revolving Facility that are not accompanied by a corresponding permanent commitment reduction of the Revolving Facilities) pursuant to Section 2.04(a) during such fiscal year solely to the extent financed with Internally Generated Funds of the Dutch Borrower and its Subsidiaries, provided that, such percentage in respect of any Excess Cash Flow Period shall be reduced to 25% or 0% if the Total Leverage Ratio as of the last day of the fiscal year to which such Excess Cash Flow Period relates was less than or equal to 2.50:1.00 or 2.00:1.00, respectively.
(ii)(A)  If (x) any member of the Group Disposes of any property or assets (other than any Disposition permitted under Section 7.05 (1) to the Dutch Borrower or any Subsidiary Guarantor or (2) by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party) pursuant to Section 7.05(k), (l), (n), (p), (q) or (r) or pursuant to a Disposition that is not permitted under Section 7.05, or (y) any Casualty Event occurs, and any transaction or series of related transactions described in the foregoing clauses (x) and (y) results in the receipt by members of the Group of aggregate Net Cash Proceeds in excess of $2,000,000 in any fiscal year in the aggregate for all such transactions (any such transaction or series of related transactions resulting in Net Cash Proceeds being a “Relevant Transaction”), (1) the Borrowers shall give written notice to the Administrative Agent thereof promptly after the date of receipt of such Net Cash Proceeds and (2) except to the extent the Borrowers elect in such notice to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.04(b)(ii)(B), the Borrowers shall, subject to Section 2.04(b)(viii), make a mandatory prepayment in accordance with the requirements of Section 2.04(b)(vii) in an amount equal to all Net Cash Proceeds received from such Relevant Transaction (other than Net Cash Proceeds of a Relevant Transaction that are not in excess of the aggregate $2,000,000 thresholds set forth above, if any) within seven Business Days of receipt thereof by such member of the Group.
(B)With respect to any Net Cash Proceeds realized or received with respect to any Relevant Transaction, at the option of the Borrowers, the Borrowers may reinvest all or any portion of such Net Cash Proceeds in the business of the Dutch Borrower within 365 days following receipt of such Net Cash Proceeds; provided, however, that if any of such Net Cash Proceeds from a Relevant Transaction are no longer intended to be so reinvested at any time after the occurrence of the Relevant Transaction (or are not reinvested within such 365 days), an amount equal to any such Net Cash Proceeds shall be promptly applied to make a mandatory prepayment as set forth in this Section 2.04(b)(ii) (without giving effect to this clause (B)).

(iii)Upon the incurrence or issuance by any member of the Group of any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrowers shall make a mandatory prepayment in accordance with the requirements of Section 2.04(b)(vii) in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such member of the Group.

(iv)Without duplication, upon the receipt of Parent or any Subsidiary of Net Cash Proceeds of the type described in clause (d) of the definition of “Net Cash Proceeds”, the Borrowers shall immediately apply such proceeds to make a mandatory prepayment in accordance with the requirements of Section 2.04(b)(vii).

(v)Upon the receipt by the Dutch Borrower of any Cure Amount, the Borrowers shall immediately apply 50% of such Cure Amount to make a mandatory prepayment in accordance with the requirements of Section 2.04(b)(vii).

(vi)If for any reason the sum of the Total Revolving Credit Outstandings under any Revolving Facility at any time exceeds the Revolving Credit Commitments in respect of such Revolving Facility then in effect (including after giving effect to any reduction in the Revolving Credit Commitments under such Revolving Facility pursuant to Section 2.05), the Borrowers shall immediately prepay the applicable Revolving Facility and Cash Collateralize the L/C Obligations under such Revolving Facility in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize such L/C Obligations pursuant to this Section 2.04(b)(vi) unless, after the prepayment in full of the Revolving Credit Loans under such Revolving Facility, the Total Revolving Credit Outstandings under such Revolving Facility exceeds the aggregate Revolving Credit Commitments in respect of such Revolving Facility then in effect.

(vii)Each amount required to be applied pursuant to clauses (i) through (v) of this Section 2.04(b) in accordance with this clause (vii) shall be applied (x) first, to repay the outstanding principal amount of Term Loans  and (y) second, to the extent in excess of the amounts required to be applied pursuant to the preceding clause (x), to prepay Revolving Credit Loans under the Revolving Facilities and Cash Collateralize the L/C Obligations under the Revolving Facilities in an aggregate amount equal to such excess on a pro rata basis across the Revolving Facilities (without a concomitant and equal reduction of the commitments thereunder); provided, however, that the Borrowers shall not be required to Cash Collateralize L/C Obligations under a Revolving Facility pursuant to this clause (y) unless, after the prepayment in full of the Revolving Credit Loans under such Revolving Facility, the Total Revolving Credit Outstandings under such Revolving Facility exceeds the aggregate Revolving Credit Commitments in respect of such Revolving Facility then in effect. Each prepayment of Term Loans pursuant to this Section 2.04(b) shall be applied to each Term Loan Tranche on a pro rata basis (or, if agreed to in writing by the Majority Lenders of a Term Loan Tranche, in a manner that provides for more favorable prepayment treatment of other Term Loan Tranches, so long as each other such Term Loan Tranche receives its Pro Rata Share of any amount to be applied more favorably). Amounts to be applied to a Term Loan Tranche in connection with prepayments made pursuant to this Section 2.04(b) shall be applied (A) (to the extent applicable) ratably to the scheduled installments with respect to such Term Loan Tranche during the 12 months following the relevant prepayment event and thereafter to the remaining scheduled installments with respect to such Term Loan Tranche in inverse order of maturity (including any payment due on maturity of such Term Loan Tranche) or (B) if there are no scheduled installments with respect to such Term Loan Tranche, to reduce the final bullet amount due on maturity of such Term Loan Tranche. Each prepayment of Term Loans under a Facility pursuant to this Section 2.04(b) shall be applied on a pro rata basis to the then outstanding Base Rate Loans and Eurocurrency Rate Loans under such Facility; provided that, if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans under such Facility to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount payable by the Borrowers in respect of such prepayment pursuant to Section 3.05. Each prepayment of Revolving Credit Loans under a Revolving Facility pursuant to this Section 2.04(b) shall be applied first to Base Rate Loans under such Revolving Facility to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount payable by the Borrowers in respect of such prepayment pursuant to Section 3.05.

(viii)All prepayments under this Section 2.04 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05 and, to the extent applicable, any additional amounts required pursuant to Section 2.04(a)(iii). Notwithstanding any of the other provisions of this Section 2.04(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.04(b) (other than clauses (iii), (v) and (vi) above), other than on the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder, together with accrued interest to the last day of such Interest Period, with the Administrative Agent to be held as security for the obligations of the Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent (acting on instructions from the Required Lenders) until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.04(b) (determined as of the date such prepayment was required to be originally made); provided that, such unpaid Eurocurrency Rate Loans shall continue to bear interest in accordance with Section 2.07 until such unpaid Eurocurrency Rate Loans have been pre-paid. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.04(b) (determined as of the date such prepayment was required to be originally made together with accrued interest to the date of such prepayment) and the Borrowers shall be responsible for any amounts owing in respect of any Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding anything to the contrary contained in this Agreement, any amounts held by the Administrative Agent pursuant to this clause (viii) pending application to the applicable Term Loans shall be held and applied to the satisfaction of the applicable Term Loans prior to any other application of such property as may be provided for herein.

(ix)Notwithstanding any other provisions of this Section 2.04, to the extent that the repatriation by a Subsidiary to the jurisdiction of organization of a Borrower that is the most direct parent company of such Subsidiary of any or all of the Net Cash Proceeds of any Disposition by a Subsidiary of the Dutch Borrower (an “Extra-Jurisdictional Disposition”) or the Net Cash Proceeds of any Casualty Event from a Subsidiary of the Dutch Borrower (an “Extra-Jurisdictional Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.04(b)(ii), or Excess Cash Flow attributable to a Subsidiary of the Dutch Borrower giving rise to a prepayment event pursuant to Section 2.04(b)(i) are or is prohibited, restricted or delayed by applicable local law from being repatriated to such Borrower, (A) the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied in accordance with Section 2.04(b)(vii) at the times provided in this Section 2.04 but may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to such Borrower (the Borrowers hereby agree to use commercially reasonable efforts to cause the applicable Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, even if such cash is not actually repatriated at such time, an amount equal to the amount of the Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days) applied (net of additional taxes payable or reserved against as a result thereof) to make a mandatory prepayment in accordance with the requirements of Section 2.04(b)(vii) pursuant to this Section 2.04 to the extent provided herein and (B) to the extent that the Borrowers have determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Extra-Jurisdictional Disposition, any Extra-Jurisdictional Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Subsidiary, provided that, in the case of this clause (B), (I) such amounts shall be repatriated at such time as such Borrower or such Subsidiary can do so without incurring such adverse consequences and (II) subject to the prepayment provisions in this Section 2.04(b)(ix), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.04 (or twelve months after the date such Excess Cash Flow would have been so required to be applied if it were Net Cash Proceeds), (x) the Dutch Borrower shall apply an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Dutch Borrower rather than such Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Subsidiary.

(c)Term Lender Opt-Out. With respect to any prepayment of Initial Term Loans pursuant to Section 2.04(b) and, unless otherwise specified in the documents therefor, other Term Loan Tranches pursuant to Section 2.04(b)(i) or (ii), any Appropriate Lender, at its option (but solely to the extent the Borrowers elect for this clause (c) to be applicable to a given prepayment), may elect not to accept such prepayment as provided below. The Borrowers may notify the Administrative Agent of any event giving rise to a prepayment under Section 2.04(b)(i) or (ii) at least 10 Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.04(b)(i) or (ii) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice so received from the Borrowers, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Appropriate Lender may (but solely to the extent the Borrowers elect for this clause (c) to be applicable to a given prepayment) decline to accept all (but not less than all) of its share of any such prepayment of Term Loans under a Term Loan Tranche (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five Business Days after the date of such Appropriate Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrowers and applied by the Administrative Agent (other than to Declining Lenders under a Term Loan Tranche) in accordance with the requirements of Section 2.04(b)(vii) (but excluding for the purposes of clause (x) in the first sentence of Section 2.04(b)(vii) any Term Loans under a Term Loan Tranche held by a Declining Lender under such Term Loan Tranche). Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders in accordance with clause (x) in the first sentence of Section 2.04(b)(vii) shall be applied to the prepayment of Revolving Credit Loans in accordance with clause (y) in the first sentence of Section 2.04(b)(vii) and any amount remaining after such prepayments may be retained by the Borrowers.

(d)All Loans shall be repaid, whether pursuant to this Section 2.04 or otherwise, in Dollars.

Section 2.05    Termination or Reduction of Commitments

(a)Optional. The Borrowers may, upon written notice to the Administrative Agent, terminate the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Facility, or from time to time permanently reduce the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Facility; provided that (i) any such notice shall be received by the Administrative Agent five Business Days (or such shorter period as the Administrative Agent shall agree) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Commitments under any Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the amount of the Total Revolving Credit Outstandings under such Revolving Facility would exceed the Revolving Credit Commitments in respect of such Revolving Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit. Any such notice of termination or reduction of commitments pursuant to this Section 2.05(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrowers (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)Mandatory. (i) The Aggregate Commitments under a Term Loan Tranche shall be automatically and permanently reduced to zero on the date of the initial incurrence of Term Loans under such Term Loan Tranche.
ii.If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.05, the Letter of Credit Sublimit or aggregate L/C Issuer Commitments exceed the amount of the Revolving Facility at such time, the Letter of Credit Sublimit or L/C Issuer Commitment, as the case may be, shall be automatically reduced by the amount of such excess (in the case of L/C Issuer Commitments, on a pro rata basis).

iii.The aggregate Revolving Credit Commitments with respect to the applicable Revolving Facility shall automatically and permanently be reduced to zero on the Maturity Date with respect to such Revolving Facility.

(c)Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.05. Upon any reduction of Commitments under a Facility or Tranche thereof, the Commitment of each Lender under such Facility or Tranche thereof shall be reduced by such Lender’s ratable share of the amount by which such Facility or Tranche thereof is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination.

Section 2.06    Repayment of Loans.

(a)Initial Term Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Term Lenders holding Initial Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which scheduled installments shall, to the extent applicable, be reduced as a result of the application of pre-payments in accordance with the order of priority set forth in Section 2.04, or be increased as a result of any increase in the amount of Initial Term Loans pursuant to Section 2.13 (such increased scheduled installment to be calculated in the same manner (and on the same basis) as the schedule for the Initial Term Loans made on the Closing Date as set forth below):

Date	Amount
The last Business Day of each of the first four fiscal quarters of Parent occurring after December 31, 2014	1.25% of the aggregate principal amount of Initial Term Loans incurred on the Closing Date
The last Business Day of each of the first four fiscal quarters of Parent occurring after December 31, 2015	1.875% of the aggregate principal amount of Initial Term Loans incurred on the Closing Date
The last Business Day of each of the first seven fiscal quarters of Parent occurring after December 31, 2016	2.50% of the aggregate principal amount of Initial Term Loans incurred on the Closing Date provided that, to the extent not previously paid, all Initial Term Loans shall be due and payable on the Maturity Date for the Initial Term Loans.

(b)New Term Loans. The principal amount of New Term Loans of each Term Lender shall be repaid as provided in the amendment to this Agreement in respect of such New Term Loans as contemplated by

Section 2.13, subject to the requirements of Section 2.13 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04, or be increased as a result of any increase in the amount of New Term Loans pursuant to Section 2.13 (such increased scheduled installments to be calculated in the same manner (and on the same basis) as the schedule set forth in the amendment to this Agreement in respect of such New Term Loans as contemplated by Section 2.13 for the initial incurrence of such New Term Loans)). To the extent not previously paid, each New Term Loan shall be due and payable on the Maturity Date applicable to such New Term Loans.

(c)Extended Term Loans. The principal amount of Extended Term Loans of each Extending Term Lender shall be repaid as provided in the amendment to this Agreement in respect of such Extended Term Loans as contemplated by Section 2.16, subject to the requirements of Section 2.16 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04, or be increased as a result of any increase in the amount of Extended Term Loans pursuant to Section 2.13 (such increased scheduled installments to be calculated in the same manner (and on the same basis) as the schedule set forth in the amendment to this Agreement in respect of such Extended Term Loans as contemplated by Section 2.16 for the initial incurrence of such Extended Term Loans). To the extent not previously paid, each Extended Term Loan shall be due and payable on the Maturity Date applicable to such Extended Term Loans.

(d)Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date of a Revolving Facility the aggregate principal amount of all of its Revolving Credit Loans under such Revolving Facility outstanding on such date.

(e)All Loans shall be repaid, whether pursuant to this Section 2.06 or otherwise, in Dollars.

Section 2.07    Interest.

(a)Subject to the provisions of Section 2.07(f), each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (i) the Adjusted Eurocurrency Rate for such Interest Period plus (ii) the Applicable Rate for Eurocurrency Rate Loans under such Facility.

(b)Subject to the provisions of Section 2.07(f), each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (i) the Base Rate plus (ii) the Applicable Rate for Base Rate Loans under such Facility.
(c)Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan (other than Revolving Credit Loans bearing interest based on the Base Rate that are repaid or prepaid without any corresponding termination or reduction of the Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)Interest on each Loan shall be payable in Dollars

(e)All computations of interest hereunder shall be made in accordance with Section 2.09 of this Agreement

(f)The Borrowers shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

Section 2.08    Fees. In addition to certain fees described in Sections 2.03(g) and (h):

i.Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of each Revolving Facility, a commitment fee in Dollars equal to the Applicable Commitment Fee multiplied by the actual daily amount by which the aggregate Revolving Credit Commitments under such Revolving Facility exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans under such Revolving Facility and (B) the Outstanding Amount of L/C Obligations under such Revolving Facility, subject to adjustment as provided in Section 2.15. The commitment fee with respect to any Revolving Facility shall accrue at all times from the Revolving Facility Increase Date until the Maturity Date for such Revolving Facility, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first fiscal quarter to end following the Revolving Facility Increase Date, and on the Maturity Date for such Revolving Facility.

ii.Other Fees. The Borrowers shall pay to the Arranger, the Administrative Agent and the Collateral Agent for their own respective accounts or for the account of the Lenders, as appropriate, fees in the amounts and at the times separately agreed up on between any Borrower or Parent and the Arranger, the Administrative Agent or the Collateral Agent, as the case may be (including those fees specified in the Fee Letters).

Section 2.09    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. All computations of interest for Base Rate Loans based on the Prime Lending Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10    Evidence of Indebtedness.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of United States Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.10(a) and (b), and by each Lender in its accounts or records pursuant to Sections 2.10(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.11    Payments Generally; Administrative Agent’s Clawback.

(a)General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (London time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility or Tranche thereof (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (London time) shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b)(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, not later than 12:00 p.m. (London time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any properly incurred administrative, processing or similar fees charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans under the applicable Facility. If the Borrowers and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.
(ii)Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers do not in fact make such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any properly incurred administrative, processing or similar fees charged by the Administrative Agent in connection with the foregoing.
A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.11(b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d)Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.

(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(g)Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations, outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.12    Sharing of Payments.

(a)If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder)

thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section 2.12 shall not be construed to apply to (A) the application of Cash Collateral provided for in Section 2.14, (B) the assignments and participations (including by means of a Dutch Auction and open market debt repurchases) described in Section 10.07, (C) the incurrence of any New Term Loans in accordance with Section 2.13, (D) any loan modification offer described in Section 10.01 or Extension described in Section 2.16, or (E) any applicable circumstances contemplated by Sections 2.04(b), 2.13, 2.15 or 3.07.

Section 2.13    Incremental Facilities.

(a)(I) The Borrowers may, from time to time after the Closing Date, by notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying the proposed amount thereof, request

(i)an increase in any Term Loan Tranche then outstanding (which shall be on the same terms as, and become part of, the Term Loan Tranche proposed to be increased hereunder (except as otherwise provided in Section 2.06(a) with respect to amortization)) (each, a “Term Commitment Increase”), and

(ii)the addition of one or more new term loan facilities to the Facilities (each, a “New Term Facility”; and any advance made by a Lender thereunder, a “New Term Loan”; and the commitments thereof, the “New Term Commitment”), by an aggregate principal amount not to exceed $55,000,000 (such amount, at any such time, the “Term Loan Incremental Amount”); provided that (i) subject to the Limited Condition Acquisition Proviso, no Event of Default would exist after giving effect to any such request and (ii) any such request for an increase shall be in a minimum amount of the lesser of (x) $5,000,000 and (y) the entire amount of any increase that may be requested under this Section 2.13(a)(I); provided, further, that any New Term Commitments and Term Commitment Increases established pursuant to this Section 2.13 will reduce the Term Loan Incremental Amount.
(II) The Borrowers may, in a single increase after the Closing Date, by notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying the proposed amount thereof, request an increase in the Revolving Credit Commitments under the Revolving Facility (which shall be on the same terms as, and become part of, the Revolving Facility) (the “Revolving Credit Commitment Increase” and, together with any New Term

Commitment and the Term Commitment Increase, the “New Loan Commitments”) in a principal amount of up to $10,000,000 (the “Revolving Facility Incremental Amount”); provided that (i) no Event of Default would exist after giving effect to any such request, (ii) any such request for an increase shall be in a minimum amount of $5,000,000 and (iii) upon the Revolving Credit Commitment Increase, the Revolving Facility Incremental Amount shall be automatically reduced to $0.
(b)To achieve the full amount of a requested increase or issuance of New Term Facility or Revolving Credit Commitment Increase, as applicable, or as otherwise determined by the Administrative Agent and the Borrowers, the Borrowers may (i) at the time of sending the notice referred to in Section 2.13(a), specify a time period within which an applicable Lender is requested to respond (which, unless the Administrative Agent otherwise agrees, shall in no event be less than three Business Days from the date of delivery of such notice) as to whether or not it agrees to participate in such new facility or increase of the existing Tranche and, if so, whether by a percentage of the requested increase equal to, greater than, or less than its Pro Rata Share of any then-existing Tranche and/or (ii) invite Eligible Assignees reasonably satisfactory to the Administrative Agent and each L/C Issuer (to the extent the consent of the Administrative Agent and each L/C Issuer would be required to assign Loans and/or Commitments to such Eligible Assignee, which consent shall not be unreasonably withheld or delayed) to become Lenders pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent. Any Lender approached may elect or decline, in its sole discretion, to provide such increase or new facility. Any Lender not responding within the time period specified in the relevant notice shall be deemed to have declined to increase its Commitment with respect to such Tranche or to provide a new Tranche. The Administrative Agent shall notify the Borrowers of the Lenders’ responses to each request (if any) made under this Section 2.13.

(c)If (i) a Revolving Facility or a Term Loan Tranche is increased in accordance with this Section 2.13 or (ii) a New Term Facility is added in accordance with this Section 2.13, the Administrative Agent and the Borrowers shall determine the effective date of any Revolving Credit Commitment Increase or date of incurrence of Term Loans pursuant to any Term Commitment Increase or addition of a New Term Facility (the “Increase Effective Date”) and the final allocation of such increase or New Term Facility among the applicable Lenders. The Administrative Agent shall promptly notify the applicable Lenders of the final allocation of such increase or New Term Facility and the Increase Effective Date. In connection with (i) any increase in a Term Loan Tranche or Revolving Facility or (ii) any addition of a New Term Facility, in each case, pursuant to this Section 2.13, this Agreement and the other Loan Documents may be amended in a writing (which may be executed and delivered by the Borrowers and the Administrative Agent) in order to establish the New Term Facility or to effectuate the increases to the Term Loan Tranche or Revolving Facility and to reflect any technical changes necessary or appropriate to give effect to such increase or new facility in accordance with its terms as set forth herein. As of the Increase Effective Date, the amortization schedule for the Term Loan Tranche then increased set forth in Section 2.06(a) (or any other applicable amortization schedule for New Term Loans) shall be amended in a writing (which may be executed and delivered by the Borrowers and the Administrative Agent) to increase the then-remaining unpaid installments of principal (including any payments on the Maturity Date of such Tranche) by an aggregate amount equal to the additional Term Loans under such Term Loan Tranche being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date (for such purpose excluding any reduction in such amounts as a result of prepayments pursuant to Section 2.04).

(d)As conditions precedent to any Revolving Credit Commitment Increase, Term Commitment Increase or addition of a New Term Facility pursuant to this Section 2.13, the Borrowers shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Responsible Officer of Parent and each Borrower, certifying and attaching the resolutions adopted by each Borrower approving or consenting to such increase, and certifying that the conditions precedent set forth in the following subclauses have been satisfied (which certificate shall include supporting calculations demonstrating compliance with any maximum Total Leverage Ratio requirement):

(i)except as set forth in the proviso to the last sentence of this clause (d), no Default shall have occurred or be continuing as of the Increase Effective Date or would result therefrom, and the representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in Sections 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a), prior to such Increase Effective Date;
(ii)in the case of:

(A)the increase of the Revolving Facility, the terms (including as to maturity and mandatory commitment reductions) shall be the same as the Revolving Facility being increased and the documentation applicable to the Revolving Facility shall apply;

(B)any increase of a Term Loan Tranche, the terms shall be the same as the Term Loan Tranche being increased and documentation applicable to the Term Loan Facility being increased shall apply;

(C)any New Term Facility, (1) such New Term Facility shall have a final maturity no earlier than the then Latest Maturity Date of any Term Loan Tranche, (2) the Weighted Average Life to Maturity of such New Term Facility shall be no shorter than that of any existing Term Loan Tranche, (3) shall comply with the requirements of clause (f) below, and (4) except with respect to all-in yield (subject to clause (f)(iii) below) and as set forth in subclauses (C)(1) and (C)(2) above with respect to final maturity and Weighted Average Life to Maturity, or otherwise as shall be reasonably satisfactory to the Administrative Agent (acting on instructions from the Required Lenders), any such New Term Facility shall have the same terms as the Term Facility; and

(D)any Revolving Credit Commitment Increase, the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees, or Eurocurrency Rate or Base Rate floors (but not arrangement or underwriting fees paid to arrangers for their own account and not shared with the Lenders providing such increase to the Revolving Facility) and equating upfront fees to interest rate for purposes of this calculation, assuming a four-year life to maturity) applicable to such Revolving Credit Commitment Increase shall be determined by the Borrowers and the Lenders providing such Revolving Credit Commitment Increase, provided that the all-in yield with respect to such Revolving Credit Commitment Increase shall not be higher than the all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and Eurocurrency Rate and Base Rate floors, in the case of original issue discount and upfront fees calculated as provided in the preceding parenthetical) for any Term Loan Tranche; and

(iii) immediately before such Increase Effective Date and after giving Pro Forma Effect to any incurrence of Indebtedness (assuming all New Loan Commitments are fully drawn) and any other Specified Transaction in connection therewith on such Increase Effective Date, the Total Leverage Ratio on the last day of the most recently ended period of four consecutive fiscal quarters of Parent ended on or prior to such Increase Effective Date in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b), as applicable (or, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the last day of the period of four consecutive fiscal quarters of Parent ended September 30, 2014) is equal to the lesser of (i) (x) in the case of the Revolving Credit Commitment Increase, 3.15:1.00 or (y) in the case of any Term Commitment Increase or any New Term Facility, 2.75:1.00 and (ii) 0.25:1.00 less than the applicable maximum Total Leverage Ratio required for Parent to be in compliance with Section 7.10 on the last day of the most recently ended fiscal quarter immediately preceding such incurrence; and

(iv)to the extent requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, resolutions, officers’ certificates, solvency certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12, 6.14 and/or Section 6.21 with respect to Parent, the Borrowers and each Subsidiary Guarantor (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion satisfactory to the Administrative Agent).
Subject to the foregoing, the conditions precedent to each Revolving Credit Commitment Increase, Term Commitment Increase or New Term Facility shall be as agreed to by the Lenders providing such Revolving Credit Commitment Increase, Term Commitment Increase or New Term Facility, as applicable, the Administrative Agent and the Borrower(s); provided, that in connection with the incurrence of any such Term Commitment Increase or New Term Loans, if the proceeds of such Term Commitment Increase or New Term Loans are, substantially concurrently with the receipt thereof, to be used, in whole or in part, by the Dutch Borrower or any Subsidiary Guarantor to finance, in whole or in part, a Limited Condition Acquisition, then (A) to the extent agreed to by the Lenders providing such Term Commitment Increase or New Term Loans, the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Increase Effective Date shall be (I)(x) the Specified Representations and (y) such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Dutch Borrower or any Affiliate of the Dutch Borrower has the right (determined without regard to any notice provision) to terminate the obligations of the Dutch Borrower or such Affiliate under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement or (II) if conditionality with respect to such Limited Condition Acquisition is to be European style certain funds, customary “material representations” the accuracy of which are conditions to funding in private acquisitions subject to European style certain funds as reasonably agreed by such Lenders and (B) there shall be no requirement to satisfy the no Default condition on the Increase Effective Date as set forth in clause (i) above, provided that if conditionality with respect to such Limited Condition Acquisition is to be European style certain funds, a customary “material events of default” condition included as conditions to funding in private acquisition subject to European style certain funds as reasonably agreed by such Lenders shall be satisfied (“Permitted Acquisition Provisions”).
(e) The additional Term Loans made under any Term Commitment Increases shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.01 and 2.02 and on the date of the making of such new Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.01 and 2.02, such new Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the Term Loan Tranche subject to such Term Commitment Increase on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Term Loan Tranche will participate proportionately in each then outstanding Borrowing of Term Loans under that Term Loan Tranche.

(f)(i) Any New Term Facility shall rank pari passu in right of payment, have the same guarantees as, and be secured on a first lien “equal and ratable” basis with the other Facilities over the same Collateral that secures the Facilities, (ii) the New Term Facility shall share ratably in any prepayments of the Term Loans pursuant to Section 2.04 (or otherwise provide for more favorable prepayment treatment for the then outstanding Term Loan Tranches than the Term Loans under such New Term Facility) and (iii) the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees, or Eurocurrency Rate or Base Rate floors (but not arrangement or underwriting fees paid to arrangers for their own account and not shared with the Lenders providing such New Term Facility) and equating original issue discount and upfront fees to interest rate for purposes of this calculation, assuming a four-year life to maturity) applicable to such New Term Facility shall be determined by the Borrowers and the Lenders providing such New Term Facility, provided that if the all-in yield with respect to such New Term Facility is more than 50 basis points higher than the all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and Eurocurrency Rate and Base Rate floors, in the case of original issue discount and upfront fees calculated as provided in the preceding parenthetical) for any Term Loan Tranche, then the all-in yield with respect to each such applicable Term Loan Tranche shall automatically be increased to the amount necessary so that the difference between the all-in yield with respect to such New Term Facility and the corresponding all-in yield on each such applicable Term Loan Tranche is equal to 50 basis points.

Section 2.14    Cash Collateral.

(a)(i) If the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation in respect of the applicable Revolving Facility for any reason remains outstanding, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Revolving Lenders under a Revolving Facility, as applicable, require the Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iv) if an Event of Default set forth under Section 8.01(f) or (g) occurs and is continuing, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations under such Revolving Facility (or, in the case of clause (iv) above, all Revolving Facilities). At any time that there shall exist a Defaulting Lender, within one Business Day, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103% of all Fronting Exposure of such Defaulting Lender after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender.

(b)All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent or another financial institution designated by the Administrative Agent. The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Administrative Agent, the Collateral Agent, the applicable L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent as herein provided or that the total amount of such Cash Collateral is less than 103% of the applicable Fronting Exposure and other obligations secured thereby, the Borrowers and the relevant Defaulting Lender shall, promptly upon demand by the Administrative Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Section 2.03, 2.04, 2.05, 2.15, 8.02 or 8.04 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided prior to any other application of such property as may be provided for herein.

(d)Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure (after giving effect to such release) or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(vii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default under Section 8.01(a), (f) or (g) or an Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.04) and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.15    Defaulting Lenders.

(a)Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Credit Lender becomes a Defaulting Lender pursuant to clause (a), (b) or (c) of the definition of “Defaulting Lender” (or, in the case of clause (i) below, pursuant to clause (a), (b), (c) or (d) of the definition of “Defaulting

Lender”), then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the applicable L/C Issuer; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the applicable L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the applicable L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default pursuant to Section 8.01(a), (f) or (g) exists, to the payment of any amounts owing to the Borrowers as a result of any non-appealable judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(g).

(iv)During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Pro Rata Share” of each non-Defaulting Lender under a Revolving Facility shall be determined without giving effect to the Commitment under such Revolving Facility of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender under a Revolving Facility to acquire, refinance or fund participations in Letters of Credit issued under such Revolving Facility shall not exceed the positive difference, if any, of (1) the Commitment under such Revolving Facility of that non-Defaulting Lender minus (2) the sum of (A) the aggregate Outstanding Amount of the Revolving Credit Loans and (B) the aggregate Outstanding Amount of the

Pro Rata Share of the L/C Obligations, in each case, under such Revolving Facility of that Revolving Credit Lender.

(b)If the Borrowers, the Administrative Agent, and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their ratable shares (without giving effect to the application of Section 2.15(a)(iv)) in respect of that Lender, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.16    Extensions of Term Loans and Revolving Credit Commitments.

(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders of Term Loans with a like Maturity Date or Revolving Credit Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like Maturity Date, as the case may be) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”; provided that any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate Facility of Revolving Credit Commitments from the Facility of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default would exist after giving Pro Forma Effect to the Extension Offer; (ii) except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the Latest Maturity Date, any other covenants and provisions (which shall be determined by the Borrowers and the relevant Revolving Credit Lenders and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender extended pursuant to an Extension (an “Extended Revolving Credit Commitment” and the Loans thereunder, “Extended Revolving Credit Loans”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, no more favorable to the Revolving Credit Lenders, as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), and (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date) shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(k) to the extent dealing with Letters of Credit which mature or expire after a Maturity Date when there exist Extended Revolving Credit Commitments with a longer Maturity Date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Available Revolving Credit Commitments (and except as provided in Section 2.03(k), without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any Revolving Facility on a better than pro rata basis as compared to any other Revolving Facility with a later Maturity Date if agreed to by the Lenders in respect of such Revolving Facility with a later Maturity Date in the amendment pursuant to which such Extension was effected, (4) assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (5) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than two different maturity dates; (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrowers and the Extending Term Lenders and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Tranche of Term Loans subject to such Extension Offer; (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date applicable to any Term Loan Tranche hereunder; (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby; (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer; (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrowers pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer; (viii) all documentation in respect of such Extension shall be consistent with the foregoing; and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

(b)With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.04 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrowers may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrowers’ sole discretion and which may be waived by the Borrowers) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.

(c)No consent of any Lender or the Administrative Agent shall be required to effectuate any Extensions, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of any Revolving Credit Commitments, the consent of the L/C Issuers, which consent shall not be unreasonably withheld, delayed or conditioned. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents and shall have no greater security or guarantees than the Tranche from which they were extended. The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.16. All such amendments entered into with the Borrowers by the Administrative Agent and the Collateral Agent hereunder shall be binding and conclusive on the Lenders.
(d)In connection with any Extension, the Borrowers shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including rendering timing, rounding and other adjustments and to ensure administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent acting reasonably to accomplish the purposes of this Section 2.16.

(e)In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Revolving Credit Commitments of a given Tranche of Extended Revolving Credit Commitments to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an election by such Lender to extend all or a portion of its Revolving Credit Commitments timely submitted by such Lender in accordance with the procedures set forth in the applicable documentation governing such Extension, then the Administrative Agent, the Collateral Agent, the Borrowers and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Revolving Credit Extension Amendment”) within 15 days following the effective date of such Extension, which Corrective Revolving Credit Extension Amendment shall (i) provide for the conversion and extension of Revolving Credit Commitments of the applicable Tranche of Revolving Credit Commitments in such amount as is required to cause such Lender to hold Extended Revolving Credit Commitments in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrowers and such Lender may agree, and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.16.

(f)In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Tranche of Extended Term Loans to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an election by such Lender to extend all or a portion of its Term Loans timely submitted by such Lender in accordance with the procedures set forth in the applicable documentation governing such Extension, then the Administrative Agent, the Collateral Agent, the Borrowers and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Term Loan Extension Amendment”) within 15 days following the effective date of such Extension, which Corrective Term Loan Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the applicable Term Loan Tranche in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable Term Loan Tranche into which such other Term Loans were initially converted, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrowers and such Lender may agree, and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.16.

Section 2.17    Joint and Several Liability of the Borrowers. Each Borrower agrees that it is jointly and severally liable for the obligations (including all Obligations) of the other Borrowers hereunder, including with respect to the payment of principal of and interest on all Loans, all Letters of Credit and L/C Borrowings and the payment of all fees and indemnities and reimbursement of costs and expenses. Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all Obligations shall be the joint and several obligations of all of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligations. A breach hereof or Default or Event of Default hereunder as to any single Borrower shall constitute a breach, Default or Event of Default as to all the Borrowers. Each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the Loans made or Letters of Credit issued under this Agreement, notice of the occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent, the Collateral Agent or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, all demands, notices and other formalities of every kind in connection with this Agreement, except for any demands, notices and other formalities expressly required under the terms of this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent, the Collateral Agent or the Lenders at any time or times in respect of any default (including any Default or Event of Default) by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent, the Collateral Agent or the Lenders in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent, the Collateral Agent or the Lenders, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable Laws or regulations thereunder, which might, but for the provisions of this Section 2.17, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its Obligations under this Section 2.17, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the Obligations of such Borrower under this Section 2.17 shall not be discharged except by performance and then only to the extent of such performance. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full (other than contingent indemnification obligations that are not yet due and payable or as to which no claim has been asserted) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender.

(a)Subject to the immediately preceding sentence, to the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of Loans or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such Loans or other extensions of credit, then such Borrower shall be reimbursed by the other Borrower for the amount of such excess. This paragraph is intended only to define the relative rights of Borrowers, and nothing set forth in this paragraph is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to the Administrative Agent, the Collateral Agent and the Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof.

(b)Each Borrower’s obligation to pay and perform the Obligations shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, or any term or provision therein, as to any other Borrower, (ii) any amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, in respect of any other Borrower, (iii) the application of any Loan proceeds to, or the extension of any other credit for the benefit of, any other Borrower, any other Loan Party, or any of their Subsidiaries or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder in each case, other than any payment in full in cash of the Obligations (other than contingent indemnification obligations not yet due or owing). Each of the Borrowers further agree that (i) its obligations under this Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of, or the application of any Debtor Relief Laws to, any other Borrower, all as though such payment had not been made and (ii) it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future.

Article III
Taxes, Currency Equivalents, Increased Costs Protection and Illegality

Section 3.01    Taxes.

(a)Any and all payments by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from or in respect of any such payment, then such Borrower or other Loan Party, the Administrative Agent or other applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, the sum payable by the Borrowers or other applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)In addition but without duplication, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01 but excluding any Indemnified Tax to the extent such Recipient is compensated by an increased payment under Section 3.01(a) above) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers and any other Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(k) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Indemnified

Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall promptly repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Dutch Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(h)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)Without limiting the generality of the foregoing, with respect to the U.S. Borrower,
(A)any Lender that is a U.S. Person shall deliver to the U.S. Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document,, executed originals of IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed originals of IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI (or any successor form);
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or (iv) to the extent a Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or a participating Lender), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, as applicable, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers or the Administrative Agent, executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Dutch Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Dutch Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Dutch Borrower or the Administrative Agent as may be necessary for the Dutch Borrower and the Administrative Agent to comply with their obligations under FATCA to determine whether such Lender has complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update and deliver such form or certification to the Dutch Borrower and the Administrative Agent or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so.
(h)Survival. Each party's obligation under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignments of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer.

Section 3.02    Illegality.

(a)If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Adjusted Eurocurrency Rate then, on notice thereof by such Lender to Parent through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and Parent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay such Loans or, if applicable, convert all of such Lender’s Eurocurrency Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b)If it becomes unlawful under any anti-terrorism or similar laws in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan, (i) that Lender, shall promptly notify the Administrative Agent upon becoming aware of that event, (ii) the Commitments of that Lender will be immediately cancelled, (iii) the Administrative Agent shall notify Parent who shall either (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers in such instance unless waived by the Administrative Agent) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person, or (y) repay all Obligations owing (and the amount of all accrued interest and fees in respect thereof) to that Lender relating to the Loans and participations held by such Lender, in the case of clause (x) and (y) above on the last day of the Interest Period for each Loan occurring after receipt by Parent of notice pursuant to clause (iii) or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).

(c)If it becomes unlawful under any anti-terrorism or similar laws for a L/C Issuer to issue or leave outstanding any Letter of Credit then, (i) that L/C Issuer shall promptly notify the Administrative Agent upon becoming aware of that event and (ii) upon the Administrative Agent notifying Parent, Parent shall procure that each other Loan Party shall use its best endeavors to procure the release of each Letter of Credit issued by that L/C Issuer and outstanding at such time.

Section 3.03    Inability to Determine Rates. If the Administrative Agent reasonably determines that for any reason, adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or the Administrative Agent shall have received notice from the Required Revolving Lenders in the case of any Revolving Credit Loans or, in the case of any Term Loans, the Majority Lenders in respect of any Term Facility, that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify Parent and each Lender. Thereafter, (x) the obligation of the Lenders under the applicable Facility to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04    Increased Cost and Reduced Return; Capital Adequacy.

(a)If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any material increase in the cost to such Lender (or its Affiliate, as the case may be) of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate or (as the case may be) issuing or participating in Letters of Credit or a material reduction in the amount received or receivable by such Lender (or its Affiliate, as the case may be) in connection with any of the foregoing (including Taxes on or in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes, and (ii) reserve requirements reflected in the Eurocurrency Rate), then within 15 days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender (or its Affiliate, as the case may be) or any corporation controlling such Lender (or its Affiliate, as the case may be) as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then within 15 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves or liquidity with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any liquidity requirement, reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Dutch Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.

If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 days from receipt of such notice.
(d)For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.
Section 3.05    Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan or pursuant to a conditional notice) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrowers;

(c)any failure by the Borrowers to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) on its scheduled due date or any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) in a different currency from such Loan or Letter of Credit drawing; or

(d)any mandatory assignment of such Lender’s Eurocurrency Rate Loans pursuant to Section 3.06 or Section 3.07 on a day other than the last day of the Interest Period for such Loans, including foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, or from the performance of any foreign exchange contract (but excluding anticipated profits). The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.06    Matters Applicable to All Requests for Compensation.

(a)A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any proper averaging and attribution methods. With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Loan Parties shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies Parent of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)If any Lender requests compensation under Section 3.01 or 3.04, or the Borrowers are required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer, as applicable, will, if requested by Parent and at the Borrowers’ expense, use commercially reasonable efforts to designate another Lending Office for any Loan or Letters of Credit affected by such event; provided that such efforts (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 3.03 or 3.04, as applicable, in the future and (ii) would not, in the judgment of such Lender or such L/C Issuer, as applicable, be inconsistent with the internal policies of, or otherwise be disadvantageous in any material legal, economic or regulatory respect to such Lender or its Lending Office or such L/C Issuer. The provisions of this clause (b) shall not affect or postpone any Obligations of the Borrowers or rights of such Lender pursuant to Section 3.04.

(c)If any Lender requests compensation by the Borrowers under Section 3.04, Parent may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(e) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d)If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(c), such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(e)If any Lender gives notice to Parent (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans denominated in Dollars and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments (or, in respect of any Revolving Facility, on a ratable basis in accordance with the percentage obtained, as to each Lender, by dividing (x) the amount of the Revolving Credit Loans of such Lender outstanding under such Facility by (y) the aggregate Revolving Credit Loans outstanding under such Facility).

(f)A Lender shall not be entitled to any compensation pursuant to the foregoing sections to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities.

Section 3.07    Replacement of Lenders under Certain Circumstances.

(a)If at any time (i) the Borrowers become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 (other than with respect to Other Taxes) as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.07) (collectively, a “Replaceable Lender”), then Parent may, on 10 Business Days’ prior written notice from the Borrowers to the Administrative Agent and such Lender, either (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers in such instance unless waived by the Administrative Agent) all of its rights and obligations under this Agreement (or, in the case of a Non-Consenting Lender, all of its rights and obligations under this Agreement with respect to the Facility or Facilities for which its consent is required) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person or (y) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender or such L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrowers owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrowers owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that (i) in the case of any such replacement of, or termination of Commitments with respect to, a Non-Consenting Lender, such replacement or termination shall be sufficient (together with all other consenting Lenders including any other replacement Lender) to cause the adoption of the applicable modification, waiver or amendment of the Loan Documents and (ii) in the case of any such replacement as a result of Borrowers having become obligated to pay amounts described in Section 3.01 or 3.03, such replacement would eliminate or reduce payments pursuant to Section 3.01 or 3.03, as applicable, in the future. Any Lender being replaced pursuant to this Section 3.07(a) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and (ii) deliver any Notes evidencing such Loans to the Dutch Borrower or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all Obligations relating to the Loans and participations (and the amount of all accrued interest and fees in respect thereof) so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to this Section 3.07(a), the Borrowers shall pay to such Lender such amounts as may be required pursuant to Section 3.05.

(b)Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements consistent with the requirements of Section 2.14) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(c)In the event that (i) Parent or the Administrative Agent has requested the Lenders to consent to a waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the waiver, amendment or modification in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who is required, but does not agree, to such waiver, amendment or modification, in each case, shall be deemed a “Non-Consenting Lender”; provided, that the term “Non-Consenting Lender” shall also include any Lender that rejects (or is deemed to reject) a loan modification offer under Section 10.01, which loan modification has been accepted by at least the Majority Lenders of the respective Tranche of Loans whose Loans and/or Commitments are to be extended pursuant to such loan modification. If any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Initial Term Loans or its Initial Term Loans are prepaid by the Borrowers, pursuant to Section 3.07(a) on or prior to the two year anniversary of the Closing Date in connection with any such waiver, amendment or modification constituting a Repricing Event, the Borrowers shall pay such Non-Consenting Lender a fee equal to (i) if such assignment or prepayment, as applicable, occurred on or prior to the first anniversary of the Closing Date, 2.00% of the principal amount of the Initial Term Loans so assigned or prepaid and (ii) if such assignment occurred after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 1.00% of the principal amount of the Initial Term Loans so assigned or prepaid.

(d)Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, any assignment by or replacement of a Lender, any resignation of the Administrative Agent and the termination of this Agreement.

Article IV
Conditions Precedent to Credit Extensions

Section 4.01    Conditions to the Initial Credit Extension on the Closing Date. The obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or due waiver in accordance with Section 10.01 of each of the following conditions precedent:

(a)The Arranger shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files unless otherwise specified (provided that, if reasonably requested by the Arranger, facsimiles or “pdf” files shall be promptly followed by originals), each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Arranger, and each accompanied by their respective required schedules and other attachments:

(i)executed counterparts of (A) this Agreement from Parent, each Borrower, each Lender set forth on Schedule 2.01, the Administrative Agent and the Collateral Agent, (B) the Guaranty from each Loan Party, (C) the Junior Intercreditor Deed from the Administrative Agent, the Collateral Agent, Parent, each Borrower, each other Loan Party and each holder of Subordinated Shareholder Loans, (D) the Convertible Debt Subordination Agreement from the Administrative Agent, Parent and each holder of Convertible Debt, (E) the Intercompany Subordination Agreement from the Administrative Agent, the Collateral Agent, Parent and its Subsidiaries and (F) the Fee Letter described in clause (ii) of the definition thereof from Parent, the Administrative Agent and the Collateral Agent;

(ii)executed counterparts of each of the Closing Security Documents from each Loan Party described in Schedule 4.01(a)(ii) as a party thereto and of the financing statements, filings, notices, share certificates, transfer forms and instruments required to be delivered thereunder for security interest perfection purposes (to the extent applicable)

(iii)a Note executed by the Borrowers in favor of each Lender requesting a Note reasonably in advance of the Closing Date (to the extent requested by such Lender);

(iv)a Committed Loan Notice and a Letter of Credit Application, if applicable, in each case relating to the initial Credit Extensions;

(v)a solvency certificate executed by the chief financial officer or similar officer or manager of Parent (after giving effect to the Transaction) substantially in the form attached hereto as Exhibit J;

(vi)such documents and certifications (including Organization Documents and, if available, good standing certificates) as the Arranger may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of them is validly existing and, to the extent applicable, in good standing;

(vii)an opinion of (A) Latham & Watkins LLP, New York counsel to the Loan Parties, (B) Loyens & Loeff N.V., Dutch counsel to the Arranger, (C) NautaDutilh New York P.C., Dutch counsel to the Loan Parties, and (D) such other local and foreign counsel in the applicable jurisdictions as listed on Schedule 4.01(a)(vii), in each case, in form and substance satisfactory to the Arranger;

(viii)certificates (A) attaching resolutions or other corporate or limited liability company action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and resolutions of the board of directors, board of managers or members of each Loan Party (in each case, as appropriate or applicable) as the Arranger may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date, (B) confirming that (after giving effect to the Transaction) the incurrence of Indebtedness pursuant to the initial Credit Extension on the Closing Date will not breach any borrowing, guaranteeing or similar limit binding on such Loan Party and (C) in the case of any Loan Party incorporated in Ireland, certifying (i) that such Loan Party has done all that is necessary to comply with section 60 of the Companies Acts 1963-2013 in order to enable that Guarantor to enter into the relevant documents to which it is a party and perform its obligations under those documents and (ii) that such Loan Party and each other Loan Party form part of a group of companies for the purposes of section 35 of the Companies Act 1990 of Ireland;

(ix)customary insurance certificates and endorsements for each Loan Party

(x)if applicable, a copy of the unconditional and positive advice of the works council of each Loan Party incorporated under the laws of the Netherlands; and

(xi)a certificate signed by a Responsible Officer of Parent certifying as to the satisfaction of the conditions set forth in clauses (g), (h), (j), (k) and (l) of this Section 4.01.

(b)The Arranger shall have received (i) the Audited Financial Statements, (ii) an unaudited consolidated balance sheet of Parent and its Subsidiaries for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and the related consolidated statements of income, stockholders’ equity and cash flows for each such fiscal quarter and (iii) an unaudited pro forma consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2014, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date.

(c)Each Loan Party shall have provided the documentation and other information reasonably requested in writing by the Administrative Agent, Collateral Agent or Arranger that the Administrative Agent, Collateral Agent or Arranger determine is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

(d)All actions, recordings and filings that the Arranger may deem reasonably necessary or desirable to establish that the Collateral Agent will have a perfected first priority security interest (subject to Liens permitted under Section 7.01) in the Collateral under, and as required by, the Closing Security Documents shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Arranger (including receipt of customary lien searches).

(e)Prior to or substantially contemporaneously with the initial funding of Loans on the Closing Date, the Existing Credit Agreement Refinancing shall have occurred, all Liens securing the Indebtedness in respect thereof shall have been released and the Arranger shall have received reasonably satisfactory evidence thereof (including receipt of duly executed payoff letters, customary lien searches and UCC-3 and other termination statements and releases).

(f)All fees, out-of-pocket expenses and other compensation required to be paid on the Closing Date pursuant to this Agreement or otherwise agreed in writing between the Arranger, the Administrative Agent, the Collateral Agent, Parent and/or any Borrower (including legal fees and expenses) to the extent invoiced at least two days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall have been paid (which amounts may be offset against the proceeds of the Initial Term Loans).

(g)Since December 31, 2013, there shall not have occurred any development, event, change, occurrence, circumstance or condition, which either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(h)After giving effect to the Transactions, Parent and its Subsidiaries shall not have outstanding any Consolidated Funded Indebtedness other than (i) the Initial Term Loans, (ii) the Indebtedness listed on Schedule 7.03, (iii) Indebtedness owed by any Subsidiary of the Dutch Borrower to the Dutch Borrower or any Subsidiary Guarantor and (iv) Indebtedness permitted under Sections 7.03(v), (xxii) and (xxiii).

(i)On the Closing Date, (x) the Arranger shall have received true and correct copies of all Convertible Debt Documentation and Initial Subordinated Shareholder Loan Documentation, in each case certified as such by a Responsible Officer of Parent, (y) all such Convertible Debt Documentation and Initial Subordinated Shareholder Loan Documentation and all terms and conditions thereof shall be in form and substance satisfactory to the Arranger and (z) all security interests in respect of, and Liens securing, any Initial Subordinated Shareholder Loans and any guarantees by any Subsidiary of any Initial Subordinated Shareholder Loans shall, in each case, have been discharged, terminated and released, and the Arranger shall have received all such discharges, terminations and releases as may have been requested by the Arranger, which discharges, terminations and releases shall be in form and substance satisfactory to the Arranger.

(j)On and as of the Closing Date, after giving effect to the Transactions, no Default shall exist.

(k)The representations and warranties of each Borrower and each other Loan Party contained in Article V or in any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Closing Date (after giving effect to the Transactions).

(l)On or prior to the Closing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transactions, the other transactions contemplated hereby and the granting of Liens under the Loan Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by this Agreement. On the Closing Date, (i) there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by this Agreement or otherwise referred to herein or therein and (ii) there shall be no actions, suits or proceedings pending or threatened with respect to the Transaction and the Loan Documents.

(m)Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.02    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension on or after the Closing Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans and, in the case of any incurrence of Term Loans (other than Initial Term Loans) and a Term Loan Increase or New Term Facility, subject to the Permitted Acquisition Provisions) is subject to the following conditions precedent:

(a)The representations and warranties of each Borrower and each other Loan Party contained in Article V or in any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, references in the representations and warranties contained in Section 5.05(a) to the Audited Financial Statements shall be deemed to refer to the most recent financial statements, if any, furnished pursuant to Section 6.01(a) prior to such proposed Credit Extension.

(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(c)The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans and, in the case of any incurrence of Term Loans (other than Initial Term Loans) and a Term Loan Increase or New Term Facility, subject to the Permitted Acquisition Provisions) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

Article V
Representations and Warranties

Each of Parent and each Borrower represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders (after giving effect to the Transaction) that:
(a)Section 5.01    Existence, Qualification and Power; Compliance with Laws. Each of Parent, each Borrower and each of their respective Subsidiaries (a) is a Person duly organized, formed or incorporated, validly existing and in good standing (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is authorized to do business and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in this Section 5.01 (other than clause (a) with respect to Parent and the Borrowers and clause (b)(ii) with respect to Parent and the other Loan Parties), to the extent that any failure to be so or to have such could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02    Authorization; No Contravention. The execution, delivery and performance by Parent and each other Loan Party of each Loan Document to which such Person is or is to be a party, are within such Person’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) violate any Law applicable to it, except to the extent that such violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (c) violate any contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject other material Contractual Obligation to which such Person is a party, except to the extent that such violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery, performance by, or enforcement against, Parent or any other Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by Parent or any other Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents or (d) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (w) filings and registrations necessary to perfect the Liens on the Collateral granted by Parent, the other Loan Parties or any Subsidiary in favor of the Secured Parties, (x) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Collateral Documents and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by Parent and each other Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party, in each case, in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, administration, examinership, administrative receivership, winding-up, insolvency, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), receivership, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05    Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements and the audited financial statements most recently delivered pursuant to Section 6.01(a) give a true and fair view of the consolidated financial condition of Parent and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)The unaudited consolidated financial statements referred to in Section 4.01(b)(ii) and the unaudited financial statements most recently delivered pursuant to Section 6.01(b), (x) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (y) fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal and recurring year-end audit adjustments.

(c)Since December 31, 2013, there has been no development, event, change, occurrence, circumstance or condition, which either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)The consolidated forecasted balance sheets, statements of income and statements of cash flows of Parent and its Subsidiaries most recently delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that no assurance can be given that any particular projections will be realized, actual results may vary from such forecasts and that such variations may be material.

(e)The unaudited pro forma financial statements referred to in Section 4.01(b)(iii) (i) have been prepared in good faith by Parent, (ii) have been prepared on a basis consistent with the Audited Financial Statements (other than detailed purchase accounting adjustments) and (iii) give a true and fair view of the pro forma consolidated financial condition of Parent and its Subsidiaries as of the date indicated and their results of operations for the period covered thereby.

(f)As of the Closing Date, no member of the Group has any material guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments that are not reflected in the most recent financial statements referred to in this Section 5.05. During the period from September 30, 2014 to and including the Closing Date there has been no disposition by any member of the Group of any material part of its business or property.

Section 5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Parent or any Borrower threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Group, or against any of their properties or revenues that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07    Use of Proceeds. The Borrowers (a) will only use the proceeds of the Initial Term Loans to finance a portion of the Transaction (including paying any fees, commissions and expenses associated therewith) and to pay Transaction Costs, (b) will only use the proceeds of the Revolving Credit Loans to finance the working capital needs of Parent and its Subsidiaries and for general corporate purposes of Parent and its Subsidiaries (including Permitted Acquisitions and other Investments permitted hereunder), and (c) will only use L/C Credit Extensions for general corporate purposes of the Borrowers and the Subsidiaries.

Section 5.08    Ownership of Property; Liens. (a) Each member of the Group has fee simple or other comparable valid title to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01, except where the failure to have such title or interests could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of any Material Real Property or any real property necessary for the ordinary conduct of the Group’s business, taken as a whole.
(b)Set forth on Schedule 5.08(b) is a list of all Material Real Property (if any) owned by any Loan Party as of the Closing Date.

Section 5.09    Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)(i) Each member of the Group’s operations and properties are in compliance with all applicable Environmental Laws and Environmental Permits, (ii) no member of the Group is subject to any Environmental Liability, and (iii) there are no actions, claims, investigations or other proceedings pending, or threatened in writing, against any member of the Group under any Environmental Law.

(b)(i) None of the properties currently or, to the knowledge of the Borrowers, formerly owned or operated by any member of the Group is listed or, to the knowledge of the Borrowers, proposed for listing on the NPL or on the CERCLIS or any analogous non-U.S., U.S. state or local list, to the knowledge of the Borrowers, or is adjacent to any such property, (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any member of the Group requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to any Environmental Law and (iii) no Hazardous Materials have been released, discharged or disposed of on any property currently or, to the knowledge of the Borrowers, formerly owned or operated by any member of the Group or at any other location, that could give rise to any Environmental Liability.
(c)No member of the Group is undertaking, and members of the Group have not completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.
(d)No member of the Group has assumed, by operation of law or otherwise, any Environmental Liability of any other Person.

Section 5.10    Taxes. Each member of the Group has filed or has caused to be filed all Tax returns and reports required to be filed, and have paid all Taxes (including in its capacity as a withholding agent) levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS or (b) with respect to which the failure to make such filing or payment would not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.11    Employee Benefits Plans; Labor Matters.

(a)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto or is currently being processed by the IRS, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan is in compliance with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan and (ii) with respect to each Foreign Plan, no member of the Group or, to the knowledge of the applicable Group member, any of its respective directors, officers, employees or agents, has engaged in a transaction that could subject such member of the Group, directly or indirectly, to any tax or civil penalty.

(c)There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Foreign Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA (and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect.

(d)(i) No ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Plan, (ii) no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (iii) there exists no Unfunded Pension Liability, (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except with respect to each of the foregoing clauses (i) through (iv) of this Section 5.11(d), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(e)Each Loan Party and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f)(i) With respect to each Foreign Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable Law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained and (ii) except as disclosed or reflected in such financial statements, there are no aggregate unfunded liabilities with respect to Foreign Plans and the present value of the aggregate accumulated benefit liabilities of all Foreign Plans did not, as of the last annual valuation date applicable thereto, exceed the assets of all such Foreign Plans, except with respect to each of the foregoing clauses (i) and (ii) of this Section 5.11(e), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(g)As of the Closing Date, neither Parent nor any of its Subsidiaries is party to, bound by, negotiating or required to negotiate any collective bargaining or similar agreement with a union, works’ council or other labor organization or is required to recognize any union, works’ council or labor organization as the representative of any of its employees and there is no existing or threated union organizing activity and no elections or campaigns by any union, works’ council or other labor organization taking place with respect to any of the employees of Parent or any of its Subsidiaries. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, industrial actions, lockouts, labor disputes, work stoppages or slowdowns against Parent or any of its Subsidiaries pending or, to the knowledge of Parent or any Borrower, threatened; (b) there is no unfair labor practice complaint pending against Parent or any of its Subsidiaries or, to the knowledge of Parent or any Borrower, threatened against any of them, before any Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Parent or any of its Subsidiaries or, to the knowledge of Parent or any Borrower, threatened against any of them; (c) the hours worked by and payments made to employees of the Borrowers and their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; and (d) the consummation of the

Transactions will not give rise to any right of termination or right of renegotiation on the part of any union or other labor organization under any collective bargaining or similar agreement to which the Parent or any of its Subsidiaries is bound.

Section 5.12    Subsidiaries; Equity Interests. As of the Closing Date, there are no members of the Group other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in each member of the Group that are owned by any member of the Group have been validly issued, are fully paid and non-assessable (other than for those Subsidiaries that are limited liability companies and to the extent such concepts are not applicable in the relevant jurisdiction) and are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, after giving effect to the Transactions, Schedule 5.12 specifically discloses each Subsidiary Guarantor and each Material Subsidiary.

Section 5.13    Margin Regulations; Investment Company Act.

(a)None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the making of any Credit Extension hereunder nor the use of proceeds thereof will violate any United States Treasury Regulations, including the provisions of Regulations T, U or X. At the time of each Credit Extension occurring on or after the Closing Date, not more than 25% of the value of the assets of Parent and its Subsidiaries taken as a whole will constitute margin stock.

(b)None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.14    Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, Parent and the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material.

Section 5.15    Compliance with Laws. Each member of the Group is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16    Intellectual Property; Licenses, etc.Each member of the Group owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, know-how, licenses and all other intellectual property rights (collectively, “IP Rights”) that are used in the operation of its respective business, as currently conducted, free and clear of all Liens (except for Liens permitted under Section 7.01), except to the extent such failure to own, license or possess, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.16 is a complete and accurate list of all registered, or applications to register, IP Rights or, in the case of copyrights, exclusively licensed by a member of the Group as of the Closing Date, after giving effect to the Transaction. To the knowledge of Parent or any Borrower, the conduct of the business of any member of the Group as currently conducted does not infringe upon or violate any IP Rights held by any other Person, except for such infringements and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each member of the Group, no Person is infringing the IP Rights owned by such member of the Group, except to the extent such infringement, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17    Solvency. On the Closing Date, after giving effect to the Transaction, Parent and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18    Perfection, etc. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (a) when financing statements and other filings in appropriate form are filed or registered, as applicable, in the offices of the Secretary of State (or a comparable office in any applicable non-U.S. jurisdiction or pursuant to such other system of registration as may exist in any applicable non-U.S. jurisdiction) of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded as applicable in the United States Copyright Office or the United States Patent and Trademark Office and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document or in the case of non-U.S. Loan Parties, such actions as set forth in the applicable Collateral Documents to which such non-U.S. Loan Parties are a party), the Liens created by the Collateral Documents shall constitute fully perfected first priority Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder). As of the Closing Date, after giving effect to the Transactions, the Collateral Coverage Requirement is satisfied.

Section 5.19    Anti-Corruption Laws and Sanctions/Export Controls. Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions/Export Control Laws and Regulations, and Parent, its Subsidiaries and their respective directors, officers and employees and to the knowledge of Parent or any Borrower, its agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions/Export Control Laws and Regulations in all material respects. None of (a) Parent, any Subsidiary or, to the knowledge of the Parent or any Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of Parent or any Borrower, any agent of Parent or any Subsidiary is a Sanctioned Person or is acting on behalf of a Sanctioned Person. No Loans, Letters of Credit or use of proceeds thereof or other transaction contemplated by this Agreement will violate Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions/Export Control Laws and Regulations.

Section 5.20    Insurance. Schedule 5.20 sets forth a listing of all insurance maintained by Parent and its Subsidiaries as of the Closing Date (other than local insurance policies maintained by Subsidiaries of Parent that are not material), with the amounts insured (and any deductibles) set forth therein.

Section 5.21    Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings, the centre of main interest (as that term is used in Article 3(1) of such regulation) of Parent and each other Loan Party is in such Loan Party’s respective jurisdiction of incorporation and, as of the Closing Date, has no “establishment” (as defined in section 2(h) of such regulation) outside such Loan Party’s jurisdiction of incorporation.

Section 5.22    Ranking. The subordination provisions contained in the Shareholder Debt Documentation with respect to the Shareholder Debt are enforceable against Parent, the Borrowers and/or the Subsidiary Guarantors, as applicable, and the holders of such Indebtedness, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and all Obligations hereunder and all obligations of the Loan Parties under the other Loan Documents (including without limitation, the Guaranty) are within the definitions of “Senior Liabilities” or “Senior Debt” (or any other analogous term), as applicable, included in such subordination provisions.

Article VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized), Parent and the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary, as applicable, to:
Section 6.01    Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a)as soon as available, but in any event within 90 days after the end of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with IFRS, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such report and opinion are delivered), together with a customary management’s discussion and analysis of financial information (but which management’s discussion and analysis, for the avoidance of doubt, may exclude information that is subject to a bona fide third-party confidentiality agreement or attorney/client privilege);

(b)as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, an unaudited consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes, together with a customary management’s discussion and analysis of financial information (but which management’s discussion and analysis, for the avoidance of doubt, may exclude information that is subject to a bona fide third-party confidentiality agreement or attorney/client privilege); and

(c)as soon as available, but in any event no later than 60 days after the end of each fiscal year, reasonably detailed consolidated forecasts along with written assumptions prepared by management of Parent (including projected consolidated balance sheets, income statements, Consolidated EBITDA and cash flow statements of Parent and its Subsidiaries) on a quarterly basis for the fiscal year following such fiscal year then ended, which forecasts shall in each case be accompanied by a certificate of a Responsible Officer of Parent stating that such forecasts shall have been prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation and delivery thereof.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (c) of this Section 6.01 may be satisfied by furnishing, at the option of Parent, the applicable financial statements or, as applicable, forecasts of any Parent Holding Company of which Parent is a wholly owned Subsidiary and its Subsidiaries, provided that (I) to the extent such information relates to any Parent Holding Company, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to any Parent Holding Company, on the one hand, and the information relating to Parent and its Subsidiaries on a standalone basis, on the other hand, and (II) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such report and opinion are delivered).
Section 6.02    Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:
(a)no later than five days after the delivery of the financial statements referred to in Section 6.01(a), but only to the extent permitted by accounting industry policies generally followed by independent certified public accountants, a certificate of Parent’s independent certified public accountants certifying such financial statements and, other than with respect to the fiscal year of Parent ending December 31, 2014, stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default arising from a breach of Section 7.10 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b)no later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Parent (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), it being understood that such Compliance Certificate shall contain a calculation of the financial covenant set forth in Section 7.10;

(c)promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national or international securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business) and copies of any statement or report furnished to any holder of debt securities or loans of any Loan Party or of any of its Subsidiaries in each case pursuant to the terms of any Shareholder Debt or any other Indebtedness in a principal amount greater than $5,000,000 and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e)promptly after the receipt thereof by any member of the Group, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any member of the Group;

(f)promptly after the assertion or occurrence thereof, notice of any action arising under any Environmental Law against or of any noncompliance by any member of the Group with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(g)together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), a report supplementing Schedules 5.12 and 5.16 to the extent necessary so that the related representation and warranty would be true and correct if made as of the date of such Compliance Certificate; and

(h)promptly, such additional information regarding the business, legal, financial or corporate affairs of any member of the Group as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(c) or (d) (or to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Parent’s behalf on the Platform or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial third party website or whether sponsored by the Administrative Agent); provided that: (i) upon the reasonable written request by the Administrative Agent, Parent shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent and the Borrowers with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
Parent and the Borrowers hereby acknowledge that (a) the Administrative Agent, the Collateral Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of Parent or any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intra-Links/IntraAgency, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of United States federal, state and foreign securities laws) (“MNPI”) with respect to Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Parent and/or the Borrowers hereby agree that they will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC SIDE” which, at a minimum, shall mean that the word “PUBLIC SIDE” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC SIDE”, Parent and the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the Collateral Agent, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) with respect to Parent or its Affiliates, or their respective securities for purposes of United States federal, state and foreign securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC SIDE” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) any Borrower Materials that are not marked “PUBLIC SIDE” shall be deemed to contain MNPI and shall not be suitable for posting on a portion of the Platform designated “Public Side Information”. Notwithstanding anything herein to the contrary, financial statements delivered pursuant to Sections 6.01(a) and (b) and Compliance Certificates delivered pursuant to Section 6.02(b) shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information”.
Section 6.03    Notices. Promptly after a Responsible Officer of any Loan Party has obtained knowledge thereof, notify the Administrative Agent:

(a)of the occurrence of any Default;

(b)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)of the institution of any litigation not previously disclosed by Parent or the Borrowers to the Administrative Agent, or any development in any litigation that is reasonably likely to be adversely determined, and could, in either case, if adversely determined be reasonably expected to have a Material Adverse Effect; and

(d)of the occurrence of any ERISA Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that could be reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Parent (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action Parent and the Borrowers have taken and propose to take with respect thereto.
Section 6.04    Performance of Obligations; Taxes. (a) Perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Pay, discharge or otherwise satisfy as the same shall become due and payable, all Taxes (including in its capacity as withholding agent) imposed upon it or its income, profits, properties or other assets, unless the same are (i) being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with IFRS are being maintained by Parent and its Subsidiaries and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien; except to the extent the failure to pay, discharge or satisfy the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 6.05    Preservation of Existence, etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses, approvals and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) preserve or renew all of its registered copyrights, patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, provided that nothing in this Section 6.05 shall require the preservation, renewal or maintenance of, or prevent the abandonment by, any member of the Group of any registered copyrights, patents, trademarks, trade names and service marks that such member of the Group reasonably determines is not useful to its business or no longer commercially desirable.

Section 6.06    Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its tangible properties and equipment that are necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07    Maintenance of Insurance. Maintain in full force and effect, with insurance companies that Parent believes (in the good faith judgment of the management of Parent) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Parent believes (in the good faith judgment of management of Parent) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged in by Parent and its Subsidiaries. Parent shall use commercially reasonable efforts to ensure that at all times the Collateral Agent for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies (other than directors and officers policies and workers compensation) maintained by Parent and each other Loan Party and the Collateral Agent for the benefit of the Secured Parties shall be named as loss payee with respect to the property insurance maintained by each Loan Party; provided that, unless an Event of Default shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Borrowers any amounts received by it as an additional insured or loss payee under any property insurance maintained by Parent and its Subsidiaries, (B) the Collateral Agent agrees that the Borrowers and/or its applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Casualty Event shall be paid to the Borrowers; provided, however, that notwithstanding anything to the contrary set forth above, the Borrowers shall be obligated to prepay any applicable Net Cash Proceeds in accordance with the terms of Section 2.04(b)(ii). With respect to each real property located in the United States encumbered by a Mortgage, (I) obtain flood insurance in such total amount as sufficient to comply with all applicable rules and regulations promulgated pursuant to (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 and (iv) the Flood Insurance Reform Act of 2004, each as amended from time to time, if at any time any improvements located on any such Material Real Property encumbered by a Mortgage are located within an area designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time and (II) upon the reasonable request of the Administrative Agent (except after the occurrence and during the continuation of an Event of Default, not to exceed one time per fiscal year), deliver to the Administrative Agent evidence of compliance with clause (I) above in form and substance reasonably acceptable to the Administrative Agent.

Section 6.08    Compliance with Laws. (a) Comply with the requirements of all applicable Laws (including the PATRIOT Act, ERISA, Environmental Laws, Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions/Export Control Laws and Regulations) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions/Export Control Laws and Regulations.

Section 6.09    Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with IFRS consistently applied in respect of all financial transactions and matters involving the assets and business of the members of the Group (it being understood and agreed that any member of the Group may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in its jurisdiction of organization).
Section 6.10    Inspection Rights. Permit representatives of the Administrative Agent and the Lenders to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which a member of the Group is a party), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers (other than any expenses of a Lender if no Event of Default exists at the time of such visit or inspection) and at such times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to Parent; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent and the Lenders shall not exercise such rights more often than one time during any calendar year; provided further that when an Event of Default exists, (i) the Administrative Agent and the Lenders (or any of their respective representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance written notice and after consultation with Parent as to the scope of the investigation) and (ii) all information obtained as a result of such access will be subject to confidentiality provisions of this Agreement. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with Parent’s and the Borrowers’ accountants.

Section 6.11    Use of Proceeds. The Borrowers will use the proceeds of the Loans and the L/C Credit Extensions only as provided in Section 5.07.

Section 6.12    Covenant to Guarantee Obligations and Give Security. From and after the Closing Date, at the Borrowers’ expense, in accordance with and subject to the terms, conditions, and limitations of the Agreed Security Principles and any other applicable limitation in any Collateral Document, take all action necessary to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)upon the formation, incorporation or acquisition of any new direct or indirect Material Subsidiary (in each case, other than an Excluded Subsidiary) or any Subsidiary becoming a Material Subsidiary (other than an Excluded Subsidiary):

(i)within 45 days (or such longer period as the Collateral Agent may agree to in its sole discretion) after such formation, incorporation, acquisition or designation:

(A)cause each such Material Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to furnish to the Collateral Agent a description of the Material Real Properties owned by such Material Subsidiary in detail reasonably satisfactory to the Collateral Agent;

(B)cause each such Material Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent such guarantees, security agreements, mortgages, debentures, assignment agreements, pledge agreements and other documents as are reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Agreed Security Principles and other Collateral Documents in effect on the Closing Date and local law practices and restrictions), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C)cause each such Material Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated and required to be delivered pursuant to the Collateral Document under which a security interest has been granted over such Equity Interests) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and any and all instruments evidencing the intercompany Indebtedness held by such Material Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D)cause the applicable Material Subsidiary and each direct or indirect parent of such applicable Material Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including filing of financing statements and applicable registration forms, the giving of notices and delivery of stock and membership interest certificates or foreign equivalents representing the applicable Equity Interests) as may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii)within 45 days (or such longer period as the Administrative Agent may agree to in its sole discretion) after the request, if any, therefor by the Administrative Agent, deliver to the Administrative Agent Organization Documents, certificates, resolutions and a signed copy of one or more opinions, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request;

(iii)as promptly as practicable after the request therefor by the Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of any Loan Party; provided, however, that there shall be no obligation to deliver to the Collateral Agent any environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than a Loan Party or one of its Subsidiaries; and

(iv)at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting, confirming, continuing, enforcing and preserving the Liens of, such guaranties and Collateral Documents, to the extent perfection is required thereunder;

(b)not later than 90 days (or such longer period as the Administrative Agent may agree to in its sole discretion) after the acquisition by any Loan Party of Material Real Property as determined by Parent or the Borrowers (acting reasonably and in good faith) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(c)not later than 45 days (or such longer period as the Administrative Agent may agree to in its sole discretion) after any asset (other than Material Real Property or improvements thereto) that has an individual fair market value in an amount greater than $1,000,000 (as reasonably estimated by Parent or the Borrowers) is acquired by any Loan Party after the Closing Date or owned by an entity at the time it becomes a Loan Party (in each case, other than assets constituting Collateral under a Collateral Document that become subject to the Lien of such Collateral Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, all at the expense of the Loan Parties; and

(d)after the Closing Date, if at any time the Collateral Coverage Requirement is not satisfied for any four consecutive fiscal quarter period of Parent ending on the last day of any fiscal quarter of Parent ending after the Closing Date, then Parent shall, not later than 45 days after the date by which financial statements for such fiscal quarter are required to be delivered pursuant to Section 6.01(a) or (b) (or such longer period as the Administrative Agent may agree in its sole discretion), (A) cause one or more of Parent’s wholly owned Subsidiaries to execute a joinder to the Guaranty to the extent required to satisfy the Collateral Coverage Requirement and (B) comply or cause each such Guarantor to comply with the provisions of this Section 6.12 applicable to Material Subsidiaries, subject in each case to the limitations on the granting of security and/or guarantees and the creation and/or perfection of security interests set forth in the Agreed Security Principles and the definition of Collateral and Guarantee Requirement.

Section 6.13    Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, with all Environmental Laws and Environmental Permits; (ii) obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and (iii) to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to respond to and remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.14    Further Assurances. Promptly upon request by the Administrative Agent, the Collateral Agent or any Lender through the Administrative Agent, and subject to the provisions and limitations of the Agreed Security Principles and any applicable limitation in any Collateral Document, (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, refile, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, the Collateral Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents.

Section 6.15    Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (but not obtain or maintain a specific rating) (i) a public corporate family rating of Parent and a public rating of the Term Facilities, in each case from Moody’s, and (ii) a public corporate credit rating of Parent and a public rating of the Term Facilities, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by Parent of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

Section 6.16    Pensions; Employee Benefits. (a) Ensure that all members of the Group shall make contributions in respect of their employees who are member of any pension arrangements operated from time to time by members of the Group to the extent required by governing documentation and applicable local law and regulations where failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)Ensure that no member of the Group incorporated in England and Wales will become at any time an employer (for the purposes of section 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) of, “connected” with ,or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004), such an employer.

(c)Ensure that no member of the Group will establish, operate or maintain any pension scheme which has a defined or guaranteed benefit payable to its members.

(d)Furnish each of the following to the Administrative Agent:

(i)promptly upon a request by the Administrative Agent or a Lender, copies of Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of each Plan;

(ii)within five days after receipt by any Loan Party, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(iii)within five days after receipt by any Loan Party from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of withdrawal liability (as defined in Part I of Subtitle E of Title IV of ERISA) by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan and (C) the estimated amount of any liability incurred, or that reasonably may be expected to be incurred, by any Loan Party or ERISA Affiliate in connection with any event described in (A) or(B) above where such liability, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(iv)within five days after receipt by a Loan Party, copies of any notice asserting liability under ERISA, where such liability, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e)Each Loan Party must be, and remain, in compliance in all respects with all laws and regulations relating to each of its Plans, where failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f)Ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a security interest on the assets of any Loan Party or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.17    Centre of Main Interest and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings, none of Parent nor any of its Subsidiaries shall do anything to change the location of its centre of main interest (as that term is used in Article 3(1) of such regulation).

Section 6.18    Lenders Conference Call. Within 120 days after the close of each fiscal year of Parent, at the request of the Administrative Agent or the Required Lenders, hold a conference call with all Lenders who choose to attend conference call at which conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Group and the budgets presented for the current fiscal year of Parent and its Subsidiaries.

Section 6.19    Status of the Facilities as Senior Debt. Ensure that at all times the subordination provisions contained in the Shareholder Debt Documentation with respect to Shareholder Debt are enforceable against Parent, the Borrowers and/or the Subsidiary Guarantors, as applicable, and the holders of such Indebtedness, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and all Obligations hereunder and all obligations of the Loan Parties under the other Loan Documents (including without limitation, the Guaranty) are within the definitions of “Senior Liabilities” or “Senior Debt” (or analogous term), as applicable, included in such subordination provisions.

Section 6.20    Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person.

(a)Conduct its business in such manner so as to not, directly or indirectly, (i) engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) or any other Anti-Money Laundering Law, or (iii) engage in or conspire to engage in any transaction that violates, or attempts to violate, any of the material prohibitions set forth in any Anti-Terrorism Law (and Parent shall deliver to the Administrative Agent any certification or other evidence reasonably requested from time to time by any Lender, confirming Parent’s, the Borrowers’ and each Subsidiaries’ compliance with this Section 6.20).

(b)Repay the Loans or reimburse any drawings under Letters of Credit exclusively with funds that are not derived from any unlawful activity with the result that the making of the Loans or the issuance of any Letters of Credit would be in material violation of any applicable Law.

(c)(x) Use funds or properties of Parent, the Borrowers or any of their Subsidiaries to repay the Loans or reimburse any drawings under Letters of Credit only to the extent it does not constitute property of, or is beneficially owned directly or indirectly by, any Sanctioned Person, with the result that the investment in Parent, the Borrowers or any of the Subsidiaries (whether directly or indirectly) is prohibited by applicable Law, or the Loans made by the Lenders or Letters of Credit issued by L/C Issuers would be in violation of applicable Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (y) any Embargoed Person to have any direct or indirect interest, in Parent, the Borrowers or any of the Subsidiaries, with the result that the investment in Parent, the Borrowers or any of the Subsidiaries (whether directly or indirectly) is prohibited by applicable law or the Loans or Letters of Credit are in violation of applicable Law.
Section 6.21    Post-Closing Undertakings. Within the time periods specified on Schedule 6.21 (as each may be extended by the Administrative Agent in its sole discretion), provide such Collateral Documents and complete such undertakings as are set forth on such Schedule 6.21.

Article VII
Negative Covenants
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized), (A) Parent, the U.S. Borrower and, except with respect to Section 7.14, the Dutch Borrower shall not, nor shall they permit any other Subsidiary, as applicable, to, directly or indirectly and (B) with respect to Section 7.14, Parent and the U.S. Borrower shall not:
Section 7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or authorize the filing under the Uniform Commercial Code (or similar recording statute) of any jurisdiction a financing (or similar) statement that names Parent, any Borrower or any Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, other than the following (each, a “Permitted Lien”):

(a)Liens pursuant to any Loan Document;

(b)Liens existing on the Closing Date and listed on Schedule 7.01 (or to the extent not listed on such Schedule 7.01, where the fair market value of all property to which such Liens under this clause (b) attach is less than $3,000,000 in the aggregate) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not encumber any property other than (A) property encumbered on the Closing Date, (B) after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date and (C) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)Liens for taxes, assessments or governmental charges which are not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS (or otherwise in conformity with generally accepted accounting principles that are applicable in such Person’s jurisdiction of organization);

(d)statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business so long as, in each case, such Liens secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS (or generally accepted accounting principles that are applicable in the respective jurisdiction of organization);

(e)Liens incurred in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Parent or any Subsidiary or under self-insurance arrangements in respect of such obligations or (iii) securing obligations in respect of letters of credit that have been posted by Parent or any Subsidiary to support the payment of items set forth in clauses (i) and (ii);

(f)Liens to secure the performance of tenders, bids, trade contracts, governmental contracts, leases and other contracts (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, customer guarantees, performance and completion guarantees and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations, (ii) those required or requested by any Governmental Authority and (iii) letters of credit or bank guarantees issued in lieu of any such bonds or guarantees to support the issuance thereof) incurred in the ordinary course of business;

(g)easements, covenants, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

(h)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)Liens securing Indebtedness permitted under Section 7.03(v); provided that (i) such Liens (other than any Liens securing any Permitted Refinancing of the Indebtedness secured by such Liens) attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender and incurred under Section 7.03(v) on customary terms;

(j)leases, licenses, subleases, sublicenses or other occupancy arrangements granted to others in respect of real property on facilities owned or leased by the Dutch Borrower or any of the Subsidiaries of the Dutch Borrower;

(k)Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l)Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m)Liens (i) on cash or Cash Equivalents advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(f)-(i) or (n) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)Liens on property of any Subsidiary that is not a Loan Party securing Indebtedness and other obligations in respect of such Indebtedness of such non-Loan Party to the extent such Liens do not secure Indebtedness with an aggregate principal amount exceeding $5,000,000 at any time outstanding.

(o)Liens in favor of the Dutch Borrower or any of its Subsidiaries (other than Liens granted by the Dutch Borrower or any Subsidiary Guarantor in favor of a Subsidiary that is not a Loan Party) securing Indebtedness permitted under Section 7.03(iv);

(p)Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary after the date hereof and any modifications, replacements, renewals and extensions thereof (including Liens securing Permitted Refinancings of Indebtedness secured by such Liens) but, in each case, other than Liens on the Equity Interests of any Person that becomes a Subsidiary; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not encumber any property other than property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof and (iii) the Indebtedness secured thereby is permitted under (A) Section 7.03(v) or (B) Section 7.03(ix);

(q)Liens arising from precautionary UCC financing statement filings (or other similar filings in non-U.S. jurisdictions) regarding leases, subleases, licenses or consignments entered into by the Dutch Borrower or any Subsidiary of the Dutch Borrower;

(r)any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business which (i) does not interfere in any material respect with the business of the Group, taken as a whole and (ii) does not secure any Indebtedness;

(s)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Dutch Borrower or any Subsidiary of the Dutch Borrower in the ordinary course of business;

(t)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u)Liens on Cash Collateral granted in favor of any Lenders and/or L/C Issuers created as a result of any requirement or option to Cash Collateralize pursuant to this Agreement;

(v)Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrowers or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrowers or any Subsidiary in the ordinary course of business;

(w)(i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of the Borrowers and the Subsidiaries complies, and (ii) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrowers or any Subsidiary taken as a whole;

(x)Liens solely on any cash earnest money deposits made by the Dutch Borrower or any Subsidiary of the Dutch Borrower in connection with any letter of intent or purchase agreement permitted hereunder;

(y)(i) deposits made in the ordinary course of business to secure liability to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto;

(z)receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(aa)so long as no Default has occurred and is continuing at the time of granting such Liens or would result therefrom, Liens on cash deposits in an aggregate amount not to exceed $1,000,000 at any time outstanding, securing any Swap Contract permitted hereunder;

(bb)     Liens on Permitted Receivables Financing Assets securing any Permitted Receivables Financing;

(cc)    other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $7,500,000;

(dd)    Liens arising out of any license, sublicense or cross license of intellectual property to or from the Dutch Borrower or any Subsidiary of the Dutch Borrower in the ordinary course of business which (i) does not interfere in any material respect with the business of the Dutch Borrower and the Subsidiaries of the Dutch Borrower, taken as a whole, and (ii) does not secure any Indebtedness;

(ee)    Liens in respect of Sale Leasebacks; and

(ff)    any Lien arising under Article 24 or 26 of the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers' Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions.

Section 7.02    Investments. Make or hold any Investments, except:

(a)Investments held by the Dutch Borrower or any Subsidiary of the Dutch Borrower in the form of Cash Equivalents or that were Cash Equivalents when made;

(b)loans or advances to (or for the benefit of) officers, managers, directors and employees of any Borrower, Parent, any Parent Holding Company or any Subsidiary (i) for reasonable and customary travel, entertainment, relocation and analogous ordinary business purposes and (ii) in connection with such Person’s purchase of Equity Interests of Parent or any Parent Holding Company; provided that (x) to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Dutch Borrower in cash as common equity and (y) the aggregate amount of loans or advances made pursuant to this Section 7.02(b) does not exceed $1,000,000 at any time outstanding (excluding (x) in the case of clause (i), loans and advances for reasonable and customary travel and entertainment in the ordinary course of business and (y) in the case of clause (ii), loans and advances provided that no cash is actually advanced and any loans and advances with respect to which cash is advanced is immediately repaid);

(c)Investments (i) by the Dutch Borrower or any Subsidiary of the Dutch Borrower in the Dutch Borrower or any Subsidiary Guarantor, (ii) by any Subsidiary of the Dutch Borrower that is not a Loan Party in any other Subsidiary of that Dutch Borrower that is also not a Loan Party, (iii) by the Dutch Borrower or any Subsidiary Guarantor of the Dutch Borrower in any Subsidiary of the Dutch Borrower that is not a Loan Party so long as such Investment is part of one or a series of substantially contemporaneous Investments of the same assets by Subsidiaries (other than the U.S. Borrower) in other Subsidiaries (other than the U.S. Borrower) that result in the proceeds of the initial Investment being invested in the Dutch Borrower or one or more Subsidiary Guarantors of the Dutch Borrower, (iv) by the Dutch Borrower or any Subsidiary of the Dutch Borrower in the Dutch Borrower or any Subsidiary of the Dutch Borrower made in connection with any Cash Management Agreement, so long as Parent provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that, after giving Pro Forma Effect to such Investments, the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral, taken as a whole, is not impaired in any material respect by such Investment, provided that the aggregate amount of Investments made pursuant to this clause (iv) by a Loan Party in Subsidiaries that are not a Subsidiary Guarantor shall not exceed $1,000,000 at any time outstanding and (v) by Parent in any Borrower in the form of common equity;

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including advances made to distributors), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and Investments consisting of prepayments to suppliers in the ordinary course of business;

(e)to the extent constituting Investments, transactions expressly permitted (other than by reference to this Section 7.02 or any clause hereof) under Sections 7.01, 7.03, 7.04, 7.05 (including the receipt of non-cash consideration for the Dispositions of assets permitted thereunder), 7.06 and 7.12;

(f)Investments in existence on, or that are made pursuant to legally binding written commitments that are in existence on, the Closing Date and are set forth on Schedule 7.02, and any modification, replacement, renewal or extension thereof; provided no such modification, replacement, renewal or extension shall increase the amount of Investments then permitted under this Section 7.02(f) except pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted by this Section 7.02;

(g)Investments in Swap Contracts permitted under Section 7.03(vi);

(h)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05 (other than by reference to this Section 7.02 or any clause hereof);

(i)(x) any acquisition or other Investment made by the Dutch Borrower or any of its Subsidiaries solely with the Net Cash Proceeds of any substantially concurrent issuance of Equity Interests of Parent or contribution to Parent’s equity (which shall, in each case, be in the form of common equity or Qualified Preferred Equity) (other than Cure Amounts), which Net Cash Proceeds have been contributed to the Dutch Borrower in the form of common Equity Interests and are Not Otherwise Applied, or (y) the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary that is wholly owned directly by the Dutch Borrower and/or one or more other wholly owned Subsidiaries of the Dutch Borrower (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (subject, in the case of clauses (ii) and (iii) below, to the Limited Condition Acquisition Proviso):

(i)each applicable Loan Party and any such newly created or acquired Subsidiary shall have complied with the requirements of Section 6.12 or made arrangements reasonably satisfactory to the Administrative Agent for compliance after the effectiveness of such Permitted Acquisition, as applicable;

(ii)immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition and any incurrence of Indebtedness in connection therewith, no Default shall have occurred and be continuing or would result therefrom;

(iii)immediately after giving Pro Forma Effect to any such purchase or other acquisition and any incurrence of Indebtedness in connection therewith, the Total Leverage Ratio, determined on the basis of the financial information most recently delivered (or required to have been delivered) to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated on the first day of the applicable four fiscal quarter period covered thereby, is equal to or less than the lesser of (i) 2.75:1.00 or (ii) 0.25:1.00 less than the applicable maximum Total Leverage Ratio required for the Parent to be in compliance with Section 7.10 on the last day of the most recently ended period of four fiscal quarters immediately preceding such purchase or other acquisition;

(iv)the aggregate amount invested in respect of Permitted Acquisitions in respect of Persons that do not become Subsidiary Guarantors (or in respect of which the assets so acquired do not become Collateral) shall not exceed, when combined with the aggregate amount invested by Loan Parties in Subsidiaries who are not, or do not become, a Guarantor pursuant to Section 7.02(n), shall not exceed $2,000,000;

(v)with respect to any transaction where the total consideration (in cash or otherwise) paid is more than $15,000,000, the Dutch Borrower shall provide, not less than 10 Business Days prior to the consummation of such Permitted Acquisition, the Administrative Agent and the Lenders with (A) to the extent reasonably available, historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that is available, (B) reasonably detailed projections for the succeeding five years (or, if sooner, through and including the year in which the Final Maturity Date is scheduled to occur) pertaining to the Person or business to be acquired and updated projections for Parent after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, (D) to the extent received by Parent or any of its Subsidiaries, any third party reports relating to quality of earnings, environmental reports and any other written material used by any Loan Party or Sponsor to analyze such Permitted Acquisition and (E) to the extent reasonably available, all such other information and data relating to such transaction or the Person or business to be acquired as may be reasonably requested by the Administrative Agent; and

(vi)any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business or reasonably related, ancillary or complementary businesses (including related, complementary, synergistic or ancillary technologies) in which the Dutch Borrower and/or its Subsidiaries are then engaged.

(j)Investments by Loan Parties (other than Parent or the U.S. Borrower) in Subsidiaries that are not Loan Parties to the extent made solely with cash or other property received by the applicable Loan Party in a transaction or series of transactions from a Subsidiary of the Dutch Borrower that is not a Loan Party as a result of corporate or tax reorganizations otherwise permitted hereunder, in any case, solely to the extent that the purpose of such Investment is to forgive or cancel any intercompany Indebtedness owing to a Loan Party (other than Parent or the U.S. Borrower) by a Subsidiary of the Dutch Borrower that is not a Loan Party and such forgiven or cancelled intercompany Indebtedness constituted Indebtedness incurred by a Loan Party (other than Parent or the U.S. Borrower) after the Closing Date to finance a Permitted Acquisition that has been pushed down by such Loan Party to such Subsidiary that is not a Loan Party for accounting and/or tax planning purposes pursuant to an Investment otherwise permitted under Section 7.03 (it being understood and agreed that in no event shall any such Investment (or return thereon) made pursuant to this clause (j) refresh any basket under which such Investment was initially made);

(k)Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(l)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise) of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)the licensing, sublicensing or contribution of IP Rights in the ordinary course of business;

(n)other Investments by the Dutch Borrower or any Subsidiary thereof which, when taken together with all other Investments made pursuant to this Section 7.02(n) and the aggregate amount invested in respect of Permitted Acquisitions in respect of Persons that do not become Guarantors (or in respect of which the assets so acquired do not become Collateral) pursuant to Section 7.02(i), do not exceed $10,000,000; provided that the aggregate amount of Investments by the Dutch Borrower or any Subsidiary thereof in any Joint Venture pursuant to this Section 7.02(n) shall not exceed $3,000,000;

(o)loans or advances made to distributors in the ordinary course of business and consistent with past practice;

(p)Investments by the Dutch Borrower or any of its Subsidiaries to the extent that payment for such Investments is made solely by the issuance of Equity Interests (other than Disqualified Equity Interests) of Parent or any Parent Holding Company to the seller of such Investments;

(q)any Investments in a Subsidiary that is not a Loan Party or in a Joint Venture, in each case, to the extent such Investment is substantially contemporaneously repaid in the same form with an equivalent dividend or other distribution from such Subsidiary or Joint Venture;

(r)advances of payroll payments to employees in the ordinary course of business;

(s)additional Subsidiaries of the Dutch Borrower may be established or created if the Borrowers and such Subsidiary comply with the requirements of Section 6.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 7.02, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(t)(i) Investments in a Permitted Receivables Financing Subsidiary or any Investment by a Permitted Receivables Financing Subsidiary in any other Person in connection with a Permitted Receivables Financing, provided, however, that any such Investment in a Permitted Receivables Financing Subsidiary is in the form of a contribution of additional Permitted Receivables Financing Assets and (ii) distributions or payments by such Permitted Receivables Financing Subsidiary of Permitted Receivables Financing Fees;

(u)to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment, maintenance, filing and renewal fees or purchases of contract rights or non-exclusive licenses or leases of intellectual property, in each case in the ordinary course of business;

(v)Guarantees by the Dutch Borrower or any of its Subsidiaries of leases (other than Capitalized Leases) or of other obligations of one another, in each case, that do not constitute Indebtedness and are entered into in the ordinary course of business; and

(w)Guarantees of Indebtedness incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business.

Section 7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(i)Indebtedness of the Loan Parties under or pursuant to the Loan Documents;

(ii)Indebtedness outstanding or committed to be incurred on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(iii)Guarantees (i) incurred by the Dutch Borrower or any Subsidiary of the Dutch Borrower in respect of Indebtedness of the Dutch Borrower or any Subsidiary of the Dutch Borrower that is permitted to be incurred under this Agreement; provided that in the case of any Guarantees by a Loan Party of the obligations of a non-Loan Party, the related Investment is permitted under Section 7.02 and (ii) by the Dutch Borrower or any Subsidiary Guarantor in respect of Indebtedness of the Dutch Borrower or any Subsidiary Guarantor otherwise permitted hereunder;

(iv)Indebtedness of (A) the Dutch Borrower or any Subsidiary Guarantor owing to the Dutch Borrower or any other Subsidiary Guarantor, (B) any Subsidiary that is not a Loan Party owed to (1) any other Subsidiary that is not a Loan Party or (2) the Dutch Borrower or any Subsidiary Guarantor in respect of an Investment permitted under Section 7.02(c), (j), (n) or (s) and (C) the Dutch Borrower or any Subsidiary Guarantor to any Subsidiary which is not a Loan Party; provided that all such Indebtedness of any Loan Party in this clause (iv)(C) must be expressly subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;

(v)(A) Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i); and (B) any Permitted Refinancing in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(vi)Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(vii)Indebtedness representing deferred compensation or stock-based compensation to employees of the Dutch Borrower and its Subsidiaries;

(viii)unsecured Indebtedness consisting of promissory notes issued by the Dutch Borrower or any Subsidiary Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent or any Parent Holding Company permitted by Section 7.06(d)(iii);

(ix)Indebtedness in respect of indemnification, purchase price adjustments or other similar adjustments incurred by the Borrowers or any Subsidiary in a Permitted Acquisition or Disposition under agreements which provide for the adjustment of the indemnification, purchase price or for similar adjustments;

(x)Indebtedness consisting of obligations of the Dutch Borrower or any Subsidiary of the Dutch Borrower under deferred consideration (e.g., earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with any Permitted Acquisition or other Investment permitted under Section 7.02;

(xi)obligations under Secured Cash Management Agreements and other Indebtedness in respect of customary netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements, cash management and other similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that any such Indebtedness is extinguished within 30 days;

(xii)Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(xiii)Indebtedness incurred by the Dutch Borrower or any Subsidiary of the Dutch Borrower in respect of bank guarantees, letters of credit, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims;

(xiv)Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xv)Indebtedness incurred by Permitted Receivables Financing Subsidiaries in a Permitted Receivables Financing that is not recourse to Parent or any Subsidiary in an aggregate principal amount of not greater than $2,000,000 at any time outstanding;

(xvi)Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(xvii)Guarantees incurred in the ordinary course of business in respect of obligations of or to suppliers, customers, franchisees, lessors, licensees and sublicensees;

(xviii)unsecured Indebtedness in respect of intercompany obligations of the Dutch Borrower or any Subsidiary of the Dutch Borrower in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xix)Indebtedness incurred in connection with any Sale Leaseback (and any Permitted Refinancing thereof) in an amount not to exceed $5,000,000 in aggregate;

(xx)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they constitute Indebtedness and are permitted to remain unfunded under applicable Law;
(xxi)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xx) above;

(xxii)subordinated unsecured Indebtedness of Parent under the Convertible Debt Documentation in an aggregate principal amount not to exceed at any time outstanding (x) the sum of (I) $13,350,000 and (II) any interest with respect to such Indebtedness paid in the form of additional Indebtedness under the Convertible Debt Documentation less (y) the aggregate principal amount of such

Indebtedness repaid, repurchased, cancelled or otherwise extinguished after the Closing Date (including pursuant to any conversion of such Indebtedness into Equity Interests (other than Disqualified Equity Interests) in Parent or any Parent Holding Company), provided that each holder of such Indebtedness is at all times party to the Convertible Debt Subordination Agreement as a subordinated creditor and such Indebtedness is subordinated to the Obligations pursuant to the terms thereof;

(xxiii)subordinated unsecured Initial Subordinated Shareholder Loans of Parent under the Initial Subordinated Shareholder Loan Documentation, provided that each holder of such Indebtedness is at all times party to the Junior Intercreditor Deed as a junior lender and such Indebtedness is subordinated to the Obligations pursuant to the terms thereof;

(xxiv)subordinated unsecured Additional Subordinated Shareholder Loans of Parent under the Additional Subordinated Shareholder Loan Documentation, provided that each holder of such Indebtedness is at all times party to the Junior Intercreditor Deed as a junior lender and such Indebtedness is subordinated to the Obligations pursuant to the terms thereof;

(xxv)Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a Subsidiary incorporated in the Netherlands and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code; and

(xxvi)any joint and several liability arising as a result of a fiscal unity (fiscale eenheid) between a Loan Party and any of its Subsidiaries.

Section 7.04    Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default would result therefrom:

(a)any Subsidiary of the Dutch Borrower may merge, amalgamate or consolidate with (i) the Dutch Borrower; provided that the Dutch Borrower shall be the continuing or surviving Person, or (ii) one or more other Subsidiaries of the Dutch Borrower; provided that when any Subsidiary Guarantor is merging with another Subsidiary that is not a Loan Party (A) the Subsidiary Guarantor shall be the continuing or surviving Person, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively and (C) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(b)(i) any Subsidiary of the Dutch Borrower that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary of the Dutch Borrower that is not a Loan Party and (ii) any Subsidiary of the Dutch Borrower may liquidate or dissolve, or any Subsidiary of the Dutch Borrower may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrowers determine in good faith that such action is in the best interest of the Borrowers and their Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Subsidiary that is a Subsidiary Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Subsidiary that is a Subsidiary Guarantor of the Dutch Borrower in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent unless such Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Subsidiary that is a Subsidiary Guarantor will remain a Subsidiary Guarantor unless such Subsidiary Guarantor is otherwise permitted to cease being a Subsidiary Guarantor hereunder);

(c)any Subsidiary of the Dutch Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Dutch Borrower or to any Subsidiary of the Dutch Borrower; provided that if the transferor in such a transaction is a Subsidiary Guarantor then either (i) the transferee must either be (x) the Dutch Borrower or (y) a Subsidiary Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d)any Subsidiary of the Dutch Borrower may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02 and (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder; and

(e)any Subsidiary of the Dutch Borrower may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(d)(A)).

Section 7.05    Dispositions. Make any Disposition, except:

(a)Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful or economically practicable to maintain in the conduct of the business of Parent and the Subsidiaries in Parent’s good faith reasonable business judgment (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned);

(b)Dispositions of inventory, goods held for sale and immaterial assets in the ordinary course of business;

(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the net proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)(A) Dispositions permitted by Section 7.04, (B) Investments permitted by Section 7.02, (C) Restricted Payments permitted by Section 7.06 and (D) Liens permitted by Section 7.01 (in each case, other than by reference to this Section 7.05 (or any clause under this Section 7.05));

(e)Dispositions of cash and Cash Equivalents;

(f)Dispositions of accounts receivable in connection with the collection or compromise thereof and not as part of any financing transaction;

(g)non-exclusive licensing or sublicensing of IP Rights in the ordinary course of business on customary terms which do not interfere in any material respect with the business of the Group, taken as a whole;

(h)sales, Disposition or contributions of property (A) between the Dutch Borrower and the Subsidiary Guarantors, (B) between Subsidiaries (other than Loan Parties), (C) by Subsidiaries that are not Loan Parties to the Dutch Borrower and the Subsidiary Guarantors or (D) by the Dutch Borrower and the Subsidiary Guarantors to any Subsidiary that is not a Loan Party, provided that (1) the portion (if any) of any such Disposition made for less than fair market value and (2) any non-cash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Subsidiary and, if the transferor of such property is a Loan Party and the transferee thereof is a non-Loan Party, such sale, Disposition or contribution of property shall otherwise comply with Section 7.02;

(i)leases, subleases, licenses, sublicenses or other occupancy arrangements of property (other than IP Rights) in the ordinary course of business and which do not materially interfere with the business of Parent and the Subsidiaries;

(j)transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k)Dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)the transfer for fair value of property (including Equity Interests of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property; provided that such transfer is permitted under Section 7.02(n);

(m)the unwinding of Swap Contracts permitted hereunder pursuant to their terms;

(n)transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(o)the purchase and sale or other transfer, in each case for cash, of Permitted Receivables Financing Assets (including by capital contribution) to a Permitted Receivables Financing Subsidiary;

(p)Dispositions by the Dutch Borrower or any Subsidiary of the Dutch Borrower not otherwise permitted under this Section 7.05 in an aggregate amount not to exceed in the aggregate for all such Dispositions (calculated based on the greater of book value at the time of such Dispositions and net consideration received for such Disposition) (x) $5,000,000 in any consecutive four quarter fiscal period and (y) at any time, $20,000,000, provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition and (ii) the purchase price for such property shall be paid to the Dutch Borrower or such Subsidiary of the Dutch Borrower, as applicable, for not less than 75% cash consideration; provided, however, that for purposes of this clause (p)(ii), any securities received by the Dutch Borrower or such Subsidiary from such transferee that are converted by the Dutch Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition shall be deemed to be cash;

(q)Dispositions by the Borrowers or any Subsidiary of property pursuant to Sale Leasebacks; provided that (i) the fair market value of all property so Disposed of shall not exceed $5,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Dutch Borrower or such Subsidiary, as applicable, for not less than 90% cash consideration; and
(r)the Disposition of assets acquired pursuant to or in order to effectuate a Permitted Acquisition, which assets are (i) obsolete or (ii) not used or useful to the core or principal business of the Dutch Borrower and its Subsidiaries, provided that aggregate amount of all such Dispositions (calculated based on the greater of book value at the time of such Dispositions and net consideration received for such Disposition) shall not exceed $10,000,000;

provided, however, that any Disposition of any property pursuant to Section 7.05(b) (other than with respect to immaterial assets Disposed of in the ordinary course of business), (c), (e), (l), (p) or (q) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent and the Collateral Agent are authorized to and shall take any actions deemed appropriate in order to effect the foregoing.
Section 7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a)(i) each Subsidiary of the Dutch Borrower may make Restricted Payments to the Dutch Borrower and to other Subsidiaries that directly or indirectly own Equity Interests of such Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Dutch Borrower and any such other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests);

(b)Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c)to the extent constituting Restricted Payments, the Dutch Borrower and the Subsidiaries of the Dutch Borrower may take actions expressly permitted by Section 7.02 (other than Section 7.02(e)), 7.04 or 7.12 (in each case, other than by reference to this Section 7.06 (or any clause under this Section 7.06));
(d)any Borrower or any Subsidiary may make Restricted Payments to Parent:

(i)the proceeds of which shall be used by Parent to pay (or to make a dividend, distribution or any other payment to or an Investment in a Parent Holding Company or an Investment in the U.S. Borrower (to the extent permitted under Section 7.02), in either case, to enable it to pay) its, a Parent Holding Company’s or the U.S. Borrower’s operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, managers or officers of Parent, such Parent Holding Company or the U.S. Borrower;

(ii)for any taxable period for which the Borrowers and/or any of their respective Subsidiaries are members of a consolidated, combined, unitary, affiliated or similar income tax group of which Parent or a Parent Holding Company is the common parent (a “Tax Group”), to the extent required to be made in cash by Parent (or to make a dividend, distribution or any other payment to or an Investment in a Parent Holding Company to the extent required to be made in cash by such Parent Holding Company), in an amount equal to the portion of any income taxes (and any consolidated, combined, unitary, affiliated or similar franchise or similar taxes imposed in lieu of such income taxes of such Tax Group) due by Parent or such Parent Holding Company for such taxable period, that is attributable to the Borrowers and/or their Subsidiaries, provided that Restricted Payments made in cash under this Section 7.06(d)(ii) for any taxable period shall not exceed the amount of such Taxes that the Borrowers and/or their Subsidiaries, as applicable, would have paid had the Borrowers and/or their Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group);

(iii)the proceeds of which will be used to repurchase, retire or otherwise acquire the Equity Interests of Parent (or to make a dividend, distribution or any other payment to or an Investment in a Parent Holding Company or a direct or indirect equity holder thereof to enable it to repurchase, retire or otherwise acquire its Equity Interest) from directors, managers, consultants, employees or members of management of the Group (or their estate, family members, spouse and/or former spouse), in each case in connection with the resignation, termination, death or disability of any such directors, managers, employees or members of management, in an aggregate amount not in excess of $1,500,000 provided further that the amounts set forth in this clause (d)(iii) may be further increased by (A) the proceeds of any key-man life insurance received by Parent, the Dutch Borrower or any Subsidiary (solely with respect to the calendar year in which such proceeds are received and without limiting any carry-over thereof permitted above), plus (B) to the extent contributed in cash to the common equity of the Dutch Borrower and not theretofore utilized to make a Restricted Payment under this clause (d)(iii) and Not Otherwise Applied, the Net Cash Proceeds from the sale of Equity Interests (other than Disqualified Equity Interest) of Parent, in each case to members of management, managers, directors or consultants of Parent or any of its Subsidiaries or any Parent Holding Company that occurs after the Closing Date plus (C) the amount of any cash bonuses or other cash compensation otherwise payable to any future, present or former director, manager, employee, member of management or consultant of Parent, the Borrowers or any Subsidiary that are foregone in return for the receipt of Equity Interests of Parent or a direct or indirect equity holder thereof, the Borrowers or any Subsidiary pursuant to a deferred compensation plan of such equity;

(iv)the proceeds of which are applied to the purchase or other acquisition by Parent of (or to make a dividend, distribution or any other payment to or an Investment in a Parent Holding Company or a direct or indirect equity holder thereof to enable it to purchase or otherwise acquire) all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or more than 50% of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by the Dutch Borrower or any Subsidiary of the Dutch Borrower, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 7.02(i); provided that (A) such Restricted Payment shall be made concurrently with the closing of such purchase or other acquisition and (B) Parent (or any Parent Holding Company) shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to the Dutch Borrower or any Subsidiary or (2) the merger (to the extent permitted in Section 7.04) into the Dutch Borrower or any Subsidiary of the Dutch Borrower of the Person formed or acquired in order to consummate such purchaser or other acquisition;

(v)repurchases of Equity Interests of Parent deemed to occur upon the non-cash exercise of stock options and warrants or similar equity incentive awards;

(vi)the proceeds of which shall be used by Parent to pay, other than to Affiliates of Parent, a portion of any customary fees and expenses related to any unsuccessful equity offering by Parent or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction permitted by this Agreement, in each case not to exceed the ratable share of the amount to which such Restricted Payment relates that is directly related to the operations of the Group; and

(vii)the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers, employees, consultants and independent contractors of Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Group;

(e)Restricted Payments made by the Borrowers to Parent on the Closing Date to consummate the Transaction;

(f)Parent and any Subsidiary may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(g)additional Restricted Payments to Parent in an aggregate amount not to exceed $1,000,000, the proceeds of which Restricted Payments shall be promptly used by Parent to make a Restricted Payment, provided that immediately before and immediately after giving Pro Forma Effect to any such Restricted Payment, no Default shall have occurred and be continuing;

(h)in an amount equal to any Taxes payable, including withholding or similar taxes payable or expected to be payable in connection with any payments to any present or former employee, director, officer, manager, consultant or independent contractor (or their respective Affiliates, estates or immediate family members) or in connection with any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or grant, vesting or delivery of any Equity Interests; and

(i)the conversion of any Shareholder Debt to Equity Interests of Parent (or any Parent Holding Company) (other than Disqualified Equity Interests) or the prepayment, redemption, purchase, defeasement or other satisfaction of any Shareholder Debt with the Net Cash Proceeds of a substantially contemporaneous issuance of Equity Interests of Parent or contribution to Parent’s equity (which shall, in each case, be in the form of common equity or Qualified Preferred Equity) (other than Cure Amounts) Not Otherwise Applied.

Section 7.07    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Parent and the Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Parent, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties (other than Parent and the U.S. Borrower) and the Subsidiaries of the Dutch Borrower (or any entity that becomes a Subsidiary as a result of such transaction), (b) on fair and reasonable terms substantially as favorable to Parent or such Subsidiary as would be obtainable by Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (c) the Dutch Borrower and the Subsidiaries of the Dutch Borrower may enter into employment and severance or other compensation arrangements with officers and employees in the ordinary course of business or as otherwise approved by the board of directors, board of managers or other equivalent governing body of the Dutch Borrower or Subsidiary and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business or as otherwise approved by the board of directors, board of managers or other equivalent governing body of the Borrowers or Subsidiary, (d) Restricted Payments permitted under Section 7.06 (other than Section 7.06(c)), (e) Investments to the extent permitted under Section 7.02, (f) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not materially adverse, taken as a whole, to the Lenders, (g) transactions between a member of the Group and any Person that is an Affiliate solely due to the fact that a director or manager of such Person is also a director or manager of Parent or any Parent Holding Company; provided, however, that such director or manager abstains from voting as a director of Parent or such Parent Holding Company, as the case may be, on any matter involving such other Person, (h) the issuance of Equity Interests to the Sponsor, Parent or any Parent Holding Company, or to any director, officer, employee or consultant thereof, (i) any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors or board of managers of any Parent, any Parent Holding Company or the Borrowers, as the case may be, (j) transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business, (k) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business, (l) customary fees and indemnities may be paid to any directors or managers of Parent, the Borrowers and their Subsidiaries (and, to the extent attributable to the operations or ownership of any member of the Group, of any Parent Holding Company) and reasonable out-of-pocket costs of such Persons may be reimbursed, and (m) transactions pursuant to the Shareholder Debt Documentation, the Convertible Debt Subordination Agreement and the Junior Intercreditor Deed.

Section 7.09    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make Restricted Payments to Parent, any Borrower, or any Subsidiary Guarantor or to otherwise transfer property to or invest in Parent, any Borrower or any Subsidiary Guarantor, except for (i) any agreement in effect on the Closing Date and described on Schedule 7.09, (ii) any agreement in effect at the time any Subsidiary of the Dutch Borrower becomes a Subsidiary of the Dutch Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Dutch Borrower, (iii) customary restrictions contained in any agreement representing Indebtedness of a Subsidiary of the Dutch Borrower which is not a Loan Party which is permitted by Section 7.03 (to the extent applicable only to the Subsidiaries that are not Subsidiary Guarantors obligated with respect to such Indebtedness), (iv) any agreement in connection with a Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary permitted by Section 7.05, (v) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) customary net worth provisions contained in real property leases entered into by the Dutch Borrower and the Subsidiaries of the Dutch Borrower in the ordinary course of business, so long as Parent has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Parent and the Subsidiaries to meet their ongoing obligations, (viii) any restrictions resulting from non-exclusive licenses or sublicenses by the Dutch Borrower and the Subsidiaries of the Dutch Borrower of IP Rights in the ordinary course of business (in which case such restriction shall relate only to such IP Rights), (ix) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (x) solely to the extent that (A) such restrictions relate to the Subsidiary being acquired or incurring such Indebtedness and (B) such Indebtedness is expressly made non-recourse to Parent and the Subsidiaries, restrictions contained in Indebtedness permitted pursuant to Section 7.03(xv) and (xi) restrictions imposed by reason of applicable Law or (b) of or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents except for (i) any agreement in effect on the Closing Date and described on Schedule 7.09, (ii) any agreement in effect at any time any Subsidiary becomes a Subsidiary of the Dutch Borrower, or any agreement assumed in connection with the acquisition of assets from any Person, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Dutch Borrower or of the acquisition of assets from such Person and applies solely to such acquired assets, (iii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(v) solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (iv) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (v) restrictions arising in connection with cash or other deposits permitted under Sections 7.01 or 7.02 and limited to such cash or deposit, (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (viii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business relating to the assets of such Joint Venture, (ix) restrictions imposed by applicable Law and (x) customary restrictions contained in Indebtedness permitted pursuant to Section 7.03(vi) provided that such restrictions do not restrict the Liens securing the Obligations as contemplated by Loan Documents or the first priority status thereof.

Section 7.10    Financial Covenant. As of the end of each fiscal quarter of Parent (commencing with the first full fiscal quarter after the Closing Date), permit the Total Leverage Ratio as of the end of such fiscal quarter of Parent set forth in the table below to be greater than the Total Leverage Ratio in the table below corresponding to such fiscal quarter:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
March 31, 2015	4.00:1.00
June 30, 2015	3.75:1.00
September 30, 2015	3.75:1.00
December 31, 2015	3.75:1.00
March 31, 2016	3.50:1.00
June 30, 2016	3.50:1.00
September 30, 2016	3.25:1.00
December 31, 2016	3.25:1.00
March 31, 2017	3.00:1.00
June 30, 2017	3.00:1.00
September 30, 2017	2.75:1.00
December 31, 2017	2.75:1.00
Each fiscal quarter thereafter	2.50:1.00

Section 7.11    Accounting Changes. Make any change in fiscal year; provided, however, that Parent may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent (acting on instructions of the Required Lenders), in which case, Parent and the Administrative

Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent (acting on instructions of the Required Lenders) and Parent, to reflect such change in fiscal year.

Section 7.12    Prepayments, etc. of Indebtedness; Amendments.

(a)Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness that is expressly subordinated by contract in right of payment to the Obligations (other than (i) intercompany Indebtedness among Parent and the Subsidiaries so long as no Default or Event of Default shall have occurred and be continuing and (ii) the Shareholder Debt);

(b) make any payment in violation of any terms of any Shareholder Debt Documentation, Convertible Debt Subordination Agreement or Junior Intercreditor Deed

(c)amend, modify or change any term or condition of any Shareholder Debt Documentation or any Organization Documents of Parent or its Subsidiaries, in each case, in any manner that is adverse to the interests of the Administrative Agent, the Collateral Agent or the Lenders in any material respect (in the opinion of the Administrative Agent).

Section 7.13    Use of Proceeds. Use, and the respective directors, officers, employees and agents of Parent and its Subsidiaries shall not use, lend, make payments of, contribute, or otherwise make available, all or any part of the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any other manner that would result in a violation of any Anti-Money Laundering Laws or Sanctions/Export Control Laws and Regulations applicable to any party to a Loan Document.

Section 7.14    Holding Company. (i) Conduct, transact or otherwise engage in any material business or operations or own any significant assets or have any material liabilities; provided, that the following shall be permitted in any event:

(a)in the case of Parent, its ownership of the Equity Interests of the Borrowers and activities incidental thereto;

(b)the entry into, performance of its obligations and exercise of its rights with respect to the Loan Documents (including any New Term Facility) and, in the case of Parent, the Shareholder Debt Documentation;

(c)the payment of dividends and distributions permitted under Section 7.06 and, in the case of Parent, the making of contributions to the capital of the Borrowers;

(d)the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries);

(e)the participation in tax, accounting and other administrative matters as a member of the consolidated tax group of Parent, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees;

(f)the holding of any cash and Cash Equivalents (but not operating any property), so long as the same are promptly paid, distributed, contributed and/or on-lent to other Persons in accordance with Section 7.02 or 7.06, as applicable;

(g)any activities incidental to the foregoing; and

(h)the providing of indemnification to officers, managers and directors of Parent,

(ii) Parent and the U.S. Borrower shall not (a) create, incur, assume or suffer to exist any Lien on any of their respective assets (in each case, other than Liens pursuant to any Loan Document (including any New Term Facility) and non-consensual Liens arising solely by operation of Law), (b) incur any Indebtedness (other than in respect of Indebtedness under this Agreement and the other Loan Documents or, in the case of Parent, the Shareholder Debt), or (c) directly own any Equity Interests of any Person (other than, in the case of Parent, the Borrowers) or have any intercompany loan with Parent or any of its Subsidiaries.

Article VIII

Events of Default and Remedies

Section 8.01    Events of Default. Any of the following shall constitute an Event of Default:

(a)Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when due and as required to be paid herein, any amount of principal of any Loan or any Cash Collateral required pursuant to Section 2.03(k), or (ii) within five Business Days after the same becomes due and payable, any interest on any Loan or on any L/C Obligation, any L/C Obligation or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b)Specific Covenants. Any Borrower or any of the other Loan Parties fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to Parent and the Borrowers), 6.11, 6.19, 6.21 or in any Section of Article VII (subject to, in the case of the financial covenant contained in Section 7.10, the cure rights contained in Section 8.03); or

(c)Other Defaults. Parent or any other Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document to be performed or observed by it and such failure continues for 30 days after notice thereof by the Administrative Agent to Parent; or

(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Parent, any Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect if any such representation or warranty is already qualified by materiality) when made or deemed made; or

(e)Cross-Default. Any Loan Party or any Subsidiary (A) fails to make any payment or payments beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness solely among the Dutch Borrower and its Subsidiaries) having an aggregate outstanding principal amount of more than $5,000,000 or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other Disposition (including a Casualty Event) of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness or (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f)Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary (other than Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, a winding-up, an administration, an examinership, a dissolution, or a composition or makes an assignment for the benefit of creditors or any other action is commenced (by way of voluntary arrangement, scheme of arrangement or otherwise); or appoints, applies for or consents to the appointment of any receiver, administrator, examiner, administrative receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, receiver and manager, controller, monitor or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, examiner, administrative receiver, receiver and manager, controller, monitor or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or a material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or suspends making payments or enters into or consents to a moratorium or standstill arrangement in relation to its Indebtedness or is taken to have failed to comply with a statutory demand (or otherwise be presumed to be insolvent by applicable Law) or (ii) any writ or warrant of attachment or execution or similar process is issued, commenced or levied against all or a material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue, commencement or levy, or any analogous procedure or step is taken in any jurisdiction; or

(h)Judgments. There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $5,000,000 (to the extent not paid and not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA. (i) One or more ERISA Events occur or there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability) which event or events or unfunded liability or unfunded liabilities results or could reasonably be expected to result in liability of any Loan Party in an aggregate amount (determined as of the date of occurrence of such ERISA Event) which could reasonably be expected to result in a Material Adverse Effect, or (ii) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms that could reasonably be expected to result in a Material Adverse Effect; or

(j)Invalidity of Certain Loan Documents or Subordination Agreements. Any material provision of any Collateral Document, any Guaranty, the Convertible Debt Subordination Agreement, the Junior Intercreditor Deed or any other intercreditor or subordination agreement required to be entered into pursuant to the terms of this Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) ceases to be in full force and effect (except that any such failure to be in full force and effect with respect to the documents referred to in clause (ix) of the definition of “Loan Documents” shall constitute an Event of Default only if the Borrowers receive notice thereof and the Borrowers fail to remedy the relevant failure in all material respects within 15 days of receiving said notice); or any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document, any Guaranty, the Convertible Debt Subordination Agreement, the Junior Intercreditor Deed or any other intercreditor or subordination agreement required to be entered into pursuant to the terms of this Agreement; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document or the perfected first priority Liens created thereby (except as otherwise expressly provided in this Agreement or the Collateral Documents); or

(k)Change of Control. There occurs any Change of Control.

Section 8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)exercise, or instruct the Collateral Agent to exercise, on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, the Collateral Agent, the L/C Issuers and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the U.S. Bankruptcy Code, the obligation of each Lender to make Loans to the Borrowers and any obligation of the L/C Issuers to make L/C Credit Extensions to the Borrowers shall automatically terminate, the unpaid principal amount of all outstanding Loans to the Borrowers and all interest and other amounts as aforesaid shall automatically become due and payable, all Commitments shall automatically terminate, and the obligation of the Borrowers to Cash Collateralize its L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent, the Collateral Agent or any Lender.
Section 8.03    Right to Cure.

(a)Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, in the event that Parent fails to comply with the requirements of the financial covenant set forth in Section 7.10:

(i)from the end of the most recently ended fiscal quarter of Parent until the expiration of the tenth Business Day subsequent to the date the relevant financial statements are required to be delivered pursuant to Sections 6.01(a) or (b) (the last day of such period being the “Anticipated Cure Deadline”), Parent shall have the right to issue Equity Interests or obtain a contribution to its equity (which shall be in the form of common equity or Qualified Preferred Equity) in each case, for cash, and contribute the proceeds to the Dutch Borrower in the form of common Equity Interests (the “Cure Right”), and upon the receipt by the Dutch Borrower of such cash (the “Cure Amount”), pursuant to the exercise by Parent of such Cure Right, the calculation of Consolidated EBITDA as used in the financial covenant set forth in Section 7.10 shall be recalculated giving effect to the following pro forma adjustments:

(A)Consolidated EBITDA shall be increased, solely for the purpose of measuring the financial covenant set forth in Section 7.10 and not for any other purpose under this Agreement (including determining pricing or the availability or amount of any covenant baskets or carve-outs, by an amount equal to the Cure Amount; provided that (1) the receipt by Parent and the Dutch Borrower of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect whatsoever under this Agreement (including determining pricing or the availability or amount of any covenant baskets or carve-outs) and (2) no Cure Amount shall reduce Indebtedness on a Pro Forma Basis for the applicable period (or any subsequent period in which the Cure Amount is included in Consolidated EBITDA) for purposes of calculating the financial covenant set forth in Section 7.10 or calculating the Total Leverage Ratio; and

(B)if, after giving effect to the foregoing recalculations, Parent shall then be in compliance with the requirements of the financial covenant set forth in Section 7.10, Parent shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 7.10 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant set forth in Section 7.10 that had occurred shall be deemed cured for the purposes of this Agreement;

(ii)upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that Parent intends to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them, to terminate the Commitments held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the financial covenant set forth in Section 7.10, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline; and

(iii)50% of the Cure Amount shall be applied by the Borrowers in accordance with Section 2.04(b)(v).

(b)Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal-quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than three fiscal quarters in respect of which the Cure Right is exercised during the term of the Facilities and (iii) for purposes of this Section 8.03, the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the financial covenant set forth in Section 7.10.

Section 8.04    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law), any amounts received on account of the Obligations (whether as a result of a payment under a Guaranty, any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of

Debtor Relief Laws or otherwise and whether received in cash or otherwise) shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

(a)first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05 and amounts payable under Article III and amounts owing in respect of (x) the preservation of Collateral or the Collateral Agent’s security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents) payable to the Administrative Agent or the Collateral Agent in their respective capacities as such;

(b)second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent and the L/C Issuers pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

(c)third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, premium, interest and Letter of Credit fees) payable to the Lenders and the L/C Issuers (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d)fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause (d) held by them;

(e)fifth, (i) to payment of that portion of the Obligations constituting unpaid principal and premium of the Loans, the L/C Borrowings and obligations of the Loan Parties then owing under Secured Hedge Agreements and the Secured Cash Management Agreements (other than the Excluded Hedging/Cash Management Obligations) and (ii) to Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.14, ratably among the Lenders, the L/C Issuers, the Hedge Banks party to such Secured Hedge Agreements and the Cash Management Banks party to such Secured Cash Management Agreements in proportion to the respective amounts described in this clause (e) held by them; provided that (x) any such amounts applied pursuant to the foregoing subclause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuers to Cash Collateralize such L/C Obligations, (y) subject to Sections 2.03(d) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause (e) shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of unapplied Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 8.04;

(f)sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties (other than the Excluded Hedging/Cash Management Obligations), ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent, the Collateral Agent and the other Secured Parties;

(g)seventh, to the payment of all Excluded Hedging/Cash Management Obligations ratably among the Hedge Banks party to such Secured Hedge Agreements and the Cash Management Banks party to such Secured Cash Management Agreements in proportion to the respective amounts described in this clause (g) held by them; and

(h)last, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the Borrowers or as otherwise required by Law.
If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in accordance with the priority of payments set forth above. Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
It is understood and agreed by each Loan Party and each Secured Party that the Administrative Agent shall have no liability for any determinations made by it in this Section 8.04, in each case except to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Administrative Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition (or instruct the Collateral Agent to petition) a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent and/or Collateral Agent, as applicable, shall be entitled to wait for, and may conclusively rely on, any such determination.
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) in no circumstances shall proceeds of any Collateral constituting an asset of a Loan Party which is not a Qualified ECP Guarantor be applied towards the payment of any Obligations under Secured Hedge Agreements and (y) no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor.

Article IX

Administrative Agent, Collateral Agent and Other Agents

Section 9.01    Appointment and Authorization of Agents.

(a)Each Lender and L/C Issuer hereby irrevocably appoints Elavon Financial Services Limited to act on its behalf as Administrative Agent and U.S. Bank Trustees Limited to act on its behalf as Collateral Agent, in each case, hereunder and under the other Loan Documents, and designates and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent, as applicable, by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)Each of the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement), as the case may be, hereby or thereby (x) irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of) such Lender or, as applicable, such Hedge Bank or Cash Management Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto and (y) irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Law, a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly following the Administrative Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions. In this connection, the Collateral Agent (and any co-agents, sub-agents, receivers and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent or Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents, receivers and attorneys-in-fact were the Administrative Agent or Collateral Agent, as applicable, under the Loan Documents) and Section 10.04 as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent and the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders

(including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) and any Hedge Bank or Cash Management Bank.

Section 9.02    Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties and exercise their respective rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Agent-Related Persons. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Administrative Agent or the Collateral Agent, as determined in a final and non-appealable judgment by a court of competent jurisdiction. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent and/or the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or as Collateral Agent.

Section 9.03    Liability of Agents.

(a)No Agent-Related Person shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final and non-appealable judgment by a court of competent jurisdiction), (ii) liable for any action taken or not taken by it (A) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (B) in the absence of its own gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein, (iii) responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Arranger, the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, (iv) responsible for or have any duty to ascertain or inquire into the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder, (v) responsible for or have any duty to ascertain or inquire into the value or the sufficiency of any Collateral, (vi) responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Arranger, the Administrative Agent or the Collateral Agent or (vii) be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent or the Collateral Agent by the Borrowers or a Lender. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

(b)Neither the Administrative Agent nor the Collateral Agent shall have any duty to (i) take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan

Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; or (ii) disclose, except as expressly set forth herein and in the other Loan Documents, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

Section 9.04    Reliance by Agents.

(a)Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, Internet or intranet website posting or other distribution statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with, and rely upon (and be fully protected in relying upon), advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall not be liable for (i) failing or refusing to take any action under any Loan Document or (ii) taking any action permitted or required under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of (i) taking or continuing to take any such action or (ii) omitting to take such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in their respective opinion or in the opinion of their respective counsel, may expose the Administrative Agent or the Collateral Agent, as applicable, to liability or that is contrary to any Loan Document or applicable Law.

(b)For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent or Arranger shall have received notice from such Lender prior to the proposed Closing Date, specifying its objection thereto.
Section 9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. Such Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders or the Required Revolving Lenders, as applicable, in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06    Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person; provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, that to the extent any L/C Issuer is entitled to indemnification under this Section 9.07 solely in its capacity and role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer under this Section 9.07 (which indemnity shall be provided by such Lenders based upon their respective Pro Rata Share of the Revolving Facilities). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for such Agents’ Pro Rata Share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrowers; provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto; provided, further, that failure of any Lender to indemnify or reimburse the Administrative Agent or the Collateral Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as applicable.

Section 9.08    Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include such Agent in its individual capacity (unless otherwise expressly indicated or unless the context otherwise requires).

Section 9.09    Successor Agents. The Administrative Agent may resign as the Administrative Agent and the Collateral Agent may resign as the Collateral Agent, in each case, upon 30 days’ notice to the Lenders. If any Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrowers at all times other than during the existence of an Event of Default under Section 8.01(a), (f), or (g) (which consent of the Borrowers shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the relevant Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent, and the terms “Administrative Agent”, “Collateral Agent” and “Agent”, as applicable, shall mean such successor administrative agent, collateral agent and agent, as applicable, and the retiring Agent’s appointment, powers and duties as Administrative Agent and/or Collateral Agent shall be terminated. After a retiring Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement and the other Loan Documents. If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent by the date which is 30 days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and (i) the retiring Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor of such Collateral Agent is appointed) and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor of such Collateral Agent is appointed), (ii) all payments, communications and determinations provided to be made by, to or through the respective resigning Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 9.09 and (iii) the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all respective the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, as applicable. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor or upon the expiration of the 30-day period following the retiring Agent’s notice of resignation without a successor agent having been appointed, the relevant retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents but the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them solely in respect of the Loan Documents or Obligations, as applicable, while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable.

Section 9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, administrative receivership, judicial management, insolvency, liquidation, bankruptcy, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim (or instruct the Collateral Agent to file and prove a claim) for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the Administrative Agent, the Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers, the Administrative Agent and the Collateral Agent under Sections 2.03(g) and (h), 2.08, 9.07 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive (or instruct the Collateral Agent to collect and receive) any monies or other property payable or deliverable on any such claims and to distribute the same, and any administrator, administrative receiver, custodian, receiver, assignee, trustee, judicial manager, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the L/C Issuers, as applicable, to pay to the Administrative Agent or Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.08, 9.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.
Section 9.11    Collateral and Guaranty Matters. Each of the Lenders (including in their capacities as potential Hedge Banks party to a Secured Hedge Agreement and potential Cash Management Banks party to a Secured Cash Management Agreement) and each L/C Issuer irrevocably authorizes and directs the Administrative Agent and Collateral Agent to, and the Administrative Agent and Collateral Agent shall to the extent requested by Parent or, solely in the case of clause (e) below, to the extent provided for under this Agreement,

(a)release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made and (C) obligations and liabilities under Secured Cash Management Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank shall have been made) and the expiration or termination of all Letters of Credit (other than those which have been Cash Collateralized), (ii) that is sold, disposed of or distributed or to be sold, disposed of or distributed as part of or in connection with any transaction permitted hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or (iv) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) or (d) below;

(b)release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i), (p) and (bb);

(c)release any Subsidiary Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Subsidiary or otherwise becomes an Excluded Subsidiary described in clause (a), (e) or (h) of the definition thereof as a result of a transaction or designation permitted hereunder; provided that the release of any Subsidiary Guarantor from its obligations under the applicable Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof pursuant to a Disposition of less than all of the Equity Interests of such Guarantor shall only be permitted if at the time such Subsidiary Guarantor becomes an Excluded Subsidiary of such type or at the time Parent requests such release (1) such release shall constitute an Investment by Parent and/or other Loan Parties (as applicable) therein at the date of such release in an amount equal to the fair market value as determined in good faith by Parent’s and/or other Loan Parties’ (as applicable) Investment therein and such Investment is permitted pursuant to Section 7.02 (other than, solely with respect to the Equity Interests in such released Subsidiary, Section 7.02(e) or (f)) at such time and (2) a Responsible Officer of Parent certifies to the Administrative Agent and Collateral Agent compliance with preceding clause (1);

(d)if any Subsidiary Guarantor would become an Immaterial Subsidiary but for the application of clause (b) of such definition, and Parent notifies the Administrative Agent and Collateral Agent in writing that it wishes such Subsidiary Guarantor to be released from its obligations under the Guaranty and provides the Administrative Agent and Collateral Agent such certifications or documents as the Administrative Agent and Collateral Agent may reasonably request, (i) release such Subsidiary from its obligations under the Guaranty and (ii) release any Liens granted by such Subsidiary; provided that (x) no Default is continuing or would result from such release, (y) after giving Pro Forma Effect to such release, the Collateral Coverage Requirement shall be satisfied and (z) a Responsible Officer of Parent certifies to the Administrative Agent and Collateral Agent that such Subsidiary would become an Immaterial Subsidiary but for the application of clause (b) of such definition and compliance with preceding clauses (x) and (y); and

(e)establish intercreditor arrangements as contemplated by this Agreement.

Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent and Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent and Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that the Borrowers shall have delivered to the Administrative Agent and Collateral Agent a certificate of a Responsible Officer of the Borrowers certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.
The Administrative Agent and Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by Parent or any Subsidiary in connection therewith, nor shall the Administrative Agent or Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 9.12    Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “lead arranger” or “bookrunner”, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13    Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.14    Appointment of Supplemental Agents.

(a)It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by it in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)In the event that an Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either such Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrowers to pay the Agents’ expenses and to indemnify the Agents) that refer to an Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent or Collateral Agent shall be deemed to be references to the Administrative Agent, Collateral Agent and/or such Supplemental Agent, as the context may require.

(c)Should any instrument in writing from the Borrowers or any other Loan Party be required by any Supplemental Agent so appointed by any Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or Collateral Agent that appointed such Supplement Agent until the appointment of a new Supplemental Agent.

Section 9.15    Intercreditor Agreements. The Administrative Agent and the Collateral Agent, as applicable, are authorized and directed to, to the extent required by the terms of the Loan Documents, enter into (i) any Collateral Document, (ii) the Junior Intercreditor Deed, (iii) the Convertible Debt Subordination Agreement and (iv) any other intercreditor or subordination agreement contemplated hereunder or shall make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements), and the parties hereto acknowledge that any intercreditor or subordination agreement contemplated hereunder, any Collateral Document, and any consent, filing or other action will be binding upon them. Each of the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor or subordination agreement contemplated hereunder (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent, as applicable, to enter into any intercreditor or subordination agreement contemplated hereunder or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements).

Section 9.16    Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the IRS or other Governmental Authority applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to tax or interest and together with any and all expenses incurred, unless the Administrative Agent has been indemnified with respect to such amounts by the Borrowers or other Loan Party. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.16. The agreements in this Section 9.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.17    Instructions. (a) The Administrative Agent and Collateral Agent shall:

(i)subject to paragraph (d) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Administrative Agent or Collateral Agent, as applicable, in accordance with any instructions given to it by the Required Lenders; and

(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Lender or group of Lenders, in accordance with instructions given to it by that Lender or group of Lenders).

(b)The Administrative Agent and Collateral Agent shall be entitled to request instructions, or clarification of any instruction, from the Required Lenders (or, if this Agreement stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Administrative Agent and Collateral Agent, as applicable, may refrain from acting unless and until it receives those instructions or that clarification.
(c)Save the case of decisions stipulated to be a matter for any other Lender or group of Lenders under this Agreement and unless a contrary intention appears in this Agreement, any instructions given to the Administrative Agent or Collateral Agent, as applicable, by the Required Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

(d)Paragraph (a) above shall not apply:

(i)where a contrary indication appears in this Agreement or other applicable Loan Document;

(ii)where this Agreement requires the Administrative Agent or Collateral Agent, as applicable, to act in a specified manner or to take a specified action;

(iii)in respect of any provision which protects the Administrative Agent’s or Collateral Agent’s own position in its personal capacity as opposed to its role of Administrative Agent or Collateral Agent, as applicable, for the Secured Parties;

(iv)in respect of the exercise of the Administrative Agent’s or Collateral Agent’s discretion to exercise a right, power or authority under this Agreement or other Loan Document:

(e)In exercising any discretion to exercise a right, power or authority under the Loan Documents where either:

(i)it has not received any instructions as to the exercise of that discretion; or

(ii)the exercise of that discretion is subject to paragraph (d)(iv) above, the Administrative Agent or Collateral Agent, as applicable, shall do so having regard to the interests of all the Secured Parties.
(f)The Administrative Agent and Collateral Agent, as applicable, may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received an indemnification and/or security that it may in its discretion require which may be greater in extent than that contained in the Loan Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.
(g)In the absence of instructions, the Administrative Agent and the Collateral Agent, as applicable, may act (or refrain from acting) as it considers in its discretion to be appropriate.

Article X

Miscellaneous

Section 10.01    Amendments, etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Borrowers or the other applicable Loan Party, as the case may be, and either (x) the Required Lenders and acknowledged by the Administrative Agent and/or Collateral Agent, as applicable, or (y) the Administrative Agent and/or Collateral Agent (at the direction of the Required Lenders), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the reduction or termination of such Commitment pursuant to Section 2.05 or 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)postpone any date scheduled for, or waive or reduce in any other manner the amount of, any payment of principal of, or interest on, any Loan or L/C Borrowing or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last two paragraphs of this Section 10.01), it being understood that the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment of Loans under the Term Facilities (other than pursuant to Sections 2.06(a), (b) and (c)), shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;

(c)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the proviso following clause (i) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of Total Leverage Ratio or the component definitions thereof shall not constitute a reduction in any rate of interest or any fees based thereon; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d)modify Section 2.05(c), Section 2.12 or Section 8.04 or the definition of “Pro Rata Share” without the written consent of each Lender directly and adversely affected thereby;

(e)change (i) any provision of this Section 10.01 (other than the last two paragraphs of this Section 10.01), or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders or portion of the Loans or Commitments required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this Section 10.01(e)), without the written consent of each Lender, or (ii) the definition of “Required Revolving Lenders”, without the written consent of each Lender under the Revolving Facilities;

(f)other than in a transaction permitted under Section 7.04 or Section 7.05, release or agree to subordinate all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)other than in a transaction permitted under Section 7.04 or Section 7.05, release or agree to subordinate all or substantially all of the aggregate value of the Guaranty, or all or substantially all of the Guarantors, without the written consent of each Lender;

(h)change the currency in which any Loan is denominated without the written consent of each Lender holding such Loans; or

(i)increase the amount of the Letter of Credit Sublimit without the written consent of the Required Revolving Lenders and the L/C Issuer; provided, however, that any such increases shall not require the consent of any Lenders other than the Required Revolving Lenders and the L/C Issuer, and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Borrowers and the Lenders required above, affect the rights or duties of such L/C Issuer, in its capacity as such, under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in its capacity as such, in addition to the Borrowers and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document; and (iii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) no amendment, waiver or consent relating to Section 10.01(a), (b) or (c) may be effected and the principal amount of any Loan of any Defaulting Lender may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender.
This Section 10.01 shall be subject to any contrary provision of Section 2.13 or 2.16. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and (b) the Collateral Agent and the Borrowers shall be permitted to amend any provision of any Collateral Document or the Guaranty, or enter into any new agreement or instrument, to better implement the intentions of this Agreement and the other Loan Documents, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable Law, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document; provided that in the case of amendments contemplated by clause (a) above the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.
Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrowers may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) extend the scheduled Maturity Date and any amortization of the Loans and Commitments under such Facility and/or change the Applicable Rate and/or fees payable with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Facility” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, the Collateral Agent or any L/C Issuer, without such Person’s prior written consent.

In connection with any such loan modification offer, the Borrowers and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrowers and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. On the effective date of any loan modification applicable to any Revolving Facility, the Borrowers shall prepay any Revolving Credit Loans or L/C Advances (to the extent participated to Revolving Credit Lenders) outstanding under such Facility on such effective date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans or L/C Advances (to the extent participated to Revolving Credit Lenders), as the case may be, under such Facility ratable with any revised Pro Rata Share of a Revolving Credit Lender in respect of such Facility arising from any non-ratable loan modification to the Revolving Credit Commitments under such Facility under this Section 10.01. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12, Section 6.14 and/or Section 6.21 with respect to Parent, the Borrowers and all Subsidiary Guarantors.
Section 10.02        Notices; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:.

(i)if to the Borrowers, the Administrative Agent, the Collateral Agent or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and

(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b). Notwithstanding the foregoing, notices and other communications to the Administrative Agent, the Collateral Agent or an L/C Issuer by telecopier shall be deemed to have been given when received.
(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II by electronic communication. The Administrative Agent, the Collateral Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent or the Collateral Agent, as applicable, otherwise prescribes (with the Borrowers’ consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. Each of Parent, any other Loan Party, the Administrative Agent, the Collateral Agent and each L/C Issuer may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the Collateral Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.

(e)Reliance by Administrative Agent, Collateral Agent, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, as applicable, and each of the parties hereto hereby consents to such recording.

Section 10.03    No Waiver; Cumulative Remedies; Enforcement.

(a)No failure by any Lender, any L/C Issuer, the Collateral Agent or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(b)(i)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of the Collateral Agent, all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Collateral Agent) hereunder and under the other Loan Documents, (c) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (d) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.12), or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(i)In the event of a foreclosure by the Administrative Agent (or the Collateral Agent on the instructions of the Administrative Agent) on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender (or any Person nominated by them) may be the purchaser of any or all of such

Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders, in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale. The provision of this Section 10.03(b) is for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.04    Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Arranger, each L/C Issuer and the other Agents for all properly incurred out-of-pocket costs and expenses incurred in connection with (i) the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including properly incurred expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) and (ii) any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the properly incurred fees, disbursements and other charges of counsel (limited to the properly incurred fees, disbursements and other charges of one primary counsel to the Agents, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Lender, L/C Issuer, Agent or group of Lenders, L/C Issuers or Agents subject to such conflict) and, with respect to clause (i), subject to such arrangements as have been previously agreed), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the other Agents, the L/C Issuers and each Lender for all properly incurred out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including, without duplication of Indemnified Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, any proceeding under any Debtor Relief Law or in connection with any workout or restructuring and all documentary taxes associated with the Facilities), including the fees, disbursements and other charges of counsel (limited to the properly incurred fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Agent, the other Agents, the L/C Issuers and the Lenders taken as a whole, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Lender, L/C Issuer, Agent or group of Lenders, L/C Issuers or Agents subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 3.01 and in each case excluding any Excluded Taxes. The foregoing costs and expenses shall include, without duplication of Indemnified Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, all properly incurred search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other properly incurred out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within 30 days after invoiced or demand therefor (with an invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least one Business Day prior to the Closing Date). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent, the Collateral Agent or any Lender after any applicable grace periods have expired, in its sole discretion and the Borrowers shall immediately reimburse the Administrative Agent, the Collateral Agent or any such Lender, as applicable.

Section 10.05    Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless the Arranger, each other Agent-Related Person, each Lender, each L/C Issuer, each of their respective Affiliates and each partner, director, officer, employee, counsel, agent and representative of the foregoing and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and properly incurred or invoiced out-of-pocket fees and expenses (including the fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction, and (iii) one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any kind or nature whatsoever (for the avoidance of doubt not including Excluded Taxes, other than any Excluded Taxes that represent losses or damages arising from any non-Tax claim) which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (c) Parent or any Subsidiary’s violation of Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions/Export Control Laws and Regulations; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing or (B) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, the Collateral Agent, the Arranger or any other Agent or any L/C Issuer, in each case in their respective capacities as such, that did not involve actions or omissions of Parent or its Subsidiaries or any direct or indirect parent or controlling person of Parent or its Subsidiaries); or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Parent or any of its Subsidiaries, or any Environmental Liability (the preceding clauses (x) and (y) collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by Parent, its equity holders, its Affiliates, creditors or any other third person. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, nor shall any Indemnitee, Parent or any other Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not otherwise limit the indemnification obligations of the Loan Parties under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Parent, any other Loan Party, any of their respective directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrowers shall indemnify and hold harmless each Indemnitee in the manner set forth above. All amounts due under this Section 10.05 shall be payable within 30 days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the resignation of the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent, any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent and the Collateral Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07    Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Parent nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it); provided that:

(i)(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section 10.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall (other than with respect to any assignments with respect to which the Lender was previously identified and approved by Parent in the initial allocations during primary syndication) not be less than (1) $2,500,000 (or such lesser amount as is acceptable to the Administrative Agent and Parent), in the case of any assignment in respect of any Revolving Facility; and (2) $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent and Parent), in the case of any assignment in respect of a Term Facility, in each case unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Parent otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)no consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.07 and, in addition (A) the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment unless (1) a Default or an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is in respect of a Revolving Facility and is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund related thereto; provided that (1) Parent shall be deemed to have consented to any assignment unless it objects thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof and (2) Parent shall be deemed to have consented to an assignment to any Lender if such Lender was previously identified and approved in the initial allocations of the Loans provided by the Arranger to Parent, (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless such assignment is in respect of a Term Facility and to a Lender, an Affiliate of a Lender or an Approved Fund (provided that the Administrative Agent shall acknowledge any such assignment) and (C) the consent of each L/C Issuer (each such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of a Revolving Facility; provided, however, that no consent of any L/C Issuer shall be required for any assignment of a Term Loan;

(iv)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments and (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment). Each Eligible Assignee that is not an existing Lender shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) to any natural person or (C) to any Sponsor, Parent, any Borrower or any Affiliates or Subsidiaries of the foregoing Persons described in this clause (C) except as permitted under clause (i) below;

(vi)the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrowers evidencing such Loans to the Borrowers or the Administrative Agent; and

(vii)in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (subject to Section 10.07(k)), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).
(c)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and solely to the extent necessary for the Loans, L/C Obligations and L/C Borrowings to be considered as being in registered form for U.S. federal tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrowers, any Agent and any Lender (with respect to itself), at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.10 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations).

(d)Any Lender may at any time, without the consent of, or notice to, Parent, the Borrowers, the Administrative Agent or the L/C Issuers, sell participations to any Person (other than a natural person, any Sponsor, Parent, any Borrower, any Affiliates or Subsidiaries of the foregoing Persons, a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01 (provided, however, that the Participant shall only be required to provide the information requested by Section 3.01(g) to the Lender), 3.03 and 3.04 (subject to Section 10.07(k) and more generally the requirements and the limitations of such Sections and Section 3.07) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)Subject to Section 10.07(k), a Participant shall not be entitled to receive any greater payment under Section 3.01, 3.03 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a change in any Law after the Participant becomes a Participant.

(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment, and no foreclosure or other enforcement action in respect thereof, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Notwithstanding anything to the contrary herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (subject to Section 10.07(k) and more generally the requirements and the limitations of such Sections and Section 3.07); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including under Section 3.01, 3.03 or 3.04), except to the extent that the SPC’s right to a greater payment results from a change in any Law after the grant to the SPC takes place. Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)Notwithstanding anything to the contrary herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note or Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i)Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to the Dutch Borrower, but only if:

(i)(A) such assignment is made pursuant to a Dutch Auction open to all Term Lenders under the applicable Tranche on a pro rata basis or (B) such assignment is made as an open market purchase;

(ii)no Default has occurred and is continuing or would result therefrom;

(iii)the Dutch Borrower shall make a representation that, as of the date of any such assignment, it is not in possession of material non-public information with respect to the business of Parent, the Borrowers, their Subsidiaries or their respective securities that (i) has not been disclosed to the assigning Lender prior to such date and (ii) could reasonably be expected to have a material effect upon, or otherwise be material to a Lender’s decision to assign Term Loans to the Dutch Borrower (in each case, other than because such assigning Lender does not wish to receive material non-public information with respect to Parent, the Borrowers, their subsidiaries or their respective securities);

(iv)any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Dutch Borrower;

(v)the Dutch Borrower does not use the proceeds of any Revolving Facility to acquire such Term Loans;

(vi)after giving effect to any such assignment, the sum of (x) unrestricted cash and Cash Equivalents of the Dutch Borrower and the Subsidiary Guarantors and (y) (i) the Revolving Credit Commitment minus (ii) the Revolving Credit Outstandings, shall not be less than $20,000,000; and

(vii)in the case of an open market purchase, the aggregate principal amount of all Term Loans purchased pursuant to open market purchases since the Closing Date shall not, in the aggregate, exceed 20.0% of the principal amount of all Term Loans then outstanding (calculated as of the date of such purchase prior to giving effect to such purchase).

(j)Notwithstanding anything to the contrary herein, any L/C Issuer may, upon 30 days’ notice to the Borrowers and the Lenders, resign as an L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified a successor L/C Issuer willing to accept its appointment as successor L/C Issuer, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of any such L/C Issuer as L/C Issuer. If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and

(B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

(k)The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrowers (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the United States Treasury Regulations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers (to the extent it has been notified of such entry) and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement, notwithstanding notice to the contrary.

(l)Notwithstanding anything to the contrary contained herein, an assignment to any Person of Loans with respect to the Dutch Borrower shall only be permitted if the Person to whom the Loans are assigned is a Non-Public Lender.

Section 10.08    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliate’s respective partners, directors, officers, employees, trustees, representatives and agents, including accountants, legal counsel and other advisors and numbering administration and settlement service providers on a need to know basis it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices; (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f);

(c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing Agent’s or Lender’s legal counsel (in which case the disclosing Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, to promptly notify the Borrowers after disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrowers), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (g) with the written consent of the Borrowers; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Agent, L/C Issuer or Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market numbering agencies and outsource providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08.
For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 by such Lender or Agent. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Arranger, the Administrative Agent, the Collateral Agent, the Lenders and each L/C Issuer acknowledges that (i) the Information may include MNPI concerning Parent, the Borrowers or any of their Subsidiaries, (ii) it has developed compliance procedures regarding the use of MNPI and (iii) it will handle such MNPI in accordance with applicable Law, including United States federal and state securities Laws.
Section 10.09    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff, and (z) to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Loan Party shall be applied to any Excluded Swap

Obligations of such Loan Party. Each Secured Party agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have.

Section 10.10    Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof within a reasonable timeframe thereafter; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12    Integration; Effectiveness. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to any Agent or in respect of syndication of the Loans and Commitments, together constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 10.13    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent, any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than those which have been Cash Collateralized).

Section 10.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the applicable L/C Issuer, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15    Governing Law; Jurisdiction; etc.

(a)GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED THEREIN) SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS AGREEMENT, EACH OTHER LOAN DOCUMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY

OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 10.16    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.16 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, EACH LOAN PARTY (OTHER THAN THE U.S. BORROWER) PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE U.S. BORROWER (AND THE U.S. BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. IF FOR ANY REASON THE U.S. BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH SUCH LOAN PARTY AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

Section 10.16    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.16 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, EACH LOAN PARTY (OTHER THAN THE U.S. BORROWER) PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE U.S. BORROWER (AND THE U.S. BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. IF FOR ANY REASON THE U.S. BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH SUCH LOAN PARTY AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

Section 10.17    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18    Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter be binding upon and inure to the benefit of the Borrowers, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders or except as permitted by Section 7.04.

Section 10.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and Parent acknowledges and agrees, and each of them acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of Parent and its Subsidiaries and any Agent or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Arranger has advised or is advising Parent and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arranger are arm’s-length commercial transactions between Parent and its Subsidiaries, on the one hand, and the Agents and the Arranger, on the other hand, (C) each of the Borrowers and Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Borrowers and Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and Arranger is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent or the Borrowers or any of their respective Affiliates, or any other Person and (B) neither any Agent nor any Arranger has any obligation to Parent or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent, the Borrowers and their respective Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests and transactions to Parent, the Borrowers or their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and Parent hereby waives and releases any claims that it may have against the Agents, the Arranger, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20    Affiliate Activities. Each of the Borrowers and Parent acknowledges that each Agent and the Arranger (and its Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counselling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of Parent and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan documents, (ii) be customers or competitors of Parent and its Affiliates or (iii) have other relationships with Parent and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of Parent and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 10.20.

Section 10.21    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22    USA PATRIOT ACT. Each Lender that is subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the “PATRIOT Act”), the Administrative Agent (for itself and not on behalf of any Lender) and the Collateral Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent, the Collateral Agent or any Lender, provide all documentation and other information that the Administrative Agent, the Collateral Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.23    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable Law). The obligations of the Borrowers contained in this Section 10.23 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 10.24    Parallel Debt.

(a)Notwithstanding any other provision of any Loan Document, each Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to, and in the currency or currencies of, the Secured Obligations.

(b)The Parallel Debt of each Loan Party:

(i)shall become due and payable at the same time as its Secured Obligations; and

(ii)is a several obligation and is independent and separate from, and without prejudice to, its Secured Obligations.

(c)For purposes of this Section 10.24, the Collateral Agent:

(i)is the independent and separate creditor of each Parallel Debt;

(ii)acts in its own name and not as agent, representative or trustee of the Secured Parties and its claims in respect of each Parallel Debt and any security created pursuant to the Collateral Documents to secure each Parallel Debt shall not be held on trust; and

(iii)shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d)The Parallel Debt of a Loan Party shall be (i) decreased to the extent that its Secured Obligations have been irrevocably and unconditionally paid or discharged, and (ii) increased to the extent to that its Secured Obligations have increased, and the Secured Obligations of a Loan Party shall be decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged, provided that the Parallel Debt of a Loan Party shall never exceed its Secured Obligations.

(e)The rights of the Secured Parties (other than the Collateral Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice to, the respective rights of the Collateral Agent to receive payment under this Section 10.24.

(f)All amounts received or recovered by the Collateral Agent in connection with this Section 10.24, to the extent permitted by applicable law, shall be applied in accordance with Section 8.04.

(g)This Section 10.24 applies for the purpose of determining the secured obligations in the Collateral Documents governed by Dutch law and any other Collateral Document in which it is agreed by the parties thereto to have this Section 10.24 apply for the purpose of determining the secured obligations therein.

Section 10.25    Acknowledgement of Guarantor Parallel Debt For the purposes of determining the secured obligations in the Collateral Documents governed by Dutch law and any other Collateral Document in which it is agreed by the parties thereto to have Section 3 of the Guaranty apply for the purpose of determining the secured obligations therein, the Collateral Agent acknowledges the Guarantor Parallel Debt (as defined in the Guaranty).

Section 10.26    Representation of a Dutch Loan Party. If a Loan Party incorporated under the laws of the Netherlands is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement, deed or document referred to in or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to such document that the existence and extent of the attorney's authority and the effects of the attorney's exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duty executed as of the date first written above.
FORTISSIMO HOLDING B.V.
By:    /s/ Anwar Mahmood
Name: Anwar Mahmood
Title: Authorized Signatory

ACISION FINANCE LLC
By:    /s/ Anwar Mahmood
Name: Anwar Mahmood
Title: Authorized Signatory

[Signature Page to Acision Credit Agreement]

ACISION B.V.
By:    /s/ Anwar Mahmood
Name: Anwar Mahmood
Title: Authorized Signatory

[Signature Page to Acision Credit Agreement]

ELAVON FINANCIAL SERVICES LIMITED,
as Administrative Agent

By: /s/ Christopher Eastlake__________
Name: Christopher Eastlake
Title: Authorised Signatory

By: /s/ Nancy Sun__________________
Name: Nancy Sun
Title: Authorised Signatory

[Signature Page to Acision Credit Agreement]

U.S. BANK TRUSTEES LIMITED,
as Collateral Agent

By: /s/ Christopher Eastlake_______
Name: Christopher Eastlake
Title: Authorised Signatory

By: /s/ Nancy Sun_______________
Name: Nancy Sun
Title: Authorised Signatory

[Signature Page to Acision Credit Agreement]

JEFFERIES FINANCE LLC
as Lender

By:    /s/ Brian Buoye_____________
Name: Brian Buoye
Title: Managing Director

[Signature Page to Acision Credit Agreement]